Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re	x

	:	Chapter 11

:

SEVENTY SEVEN FINANCE INC., et al.,[1]	:	Case No. 16–11409 (LSS)

:

Debtors.	:

	:	Jointly Administered

x

FINDINGS OF FACT, CONCLUSIONS OF LAW AND ORDER

(I) APPROVING THE DEBTORS’ SOLICITATION AND

DISCLOSURE STATEMENT AND (II) CONFIRMING THE JOINT

PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION OF

SEVENTY SEVEN FINANCE INC. AND ITS AFFILIATED DEBTORS

The above-captioned debtors (collectively, the “Debtors”) having:

a.	distributed for solicitation, on or about May 9, 2016 (i) the Joint Prepackaged Chapter 11 Plan of Reorganization of Seventy Seven Finance Inc. and its Affiliated Debtors [Docket No. 17] (as amended and restated by the Amended Joint Prepackaged Chapter 11 Plan of Reorganization of Seventy Seven Finance Inc. and its Affiliated Debtors [Docket No. 160] (the “Amended Plan”) and as otherwise modified, amended, or supplemented from time to time, the “Plan”), (ii) the Solicitation and Disclosure Statement for the Joint Prepackaged Chapter 11 Plan of Reorganization of Seventy Seven Finance Inc. et al. [Docket No. 18] (the “Disclosure Statement”), and (iii) ballots for voting on the Plan to holders of Claims[2] entitled to vote on the Plan, namely holders of Class 3 Term Loan Claims, Class 4 Incremental Term Loan Claims, Class 5 OpCo Notes Claims, Class 10 Term Loan Guaranty Claims, Class 11 Incremental Term Loan Guaranty Claims, Class 12 OpCo Notes Guaranty Claims and Class 13 HoldCo Notes Guaranty Claims, in accordance with the terms of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”), the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware (the “Local Rules”);

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are: Seventy Seven Energy Inc. (8422); Seventy Seven Finance Inc. (3836); Seventy Seven Operating LLC (8399); Great Plains Oilfield Rental, L.L.C. (4318); Seventy Seven Land Company LLC (4346); Nomac Drilling, L.L.C. (9548); Performance Technologies, L.L.C. (5813); PTL Prop Solutions, L.L.C. (2147); SSE Leasing LLC (5764); Keystone Rock & Excavation, L.L.C. (8771); Western Wisconsin Sand Company, LLC (4510). The Debtors’ mailing address is 777 NW 63rd Street, Oklahoma City, Oklahoma 73116.
[2]

Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Plan, the Disclosure Statement, or the Bankruptcy Code (as defined herein), as applicable. The rules of interpretation set forth in Article 1.B of the Plan apply.

b.	commenced, on June 7, 2016 (the “Petition Date”), these Chapter 11 Cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code;

c.	filed,[3] on the Petition Date, the Plan and the Disclosure Statement;

d.	filed, on the Petition Date, the Motion Of Seventy Seven Finance et al., For Entry Of An Order (A) Scheduling A Combined Disclosure Statement Approval And Plan Confirmation Hearing, (B) Establishing A Plan And Disclosure Statement Objection Deadline And Related Procedures, (C) Approving The Solicitation Procedures and (D) Approving The Confirmation Hearing Notice [Docket No. 16] (the “Plan Scheduling Motion”);

e.	filed, on the Petition Date, the Declaration of Christina Pullo of Prime Clerk LLC Regarding the Solicitation of Votes and Tabulation of Ballots Cast on the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization of Seventy Seven Finance Inc. and its Affiliated Debtors [Docket No. 33], which detailed the results of the Plan voting process (the “Voting Report”);

f.	filed, on the Petition Date, the Declaration of Cary Baetz in Support of First Day Motions [Docket No. 22] (the “First Day Declaration”), detailing the facts and circumstances of the Debtors’ Chapter 11 Cases;

g.	served, on or about June 10, 2016, the Notice of (A) Commencement of Prepackaged Chapter 11 Bankruptcy Cases, (B) Combined Hearing on the Disclosure Statement, Confirmation of the Joint Prepackaged Chapter 11 Plan, and Related Matters, and (C) Objection Deadlines, and Summary of the Debtors’ Joint Prepackaged Chapter 11 Plan (the “Confirmation Hearing Notice”), which contained notice of the commencement of these Chapter 11 Cases, the date and time set for the hearing to consider approval of the Disclosure Statement and Confirmation of the Plan (the “Confirmation Hearing”), and the deadline for filing objections to the Plan and the Disclosure Statement, on all creditors and equity holders of the Debtors;

h.	published, on June 14, 2016, in The Wall Street Journal (National Edition), as evidenced by the Affidavit of Publication [Docket No. 99], (the “Publication Affidavit”), the Confirmation Hearing Notice, consistent with the order granting the Plan Scheduling Motion [Docket No. 69] (the “Plan Scheduling Order”);

i.	filed, on June 15, 2016, the Affidavit of Service of the Confirmation Hearing Notice [Docket No. 96] and, on June 23, 2016, the Supplemental Affidavit of Service of the Confirmation Hearing Notice [Docket No. 119] (together, the “Confirmation Hearing Notice Affidavits” and together with the Publication Affidavit, the “Affidavits”);

[3]	Unless otherwise indicated, use of the term “filed” herein refers also to the service of the applicable document filed on the docket in these chapter 11 cases, as applicable.

j.	filed, on June 30, 2016, the Notice of Debtors Proposed Assumption and Assignment of Executory Contracts and Unexpired Leases [Docket No. 146] (the “Assumption Notice”);

k.	filed, on June 30, 2016, the Plan Supplement for the Joint Prepackaged Chapter 11 Plan of Reorganization of Seventy Seven Finance Inc. and its Affiliated Debtors [Docket No. 148] (the “First Plan Supplement”);

l.	filed, on July 8, 2016, the Second Plan Supplement for the Joint Prepackaged Chapter 11 Plan of Reorganization of Seventy Seven Finance Inc. and its Affiliated Debtors [Docket No. 159] (the “Second Plan Supplement”);

m.	filed, on July 8, 2016, the Amended Plan;

n.	filed, on July 8, 2016, the Debtors’ Memorandum of Law in Support of an Order Approving the Debtors’ Disclosure Statement for, and Confirming, the Joint Prepackaged Chapter 11 Plan of Reorganization of Seventy Seven Finance Inc. and its Affiliated Debtors [Docket No. 161] (the “Confirmation Brief”) and the Declaration of Cary Baetz in Support of Confirmation of the Joint Prepackaged Chapter 11 Plan of Reorganization of Seventy Seven Finance Inc. and its Affiliated Debtors [Docket No. 162] (the “Baetz Declaration” and, together with the First Day Declaration, the “Declarations”);

o.	filed, on July 12, 2016, the Third Plan Supplement for the Joint Prepackaged Chapter 11 Plan of Reorganization of Seventy Seven Finance Inc. and its Affiliated Debtors [Docket No. 182] (the “Third Plan Supplement”);

p.	filed, on July 13, 2016, the Fourth Plan Supplement for the Joint Prepackaged Chapter 11 Plan of Reorganization of Seventy Seven Finance Inc. and its Affiliated Debtors [Docket No. 184] (the “Fourth Plan Supplement” and, together with the First Plan Supplement, the Second Plan Supplement and the Third Plan Supplement, as modified, amended, or supplemented from time to time, the “Plan Supplement” and which, for purposes of the Plan and this Confirmation Order, is included in the definition of “Plan”); and

q.	operated their businesses and managed their properties during these Chapter 11 Cases as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

The Court having:

a.	entered, on June 8, 2016, the Plan Scheduling Order;

b.	set July 13, 2016, at 10:00 a.m. (prevailing Eastern Time), as the date and time for the Confirmation Hearing, pursuant to Bankruptcy Rules 3017 and 3018 and sections 1126, 1128, and 1129 of the Bankruptcy Code, as set forth in the Plan Scheduling Order;

c.	reviewed the Plan, the Disclosure Statement, the Plan Supplement, the Confirmation Brief, the Declarations, the Voting Reports, the Confirmation Hearing Notice, the Affidavits, and all filed pleadings, exhibits, statements, and comments regarding approval of the Disclosure Statement and Confirmation, including all objections, statements, and reservations of rights;

d.	held the Confirmation Hearing;

e.	heard the statements and arguments made by counsel in respect of approval of the Disclosure Statement and Confirmation; and

f.	considered all oral representations, testimony, documents, filings, and other evidence regarding approval of the Disclosure Statement and Confirmation.

NOW, THEREFORE, it appearing to the Court that notice of the Confirmation Hearing, the Plan and the opportunity for any party in interest to object to approval of the Disclosure Statement and Confirmation have been adequate and appropriate as to all parties affected or to be affected by the Plan and the transactions contemplated thereby and that any party in interest so affected has had the opportunity to object to Confirmation, and the record of these Chapter 11 Cases and the legal and factual bases set forth in the documents filed in support of approval of the Disclosure Statement and Confirmation and other evidence presented at the Confirmation Hearing establish just cause for the relief granted herein; and after due deliberation thereon and good cause appearing therefor, the Court makes and issues the following findings of fact and conclusions of law, and orders:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS DETERMINED, FOUND, ADJUDGED, DECREED, AND ORDERED THAT:

A. Findings and Conclusions. The findings and conclusions set forth herein and in the record of the Confirmation Hearing constitute the Court’s findings of fact and conclusions of law under Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014. To the extent any of the following conclusions of law constitute findings of fact, or vice versa, they are adopted as such.

B. Jurisdiction, Venue, and Core Proceeding. The Court has jurisdiction over these Chapter 11 Cases pursuant to sections 157 and 1334 of title 28 of the United States Code and the Amended Standing Order of Reference from the United States District Court for the District of Delaware, dated February 29, 2012. The Court has exclusive jurisdiction to determine whether the Disclosure Statement and the Plan comply with the applicable provisions of the Bankruptcy Code and should be approved and confirmed, respectively. Venue is proper in this district pursuant to sections 1408 and 1409 of title 28 of the United States Code. Approval of the Disclosure Statement, including associated solicitation procedures, and Confirmation of the Plan are core proceedings within the meaning of section 157(b)(2) of title 28 of the United States Code.

C. Eligibility for Relief. The Debtors have been and remain entities eligible for relief under section 109 of the Bankruptcy Code and the Debtors are proper proponents of the Plan under section 1121(a) of the Bankruptcy Code.

D. Commencement and Joint Administration of these Chapter 11 Cases. On the Petition Date, each of the Debtors commenced a voluntary case under chapter 11 of the Bankruptcy Code. In accordance with the Order Directing Joint Administration of the Debtors’ Chapter 11 Cases [Docket No. 59], these Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Bankruptcy Rule 1015. Since the Petition Date, the Debtors have operated their businesses and managed their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed in these Chapter 11 Cases. No statutory committee of unsecured creditors or equity security holders has been appointed pursuant to section 1102 of the Bankruptcy Code in these Chapter 11 Cases.

E. Objections. No objections were filed to the Plan or the Disclosure Statement other than the United States Trustee’s Objection to Confirmation of the Joint Prepackaged Chapter 11 Plan of Reorganization of Seventy Seven Finance Inc. and Its Affiliated Debtors, dated June 6, 2016 [Docket No. 156]. All parties have had a full and fair opportunity to litigate all issues raised by solicitation or confirmation of the Plan. All unresolved informal objections, statements, and reservations of rights, if any, related to the Disclosure Statement or the confirmation of the Plan are OVERRULED on the merits.

F. Burden of Proof—Confirmation of the Plan. The Debtors, as proponents of the Plan, have met their burden of proving all applicable elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard for Confirmation, establishing the predicate for the findings set forth herein.

G. Notice. As evidenced by the Affidavits, due, adequate, and sufficient notice of the Disclosure Statement, the Plan, and the Confirmation Hearing, together with all deadlines for voting to accept or reject the Plan as well as objecting to the Disclosure Statement and the Plan, has been provided to: (a) the Office of the United States Trustee for the District of Delaware; (b) the holders of the 30 largest unsecured claims against the Debtors (on a consolidated basis); (c) counsel for the Consenting OpCo Noteholders; (d) counsel for the Consenting Incremental Term Loan Lenders; (e) counsel for the Consenting Term Loan Lenders, the Term Loan Agent and the Incremental Term Loan Agent; (f) counsel for the Consenting HoldCo Noteholders; (g) counsel for the DIP Lenders; (h) counsel for the Exit Lenders; and (i) any party that has requested notice pursuant to Bankruptcy Rule 2002 (the parties identified in clauses (a) through

(i), collectively, the “Core Notice Parties”). The Confirmation Hearing Notice was mailed to all known holders of Claims and Interests as of the Petition Date and was published in The Wall Street Journal (National Edition) on June 14, 2016 in compliance with Bankruptcy Rule 2002(l). Such notice was adequate and sufficient pursuant to section 1128 of the Bankruptcy Code, Bankruptcy Rules 2002 and 3020, and other applicable law and rules, and no other or further notice is or shall be required.

H. Disclosure Statement. The Disclosure Statement contains (a) sufficient information of a kind necessary to satisfy the disclosure requirements of all applicable nonbankruptcy laws, rules, and regulations, including the Securities Act, (b) “adequate information” (as such term is defined in section 1125(a) of the Bankruptcy Code and used in section 1126(b)(2) of the Bankruptcy Code) with respect to the Debtors, the Plan, and the transactions contemplated therein and (c) specific descriptions of releases and injunctions related thereto in accordance with bankruptcy Rule 3016(c), and the Disclosure Statement is therefore approved in all respects. The filing of the Disclosure Statement with the Clerk of the Court satisfied Bankruptcy Rule 3016(b).

I. Ballots. The Class of Claims entitled under the Plan to vote to accept or reject the Plan (the “Voting Class”) is set forth below:

Class	Designation
3	Term Loan Claims
4	Incremental Term Loan Claims
5	OpCo Notes Claims
10	Term Loan Guaranty Claims
11	Incremental Term Loan Guaranty Claims
12	OpCo Notes Guaranty Claims
13	HoldCo Notes Claims

As set forth and approved in the Plan Scheduling Order, the ballots the Debtors used to solicit votes to accept or reject the Plan from holders in the Voting Class adequately addressed the particular needs of these Chapter 11 Cases and were appropriate for holders in the Voting Class to vote to accept or reject the Plan. No other further ballots were required.

J. Solicitation. As described in the Voting Reports, the solicitation of votes on the Plan complied with (i) the solicitation procedures set forth in the Plan Scheduling Motion and approved in the Plan Scheduling Motion, and (ii) the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and any other applicable rules, laws, and regulations, including the registration requirements under the Securities Act and was appropriate and satisfactory based upon the circumstances of these Chapter 11 Cases. As described in the Voting Report, the Declarations and the Affidavits, as applicable, prior to the Petition Date, the Plan, the Disclosure Statement, and the applicable ballot(s) (collectively, the “Solicitation Packages”), and, following the Petition Date, the Confirmation Hearing Notice, were transmitted and served, including to all holders in the Voting Classes (other than holders in Classes 5 and 13 that were not Accredited Investors or Qualified Institutional Buyers), in compliance with the Bankruptcy Code, including sections 1125 and 1126 thereof, the Bankruptcy Rules, including Bankruptcy Rules 3017 and 3018, the Local Rules, the Plan Scheduling Order, and any applicable nonbankruptcy law. Transmission and service of the Solicitation Packages and the Confirmation Hearing Notice were timely, adequate, and sufficient. No further notice is or was required. As set forth in the Voting Report, the Solicitation Packages were distributed to holders in the Voting Classes that held a Claim as of May 4, 2016 (the date specified in such documents for the purpose of the solicitation). The establishment and notice of the Voting Record Date were reasonable and sufficient. The period during which the Debtors solicited acceptances or rejections to the Plan was a reasonable and sufficient period of time for holders in the Voting Classes to make an informed decision to accept or reject the Plan.

K. Non-Solicitation of Certain Classes. Under section 1126(f) of the Bankruptcy Code, the Debtors were not required to solicit votes from the holders of Claims or Interests, as applicable, in the Unimpaired Classes (defined below), each of which is conclusively presumed to have accepted the Plan. Also, the Debtors were not required to solicit votes from the holders of Interests in Class 14 (Existing HoldCo Interests), who were deemed to reject the Plan (the “Deemed Rejecting Class”).

L. Voting. As evidenced by the Voting Reports, votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith, and in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Disclosure Statement, and any applicable non-bankruptcy law, rule, or regulation.

M. Plan Supplement. The Plan Supplement complies with the Bankruptcy Code and the terms of the Plan, and the filing and notice of such documents are good and proper in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules, and no other or further notice is required. All documents included in the Plan Supplement are integral to, part of, and incorporated by reference into the Plan. Subject to the terms of the Plan and the Restructuring Support Agreement, and only consistent therewith, the Debtors and, as applicable, the applicable Restructuring Support Parties, reserve the right to alter, amend, update, or modify the Plan Supplement as well as the documents set forth therein before the Effective Date.

N. Financing Orders. On June 8, 2016, the Court entered the Interim Order Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364, and 507 and Fed. R. Bankr. P. 2002, 4001 and 9014 (I) Authorizing Debtors and Debtors in Possession to Obtain Postpetition Financing, (II) Authorizing Use of Cash Collateral, (III) Granting Liens and Super-Priority Claims, (IV) Granting Adequate Protection to Prepetition Secured Lenders, (V) Modifying the Automatic

Stay; (VI) Scheduling a Final Hearing, and (VII) Granting Related Relief [Doc. 70] (the “Interim DIP Order”), and on June 28, 2016 the Court entered the Final Order Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364, and 507 and Fed. R. Bankr. P. 2002, 4001 and 9014 (I) Authorizing Debtors and Debtors in Possession to Obtain Postpetition Financing, (II) Authorizing Use of Cash Collateral, (III) Granting Liens and Super-Priority Claims, (IV) Granting Adequate Protection to Prepetition Secured Lenders, (V) Modifying the Automatic Stay, and (VII) Granting Related Relief [Doc. 137] (the “Final DIP Order”).

O. Compliance with Bankruptcy Code Requirements—Section 1129(a)(1). The Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) of the Bankruptcy Code. In addition, the Plan is dated and identifies the Entities submitting it, thereby satisfying Bankruptcy Rule 3016(a).

(i) Proper Classification—Sections 1122 and 1123(a)(1). The Plan satisfies the requirements of sections 1122(a) and 1123(a)(1) of the Bankruptcy Code. Article III of the Plan provides for the separate classification of Claims and Interests into 14 Classes. Valid business, factual, and legal reasons exist for the separate classification of such Classes of Claims and Interests. The classifications reflect no improper purpose and do not unfairly discriminate between, or among, holders of Claims or Interests. Each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class.

(ii) Specified Unimpaired Classes—Section 1123(a)(2). The Plan satisfies the requirements of section 1123(a)(2) of the Bankruptcy Code. Articles III and IV of the Plan specify that Claims and Interests, as applicable, in the following Classes (the “Unimpaired Classes”) are Unimpaired under the Plan within the meaning of section 1124 of the Bankruptcy Code:

Class	Designation
1	Other Priority Claims
2	Other Secured Claims
6	General Unsecured Claims
7	Intercompany Claims
8	Intercompany Interests
9	Existing OpCo Interests

Additionally, Article II of the Plan specifies that Allowed Administrative Claims, DIP Loan Claims, Fee Claims, Priority Tax Claims and fees due and owing to the U.S. Trustee will be paid in full in accordance with the terms of the Plan, although these Claims are not classified under the Plan.

(iii) Specified Treatment of Impaired Classes—Section 1123(a)(3). The Plan satisfies the requirements of section 1123(a)(3) of the Bankruptcy Code. Articles III and IV of the Plan specify that Claims and Interests, as applicable, in the following Classes (the “Impaired Classes”) are Impaired under the Plan within the meaning of section 1124 of the Bankruptcy Code, and describes the treatment of such Classes:

Class	Designation
3	Term Loan Claims
4	Incremental Term Loan Claims
5	OpCo Notes Claims
10	Term Loan Guaranty Claims
11	Incremental Term Loan Guaranty Claims
12	OpCo Notes Guaranty Claims
13	HoldCo Notes Claims
14	Existing HoldCo Interests

(iv) No Discrimination—Section 1123(a)(4). The Plan satisfies the requirements of section 1123(a)(4) of the Bankruptcy Code. The Plan provides for the same treatment by the Debtors for each Claim or Interest in each respective Class unless the holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest.

(v) Adequate Means for Plan Implementation—Section 1123(a)(5). The Plan satisfies the requirements of section 1123(a)(5) of the Bankruptcy Code. The provisions in Article V and elsewhere in the Plan, and in the exhibits and attachments to the Plan and the Disclosure Statement, provide, in detail, adequate and proper means for the Plan’s implementation, including, among other things, regarding: (a) the Reorganized Debtors’ entry into the Exit Facility Documents;4 (b) consummation of the Exit Facility; (c) the Reorganized Debtors’ entry into the Term Loan Credit Agreement Amendment; (d) the Reorganized Debtors’ entry into a waiver with respect to certain provisions of the Incremental Term Supplement as set forth in Section 4.4 of the Plan (the “Incremental Term Supplement Waiver”); (e) grant of additional security interests in collateral to secure the obligations under each of the Exit Facility Documents, the Term Loan Documents and Incremental Term Loan Documents; (f) the issuance of New HoldCo Common Shares and New Warrants; (g) the cancellation of existing securities and agreements, and the surrender of existing securities (except as otherwise provided therein); (h) the settlement and discharge of Claims and Interests as set forth in the Plan; (i) the continued corporate existing of the Debtors as Reorganized Debtors and vesting of Estate assets in the Reorganized Debtors; (j) creation of and assignment of claims to the Litigation Trust; (k) payment of all fees and expenses of the Restructuring Support Parties, the DIP Agent, the Term Loan Agent, the Incremental Term Loan Agent, the

[4]

For purposes of this Confirmation Order, the terms “Exit Facility Documents” shall mean the Exit Facility Documents, as may be amended prior to the Effective Date with the consent of the Exit Lenders and the Requisite Consenting Creditors.

OpCo Notes Indenture Trustee and the HoldCo Notes Indenture Trustee; (l) the waiver of avoidance actions and preservation and vesting of certain Causes of Action in the Reorganized Debtors; (m) the authorization and the adoption of and entry into the Amended Charter and the Amended By-Laws with respect to each of the Debtors (collectively, the “New Organizational Documents”); (n) the appointment of the directors and officers for the Reorganized Debtors; (o) assumption of Existing Benefit Agreements; and (p) indemnification of directors, officers and employees.

(vi) Voting Power of Equity Securities—Section 1123(a)(6). The Plan satisfies the requirements of section 1123(a)(6) of the Bankruptcy Code. It prohibits the issuance of non-voting Equity Securities as required by such section. The Amended Charters of the Debtors contain this prohibition.

(vii) Directors and Officers—Section 1123(a)(7). The Plan satisfies the requirements of section 1123(a)(7) of the Bankruptcy Code. Section 5.9 of the Plan contains provisions regarding the manner of selection of the members of the New Board and the officers and directors of Reorganized HoldCo are identified in the Plan Supplement, which may be modified and/or supplemented prior to the Effective Date. The selection of the New Board and the officers, directors, and/or managers of each of the Reorganized Debtors is consistent with the interests of all holders of Claims and Interests, and public policy.

(viii) Impairment/Unimpairment of Classes—Section 1123(b)(1). The Plan is consistent with section 1123(b)(1) of the Bankruptcy Code. Articles III and IV of the Plan impair or leave Unimpaired each Class of Claims and Interests. In the case of Other Secured Claims in Class 2, such holders shall, for avoidance of doubt, retain any Liens they may have in respect of the Collateral securing such Other Secured Claims until the satisfaction thereof.

(ix) Assumption—Section 1123(b)(2). The Plan is consistent with section 1123(b)(2) of the Bankruptcy Code. Article VIII of the Plan provides for the assumption or assumption and assignment of the Debtors’ executory contracts and unexpired leases not previously assumed, assumed and assigned, or rejected during these Chapter 11 Cases under section 365 of the Bankruptcy Code.

(x) Releases, Exculpation, Injunction, and Preservation of Claims and Causes of Action—Section 1123(b)(3). Section 10.6(a) of the Plan describes certain releases granted by the Debtors, the Reorganized Debtors and the Estates (the “Debtor Releases”). Such releases are a necessary and integral element of the Plan, and are fair, reasonable, and in the best interests of the Debtors, the Estates, and holders of Claims and Interests. Also, the Debtor Releases are: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good-faith settlement and compromise of the Claims released by Section 10.6(a) of the Plan; (c) given, and made, after due notice and opportunity for hearing; and (d) a bar to any of the Debtors, the Reorganized Debtors and the Estates asserting any Claim or Cause of Action released by Section 10.6(a) of the Plan.

(xi) Section 10.6(b) of the Plan describes certain releases (the “Third-Party Release”) granted by (i) the holders of all Claims or Interests who voted to accept the Plan, (ii) the holders of Claims or Interests that are Unimpaired under this Plan, (iii) the holders of Claims or Interests whose vote to accept or reject the Plan was solicited but who did not vote either to accept or to reject the Plan, (iv) the holders of Claims or

Interests who voted to reject the Plan but did not opt out of granting the releases set forth in Section 10.6(b), (v) holders of Claims that are not Accredited Investors or Qualified Institutional Buyers that did not opt out of granting the releases set forth herein, and (vi) the DIP Agent, solely in its capacity as DIP Agent (collectively, the “Releasing Parties”) of the Released Parties which include the Debtors, the Debtors’ non-Debtor affiliates, the Restructuring Support Parties, the DIP Agent, the DIP Lenders, the Prepetition ABL Agent, the Prepetition ABL Lenders, the Term Loan Agent, the Incremental Term Loan Agent, the predecessor to the Term Loan Agent and the Incremental Term Loan Agent, the OpCo Notes Indenture Trustee, the HoldCo Notes Indenture Trustee and the parties related to all of the foregoing as more fully set forth in Section 1.1 of the Plan.

(xii) The Third-Party Release is consensual with respect to the Releasing Parties. First, the Confirmation Hearing Notice sent to holders of Claims and Interests and published in The Wall Street Journal (National Edition) on June 14, 2016 unambiguously stated that the Plan contains the Third-Party Release. Second, the ballots sent to all holders of Impaired Claims entitled to vote on the Plan included clear instructions for how such holders could vote against the Plan and opt out of the Third-Party Releases. Importantly, the inclusion of the Restructuring Support Parties in the Third-Party Release was a material inducement for their participation, negotiation and ultimate resolution of Claims through the Restructuring Support Agreement and Plan.

(xiii) The exculpation, described in Section 10.7 of the Plan (the “Exculpation”), is appropriate under applicable law because it was proposed in good faith, was formulated following extensive good-faith, arm’s-length negotiations with key constituents, and is appropriately limited in scope. Without limiting anything in the

Exculpation, each Exculpated Party has participated in good faith not only in these Chapter 11 Cases, but also in the negotiation and formulation of the Plan prior to the commencement of the Chapter 11 Cases, and is appropriately released and exculpated from any obligation, Cause of Action, or liability for any act taken or omitted to be taken in connection with, or arising from or relating in any way to, the restructuring of the Debtors or the Chapter 11 Cases, including, as applicable, but not limited to, the negotiation and pursuit of the Disclosure Statement, the Restructuring Support Agreement, the Restructuring Transactions, the Plan or the solicitation of votes for, or confirmation of, the Plan; the funding of the Plan; the occurrence of the Effective Date; the administration of the Plan or the property to be distributed under the Plan; the issuance of securities under or in connection with the Plan; or the transactions in furtherance of any of the foregoing.

(xiv) The injunction provisions set forth in Sections 10.5 and 10.8 of the Plan are necessary to implement, preserve, and enforce the Debtors’ discharge, the Debtor Releases, the Third-Party Release, and the Exculpation, and are narrowly tailored to achieve this purpose.

(xv) Section 10.10 of the Plan provides that the Reorganized Debtors will retain, and may assert, all rights to commence and pursue, as appropriate, any and all Causes of Action except for Causes of Action that have been expressly waived, settled, or otherwise released as provided in Sections 5.14 (with respect to Avoidance Actions), 10.6, 10.7 and 10.8, whether arising before or after the Petition Date in accordance with section 1123(b)(3)(B) of the Bankruptcy Code. The provisions regarding the preservation of Causes of Action in the Plan are appropriate, fair, equitable, and reasonable, and are in the best interests of the Debtors, the Estates, and holders of Claims and Interests.

(xvi) The release and discharge of all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates described in Section 5.8 of the Plan (the “Lien Release”), except as otherwise expressly provided in the Plan and this Confirmation Order, is necessary to implement the Plan. The provisions of the Lien Release are appropriate, fair, equitable, and reasonable and are in the best interests of the Debtors, the Estates, and holders of Claims and Interests.

(xvii) Additional Plan Provisions—Section 1123(b)(6). The other discretionary provisions of the Plan are appropriate and consistent with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1123(b)(6) of the Bankruptcy Code.

(xviii) Cure of Defaults—Section 1123(d). In accordance with section 1123(d) of the Bankruptcy Code, Article X of the Plan provides for the satisfaction of Cure Claims associated with each executory contract or unexpired lease to be assumed pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code. All Cure Claims will be determined in accordance with the underlying agreements and applicable law.

P. Debtor Compliance with the Bankruptcy Code—Section 1129(a)(2). The Debtors have complied with the applicable provisions of the Bankruptcy Code and, thus, satisfied the requirements of section 1129(a)(2) of the Bankruptcy Code. Specifically, each Debtor:

a.	is an eligible debtor under section 109, and a proper proponent of the Plan under section 1121(a), of the Bankruptcy Code;

b.	has complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Court; and

c.	complied with the applicable provisions of the Bankruptcy Code, including sections 1125 and 1126, the Bankruptcy Rules, the Local Rules, any applicable nonbankruptcy law, rule and regulation, the Plan Scheduling Order, and all other applicable law, in transmitting the Solicitation Packages, and related documents and notices, and in soliciting and tabulating the votes on the Plan.

Q. Plan Proposed in Good Faith—Section 1129(a)(3). The Plan satisfies the requirements of section 1129(a)(3) of the Bankruptcy Code. The Debtors have proposed the Plan in good faith and not by any means forbidden by law. In so determining based on the evidence presented to this Court, including the Declarations, the Plan, the Disclosure Statement and the other motions and pleadings filed and the testimony elicited, the Court has examined the totality of the circumstances surrounding the filing of these Chapter 11 Cases, the Plan itself, the Restructuring Support Agreement, the process leading to Confirmation, including the overwhelming support of holders of Claims in the Voting Classes for the Plan, and the transactions to be implemented pursuant thereto. These Chapter 11 Cases were filed, and the Plan was proposed, with the legitimate purpose of allowing the Debtors to reorganize and emerge from bankruptcy with a capital and organizational structure that will allow them to conduct their businesses and satisfy their obligations with sufficient liquidity and capital resources.

R. Payment for Services or Costs and Expenses—Section 1129(a)(4). The procedures set forth in the Plan for the Court’s review and ultimate determination of the fees and expenses to be paid by the Debtors in connection with these Chapter 11 Cases, including, but not limited to, compensation for services rendered by and reimbursement of expenses of Professional Persons and the Restructuring Expenses, satisfy the objectives of, and are in compliance with, section 1129(a)(4) of the Bankruptcy Code.

S. Directors, Officers, and Insiders—Section 1129(a)(5). The Debtors have satisfied the requirements of section 1129(a)(5) of the Bankruptcy Code. Section 5.9 of the Plan, in conjunction with the Plan Supplement, disclose the identity and affiliations of the individuals proposed to serve as the initial directors and officers of the Reorganized Debtors, and the identity and nature of any compensation for any insider who will be employed or retained by the Reorganized Debtors. The appointments to, or continuance in, such offices by the proposed directors and officers is consistent with the interests of the holders of Claims and Interests and with public policy.

T. No Rate Changes—Section 1129(a)(6). Section 1129(a)(6) of the Bankruptcy Code is not applicable to these Chapter 11 Cases. The Plan proposes no rate change subject to the jurisdiction of any governmental regulatory commission.

U. Best Interest of Creditors—Section 1129(a)(7). The Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code. The liquidation analysis attached to the Disclosure Statement and the other evidence related thereto in support of the Plan that was proffered or adduced in the Declarations or at the Confirmation Hearing: (a) are reasonable, persuasive and credible; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; and (d) establish that each holder of an Allowed Claim and Interest in an Impaired Class (i) has accepted the Plan or (ii) will recover at least as much under the Plan on account of such Claim or Interest, as of the Effective Date, as such holder would receive if the Debtors were liquidated, on the Effective Date, under chapter 7 of the Bankruptcy Code.

V. Acceptance by Certain Classes—Section 1129(a)(8). Classes 1, 2, 6, 7, 8 and 9 constitute Unimpaired Classes, each of which is conclusively presumed to have accepted the

Plan in accordance with section 1126(f) of the Bankruptcy Code. The Voting Classes, Classes 3, 4, 5, 10, 11, 12 and 13, have voted to accept the Plan. However, holders of Existing HoldCo Interests in Class 14 were not solicited and are deemed to have rejected the Plan because the enterprise value of the Debtors was less than the aggregate amount of claims against the Debtors. Nevertheless, holders of Interests in Class 14 will receive the distributions provided under the Plan. Accordingly, notwithstanding the foregoing, the Plan is confirmable despite the failure to satisfy section 1129(a)(8) because, as set forth below, it satisfies sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

W. Treatment of Claims Entitled to Priority Under Section 507(a) of the Bankruptcy Code—Section 1129(a)(9). The treatment of Administrative Claims, DIP Loan Claims, Fee Claims, and Priority Tax Claims, under Article II of the Plan, and of Other Priority Claims under Article III of the Plan, satisfies the requirements of, and complies in all respects with, section 1129(a)(9) of the Bankruptcy Code.

X. Acceptance by At Least One Impaired Class—Section 1129(a)(10). The Plan satisfies the requirements of section 1129(a)(10) of the Bankruptcy Code. As evidenced by the Voting Reports, each Voting Class voted to accept the Plan by more than the requisite numbers and amounts of Claims, determined without including any acceptance of the Plan by any insider (as that term is defined in section 101(31) of the Bankruptcy Code), specified under the Bankruptcy Code.

Y. Feasibility—Section 1129(a)(11). The Plan satisfies the requirements of section 1129(a)(11) of the Bankruptcy Code. The financial projections attached to the Disclosure Statement and the other evidence supporting Confirmation of the Plan proffered or adduced by the Debtors in the Declarations or at, prior to, or in connection with, the Confirmation Hearing:

(a) are reasonable, persuasive and credible; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; (d) establish that the Plan is feasible and Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization of the Reorganized Debtors or any successor to the Reorganized Debtors under the Plan; and (e) establish that the Reorganized Debtors will have sufficient funds available to meet their obligations under the Plan. The Debtors have demonstrated a reasonable assurance of the Plan’s prospects for success.

Z. Payment of Fees—Section 1129(a)(12). The Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code. Section 12.4 of the Plan provides for the payment of all fees payable by the Debtors under 28 U.S.C. § 1930(a).

AA. Continuation of Employee Benefits—Section 1129(a)(13). The Plan satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code. Section 8.4 of the Plan provides that from and after the Effective Date, the payment of all retiree benefits will continue in accordance with applicable law.

BB. Non-Applicability of Certain Sections—Sections 1129(a)(14), (15), and (16). Sections 1129(a)(14), 1129(a)(15), and 1129(a)(16) of the Bankruptcy Code do not apply to these Chapter 11 Cases. The Debtors owe no domestic support obligations, are not individuals, and are not nonprofit corporations.

CC. “Cram Down” Requirements—Section 1129(b). The Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code. Notwithstanding the fact that the Deemed Rejecting Class has been deemed to reject the Plan, the Plan may be confirmed pursuant to section 1129(b)(l) of the Bankruptcy Code. First, all of the requirements of section 1129(a) of the Bankruptcy Code other than section 1129(a)(8) have been met. Second, the Plan is fair and equitable with respect to the Deemed Rejecting Class. The Plan has been proposed in good faith, is reasonable and meets the requirements that no Holder of any Claim or Interest that is junior to the Deemed Rejecting Class will receive or retain any property under the Plan on account of such junior Claim or Interest and no Holder of a Claim or Interest in a Class senior to such Classes is receiving more than 100% on account of its Claim. Accordingly, the Plan is fair and equitable towards all Holders of Interests in the Deemed Rejecting Class. Third, the Plan does not discriminate unfairly because similarly situated creditors will receive substantially similar treatment on account of their Claims and Interests irrespective of Class. The Plan may therefore be confirmed despite the fact that not all Impaired Classes have voted to accept the Plan.

DD. Only One Plan—Section 1129(c). The Plan satisfies the requirements of section 1129(c) of the Bankruptcy Code. The Plan is the only chapter 11 plan filed in each of these Chapter 11 Cases.

EE. Principal Purpose of the Plan—Section 1129(d). The Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code. The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act.

FF. Small Business Case—Section 1129(e). The Chapter 11 Case is not a small business case within the meaning of the Bankruptcy Code. Accordingly, section 1129(e) of the Bankruptcy Code is inapplicable to the Chapter 11 Case.

GG. Good Faith Solicitation—Section 1125(e). Each of (a) the Debtors, (b) the Reorganized Debtors, (c) the Exit Agent, (d) the Exit Lenders, (e) the Restructuring Support Parties, (f) the Term Loan Agent, (g) the Incremental Term Loan Agent, (h) the Professionals of the Debtors, (i) the legal and financial advisors to the Restructuring Support Parties, the Exit Agent, the Term Loan Agent and the Incremental Term Loan Agent and (j) any and all affiliates, directors, officers, members, managers, shareholders, partners, employees, attorneys, and advisors of each of the foregoing, as applicable, have solicited acceptance or rejection of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and have participated in the offer and issuance of securities, including the New HoldCo Common Shares and the New Warrants, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, and are therefore entitled to the protections afforded by section 1125(e) of the Bankruptcy Code.

HH. Satisfaction of Confirmation. Based on the foregoing, the Plan satisfies the requirements for Confirmation set forth in section 1129 of the Bankruptcy Code.

II. Valuation. The valuation analysis contained in the Disclosure Statement and the Declarations provide the basis for the Plan and is reasonable and credible. All parties in interest have been given the opportunity to challenge the valuation analysis, and no one has provided credible evidence to refute it. The valuation analysis (x) is reasonable, persuasive and credible, (y) uses reasonable and appropriate methodologies and assumptions, and (z) has not been controverted by other evidence.

JJ. Likelihood of Satisfaction of Conditions Precedent to the Effective Date. Each of the conditions precedent to the Effective Date, as set forth in Section 9.2 of the Plan, has been or is reasonably likely to be satisfied or waived in accordance with Section 9.3 of the Plan.

KK. Implementation of Plan. All documents and agreements necessary to implement the Plan, including those contained in the Plan Supplement, and all other relevant and necessary documents and agreements, and any actions required of the Debtors or the Reorganized Debtors pursuant to the Plan, are essential elements of the Plan and consummation of each such agreement or the taking of any such action is in the best interests of the Debtors, the Estates, and holders of Claims and Interests. The Debtors have exercised reasonable business judgment in determining to enter into the contemplated agreements, and the agreements have been negotiated in good faith, at arm’s-length, are fair and reasonable, and shall, upon completion of such documentation and execution, be valid, binding, and enforceable agreements and not be in conflict with any federal or state law.

LL. Executory Contracts and Unexpired Leases. Article VIII of the Plan provides, pursuant to sections 365 and 1123(b)(2) of the Bankruptcy Code, for the assumption, assumption and assignment, or rejection of certain Executory Contracts and Unexpired Leases. The Debtors’ determination regarding the assumption and assumption and assignment of Executory Contracts and Unexpired Leases is based on, and within the sound business judgment of, the Debtors, is necessary to the implementation of the Plan, and is in the best interests of the Debtors, their Estates, holders of Claims, and other parties in interest in the Chapter 11 Case. The Debtors have provided notice in the Assumption Notice that they are assuming all executory contracts and unexpired leases of the Debtors and that no cure amounts are owed.

MM. Releases, Exculpations and Injunctions of Released Parties, Exculpation Parties and Solicitation Parties. The Debtor Releases constitute good-faith compromises and settlements of the matters covered thereby. Such compromises and settlements are made in exchange for consideration and (i) are in the best interests of the Debtors, their Estates and Holders of Claims and Interests; (ii) are fair, equitable, and reasonable; and (iii) are integral elements of the restructuring and resolution of the Chapter 11 Cases in accordance with the Plan and the Restructuring Support Agreement. The failure to approve the Debtor Releases would seriously impair the Debtors’ ability to confirm the Plan. Each provision of the Debtor Releases (i) is within the jurisdiction of the Court under 28 U.S.C. § 1334; (ii) is an essential means of implementing the Plan pursuant to section 1123(a)(5) of the Bankruptcy Code; (iii) is an integral element of the settlements and transactions incorporated into the Plan; (iv) confers a material benefit on, and is in the best interests of, the Debtors, their Estates, and Holders of Claims and Interests; (v) is important to the overall objectives of the Plan to finally resolve all Claims and Interests among or against the parties in interest in the Chapter 11 Cases with respect to the Debtors’ reorganization; and (vi) is consistent with sections 105, 1123 and 1129 of the Bankruptcy Code and all other applicable law.

NN. Each non-Debtor Released Party that will benefit from the Debtor Releases either shares an identity of interest with the Debtors, was instrumental to the successful prosecution of the Chapter 11 Cases, and/or provided a substantial contribution to the Debtors, which value provided a significant benefit to the Debtors’ Estates, and which will allow for distributions that would not otherwise be available to the Holders of HoldCo Notes Claims, Existing HoldCo Interests, General Unsecured Claims and other stakeholders but for the contributions made by such non-Debtor parties under the global settlement embodied in the Plan.

OO. The Third-Party Releases are, individually and collectively, integral to, and necessary for the successful implementation of, the Plan, essential to the Debtors’ reorganization and supported by substantial consideration. The Third-Party Release pursuant to Section 10.6(b) of the Plan is subject to the terms of the Plan and is completely consensual and binding upon the Releasing Parties, including (i) the holders of all Claims or Interests who vote to accept the Plan, (ii) the holders of Claims or Interests that are Unimpaired under the Plan, (iii) the holders of Claims or Interests whose vote to accept or reject the Plan is solicited but who do not vote either to accept or to reject the Plan, (iv) the holders of Claims or Interests who vote to reject the Plan but do not opt out of granting the releases set forth herein, (v) holders of Claims that are not

Accredited Investors or Qualified Institutional Buyers that do not opt out of granting the releases set forth in the Plan, and (vi) the DIP Agent, solely in its capacity as DIP Agent. The ballots explicitly stated the following: (a) those who submit a ballot voting to reject the Plan and choose not to opt out of the Third-Party Releases will be deemed to have consented to the Third-Party Releases; (b) those that vote to accept the Plan are automatically deemed to accept the Third-Party Releases; (c) those that abstain from voting are automatically deemed to accept the Third-Party Releases; and (d) with respect to Classes 5 and 13, those that are not an Accredited Investor or Qualified Institutional Buyer that do not contact the Debtors’ Voting Agent to opt out of the Third-Party Releases will be deemed to have consented to the Third-Party Releases.

PP. Those Holders of Claims submitting a Ballot voting to accept the Plan, those who voted to reject the Plan and chose not to opt out of the Third-Party Releases, those that are not an Accredited Investor or Qualified Institutional Buyer that chose not to contact the Debtors’ Voting Agent to opt out of the Third-Party Releases and/or those who abstained from voting on the Plan were given due and adequate notice that they would be consenting to the Third-Party Releases by acting in such a manner. The Third-Party Releases were also disclosed and explained on the Ballots, in the Disclosure Statement and Plan and in the Confirmation Hearing Notice. Accordingly, in light of all of the circumstances, the Third-Party Releases satisfy the applicable standards in this Circuit and other Circuits. Accordingly, in light of all of the circumstances, the Third-Party Releases satisfy the applicable standards contained in In re Indianapolis Downs, LLC, 486 B.R. 286, 303 (Bankr. D. Del. 2013), are fair to the Releasing Parties and are otherwise appropriate under In re W.R. Grace & Co., 475 B.R. 34, 107 (D. Del. 2012).

QQ. In addition, the exculpation provisions set forth in Section 10.7 of the Plan are essential to the Plan. The record in these Chapter 11 Cases fully supports the Exculpation set forth in Section 10.7 of the Plan, which is appropriately tailored to protect the Exculpated Parties. In light of among other things, the critical nature of the exculpation to the Plan and the substantial contribution of the Exculpated Parties to these Chapter 11 Cases, the Exculpation contained in Section 10.7 is appropriate.

RR. Disclosure of Facts. The Debtors have disclosed all material facts regarding the Plan, including with respect to consummation of the Exit Facility Documents, the Term Loan Credit Agreement Amendment, the Incremental Term Supplement Waiver, the Intercreditor Agreement, the Litigation Trust Agreement and the New Organizational Documents, and the fact that each applicable Debtor will emerge from its chapter 11 case as a validly existing corporation, limited liability company, partnership, or other form, as applicable, with separate assets, liabilities, and obligations.

SS. Good Faith. The Debtors, the Released Parties, and the Releasing Parties have been and will be acting in good faith if they: (a) consummate the Plan and the agreements, settlements, transactions, and transfers contemplated thereby; and (b) take the actions authorized and directed by this Confirmation Order to reorganize the Debtors’ businesses and effect the Exit Facility Documents, the Term Loan Credit Agreement Amendment, the Incremental Term Supplement Waiver, the Intercreditor Agreement, the Litigation Trust Agreement, the New Organizational Documents and the other transactions contemplated under the Plan.

TT. Redomiciliation of HoldCo. Seventy Seven Energy Inc., an Oklahoma corporation, in its capacity as a debtor in possession pursuant to sections 1101, 1107(a) and 1108 of the Bankruptcy Code, may convert into a Delaware limited liability company (for which it would elect to be treated as a corporation for U.S. federal income tax purposes, and in turn, into a Delaware corporation, with the resultant corporation being respected as the same debtor entity.

UU. Exit Facility. The Exit Facility Documents are essential elements of the Plan, and entry into the Exit Facility, as may be amended prior to the Effective Date with the consent of the Requisite Consenting Creditors (as defined in the Restructuring Support Agreement) under the Exit Facility Commitment Letter, is in the best interests of the Debtors, their Estates, and their creditors. The Debtors have exercised sound business judgment in determining to enter into the Exit Facility and have provided adequate notice thereof. The Exit Facility has been negotiated in good faith and at arm’s length among the Debtors and the lenders thereto, without the intent to hinder, delay or defraud any creditor of the Debtors, and any credit extended and loans made to the Reorganized Debtors by the Exit Agent and the Exit Lenders pursuant to the Exit Facility Documents, as applicable, and any fees paid thereunder (or to be paid on the Effective Date to the Exit Agent, the Exit Lenders and their various advisors and counsel) are deemed to have been extended, issued, and made in good faith.

VV. Amendments to Debt Facilities and Related Documentation. The Term Loan Credit Agreement Amendment, the Incremental Term Supplement Waiver and the Intercreditor Agreement are essential elements of the Plan, and entry into such documents, as may be amended prior to the Effective Date with the consent of the Requisite Consenting Creditors (as defined in the Restructuring Support Agreement) under the Plan and the Restructuring Support Agreement, is in the best interests of the Debtors, their Estates, and their creditors. The Debtors have exercised sound business judgment in determining to enter into the Term Loan Credit Agreement Amendment, Incremental Term Supplement Waiver and the Intercreditor Agreement and have provided adequate notice thereof. The Term Loan Credit Agreement Amendment,

Incremental Term Supplement Waiver and the Intercreditor Agreement have been negotiated in good faith and at arm’s length among the Debtors and the parties thereto, and any credit extended, loans made or accommodations granted to the Reorganized Debtors by the parties to the Term Loan Credit Agreement Amendment, Incremental Term Supplement Waiver and the Intercreditor Agreement pursuant to such documents, as applicable, and any fees paid thereunder (or to be paid on the Effective Date to the various advisors and counsel of the parties to the Term Loan Credit Agreement Amendment, Incremental Term Supplement Waiver and the Intercreditor Agreement) are deemed to have been extended, issued, and made in good faith.

WW. No Change of Control. Notwithstanding anything to the contrary in any of the DIP Loan Documents, the Exit Facility Documents, the Term Loan Documents or the Incremental Term Loan Documents, the implementation of the Restructuring and the other actions in furtherance of the restructuring contemplated by the Restructuring Support Agreement or the Plan, including without limitation the issuance of the HoldCo New Common Shares and New Warrants and the resulting beneficial ownership thereof as exists immediately following the Effective Date (including as a result of and giving effect to the Stockholders Agreement) are deemed to not constitute a “Change of Control” as defined in any such documents.

XX. Management Incentive Program. The Management Incentive Program will be implemented by the New Board.

YY. Waiver of Stay. Under the circumstances, it is appropriate that the 14-day stay imposed by Bankruptcy Rules 3020(e) and 7062(a) be waived.

ORDER

IT IS ORDERED, ADJUDGED, DECREED, AND DETERMINED THAT:

1. Findings of Fact and Conclusions of Law. The above-referenced findings of fact and conclusions of law are hereby incorporated by reference as though fully set forth herein and constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable herein by Bankruptcy Rule 9014. To the extent that any finding of fact is determined to be a conclusion of law, it is deemed so, and vice versa.

2. Disclosure Statement. The Disclosure Statement is approved in all respects.

3. Ballots. The ballots for the Voting Class are approved in all respects.

4. Solicitation. The solicitation of votes on the Plan complied with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, all other provisions of the Bankruptcy Code, and all other applicable rules, laws, and regulations, and was appropriate and satisfactory and is approved in all respects.

5. Notice of the Confirmation Hearing. Notice of the Confirmation Hearing was appropriate and satisfactory and is approved in all respects.

6. Confirmation of the Plan. The Plan including the Plan Supplement is approved in its entirety (subject only to any modifications made pursuant to the terms of this Confirmation Order) and CONFIRMED under section 1129 of the Bankruptcy Code.

7. Objections. All objections and all reservations of rights pertaining to Confirmation or approval of the Disclosure Statement that have not been withdrawn, waived, or settled are overruled on the merits.

8. No Action Required. Under the provisions of the Delaware General Corporation Law, including section 303 thereof, other applicable non-bankruptcy law and section 1142(b) of the Bankruptcy Code, no action of the respective directors, equity holders, managers, or members of the Debtors is required to authorize the Debtors to enter into, execute, deliver, file, adopt, amend, restate, consummate, or effectuate, as the case may be, the Plan, the transactions contemplated thereby, and any contract, assignment, certificate, instrument, or other document to be executed, delivered, adopted, or amended in connection with the implementation of the Plan, including (a) the adoption and filing of the New Organizational Documents; (b) the authorization, issuance, and distribution of New HoldCo Common Shares and New Warrants; (c) the adoption or assumption, as applicable, of Executory Contracts or Unexpired Leases; (d) the entry into the Exit Facility and the execution and delivery of the Exit Facility Documents (as may be amended prior to the Effective Date with the consent of the Commitment Parties (as defined in the Exit Facility Commitment Letter) and the Requisite Consenting Creditors), as applicable, (e) the entry into the Term Loan Credit Agreement Amendment and the execution and delivery of the related documentation (as may be amended prior to the Effective Date with the consent of the Requisite Consenting Creditors), as applicable, and the procurement of Credit Ratings; (f) the entry into the Incremental Term Supplement Waiver and the execution and delivery of the related documentation (as may be amended prior to the Effective Date with the consent of the Requisite Consenting Creditors), as applicable; (g) the entry into the Intercreditor Agreement and the execution and delivery of the related documentation (as may be amended prior to the Effective Date with the consent of the Requisite Consenting Creditors), as applicable; and (h) creation of the Litigation Trust and entry into the Litigation Trust Agreement.

9. Binding Effect. Upon the occurrence of the Effective Date, the terms of the Plan are immediately effective and enforceable and deemed binding on the Debtors, the Reorganized Debtors, and any and all holders of Claims or Interests (irrespective of whether such holders of Claims or Interests have, or are deemed to have, accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, exculpations, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to executory contracts and unexpired leases with the Debtors. The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Entity.

10. Continued Corporate Existence. Except as otherwise provided in the Plan or this Confirmation Order, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and, with respect to Reorganized HoldCo, as a corporation under Delaware law and pursuant to its Amended Charter and the Amended By-Laws.

11. Prior to the Effective Date, the Debtors are authorized and may take all actions as may be necessary and appropriate to effect the conversion of HoldCo from an Oklahoma corporation to a Delaware corporation, including (i) the execution and delivery of appropriate agreements or other documents, including the filing of any certificates of conversion with the applicable governmental authorities of the states of Oklahoma and Delaware, to (a) convert Holdco from an Oklahoma corporation to a Delaware limited liability company (taxed as corporation), with all outstanding Existing HoldCo Interests immediately prior to such conversion being cancelled upon such conversion in exchange for and representing a number of units of the limited liability company of converted Holdco equal to the number of shares of the Existing HoldCo Interests; and (b) immediately thereafter, convert HoldCo from a Delaware limited liability company to a Delaware corporation, with all outstanding limited liability company units of converted HoldCo in its form as a Delaware limited liability company immediately prior to such conversion being cancelled upon such conversion in exchange for shares in HoldCo in its form as a Delaware corporation in a number equal to that of the Existing HoldCo Interests held immediately prior to the conversion of Holdco into a Delaware limited liability company, with such shares in HoldCo in its form as a Delaware corporation constituting Existing HoldCo Interests for purpose of the Plan and this Confirmation Order; and (ii) all other actions that the applicable Entities determine to be necessary or appropriate, including, without limitation, making filings or recordings that may be required by applicable law. The terms of the limited liability agreement of Holdco are approved in all respects. Upon the conversion of Holdco from an Oklahoma corporation to a Delaware limited liability company in accordance with clause (a) of this paragraph 11, the limited liability agreement of Holdco will be deemed to have been adopted and become effective. Each of HoldCo in its form as a Delaware limited liability company and HoldCo, in its form as a Delaware corporation, shall be successors and/or newly organized successors to HoldCo, in its form as Oklahoma corporation, as the case may be.

12. On the Effective Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by or necessary or appropriate to effectuate the Plan, including, without limitation: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of the Plan and the Plan Documents and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms to which the applicable parties agree; (c) the filing of appropriate certificates of incorporation and memoranda and articles of association and amendments thereto, reincorporation, merger, consolidation, conversion or dissolution pursuant to applicable law; (d) the consummation of the Restructuring

Transactions; and (e) all other actions that the applicable Entities determine to be necessary or appropriate, including, without limitation, making filings or recordings that may be required by applicable law.

13. Revesting of Assets. Except as otherwise provided in the Plan, including without limitation, the incurring of obligations and the granting of liens and security interests in the Reorganized Debtors’ assets and properties in accordance with the terms of the Exit Facility Agreement, the other Exit Facility Documents, the Term Loan Credit Agreement, the Term Loan Guaranty, the other Term Loan Documents, the Intercreditor Agreement, the Incremental Term Supplement, the Incremental Term Loan Guaranty and the other Incremental Term Loan Documents, on and after the Effective Date, all Assets of the Estates, including all claims, rights and Causes of Action (subject only to the Causes of Action constituting Contributed Claims assigned and transferred to the Litigation Trust) and any property acquired by the Debtors under or in connection with the Plan, shall vest in each respective Reorganized Debtor that is the successor of the Debtor that owns such Asset free and clear of all Claims, Liens, charges, other encumbrances and Interests. Subject to the terms of the Plan, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and prosecute, compromise or settle any Claims (including any Administrative Expense Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professionals’ fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

14. Cancellation of Existing Agreement, Notes and Equity Interests. On the Effective Date, except for the purpose of evidencing a right to a Plan Distribution or as otherwise specifically provided for in the Plan or this Confirmation Order, the obligations of the Debtors under the Restructuring Support Agreement, the OpCo Notes, the HoldCo Notes, the OpCo Notes Indenture and the HoldCo Notes Indenture and any other certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in any of the Debtors giving rise to any Claim or Interest (except such certificates, notes, or other instruments or documents evidencing indebtedness or obligations of any Debtors that will be specifically incurred or continuing in effect pursuant to the Plan, including the obligations under the Exit Facility Documents, the Term Loan Documents, the Term Loan Guaranty, the Incremental Term Loan Documents, the Incremental Term Loan Guaranty and the Intercreditor Agreement), shall be cancelled as to any such Debtors, and the Reorganized Debtors shall not have any continuing obligations thereunder; and the obligations of any of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, by-laws, or certificate or articles of incorporation or similar documents governing the Restructuring Support Agreement, the OpCo Notes, the HoldCo Notes and any other shares, certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of any of the Debtors (except such agreements, certificates, notes, or other instruments evidencing indebtedness or obligations of any Debtors that specifically continue to be in effect pursuant to the Plan or assumed by any such Debtors, including the obligations that will be incurred or continuing in effect under the Exit Facility Documents, the Term Loan Credit Agreement, the Term Loan Guaranty, the other Term Loan Documents, the Intercreditor

Agreement, the Incremental Term Supplement, the Incremental Term Loan Guaranty and the other Incremental Term Loan Documents) shall be released and discharged; provided, however, that, notwithstanding the occurrence of the Confirmation Date or the Effective Date, any such indenture or agreement that governs the rights of the holder of a Claim shall continue in effect solely for purposes of (a) allowing holders of such Claims to receive distributions under the Plan as provided therein, (b) allowing the OpCo Notes Indenture Trustee and the HoldCo Notes Indenture Trustee, as applicable, to make distributions under the Plan as provided therein, and deduct therefrom such reasonable compensation, fees, and expenses due thereunder or incurred in making such distributions, to the extent not paid by the Debtors and authorized under such agreement, (c) allowing the OpCo Notes Indenture Trustee and the HoldCo Notes Indenture Trustee, as applicable, to seek compensation and/or reimbursement of fees and expenses in accordance with the terms of the Plan and (d) allowing the OpCo Notes Indenture Trustee and the HoldCo Notes Indenture Trustee, as applicable, to maintain and assert any rights or exercise any charging liens for reasonable fees, costs and expenses thereunder, including, without limitation the right to seek indemnification. For the avoidance of doubt, the Exit Facility Commitment Letter and the Restructuring Support Agreement shall continue to be valid, binding and effective according to their terms, and all parties retain their rights and obligations thereunder until the occurrence of the Effective Date, unless otherwise indicated therein.

15. Distributions. The procedures governing distributions contained in Article VI of the Plan shall be, and hereby are, approved in their entirety.

16. Disallowance of Claims. Except as otherwise specifically provided for in the Plan or this Confirmation Order or otherwise agreed, all proofs of claim filed against the Debtors (including those filed after the Effective Date), shall be deemed withdrawn. The deemed withdrawal of all proofs of claim filed on account of General Unsecured Claims is without prejudice to such claimant’s right to assert such Claim in any forum as if the Chapter 11 Cases had not been commenced.

17. Preservation of Causes of Action. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan (such as the Avoidance Actions set forth in paragraph 18 below), the Final DIP Order (given that the Objection Period (as defined in the Final DIP Order) has expired) or by a Final Order, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date as set forth in the Plan (other than those Causes of Action constituting Contributed Claims assigned and transferred to the Litigation Trust). Nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims, Causes of Action, rights of setoff or recoupment or other legal or equitable defenses that the Debtors had immediately before the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law. Subject to Sections 10.6, 10.7 and 10.8 of the Plan, the Reorganized Debtors shall have, retain, reserve and be entitled to assert all such claims, Causes of Action, rights of setoff or recoupment and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

18. Notwithstanding anything to the contrary in the Plan or in this Confirmation Order, in accordance with Section 5.14 of the Plan, on the Effective Date, the Debtors shall be deemed to have waived the right to prosecute, and to have settled and released for fair value, any avoidance or recovery actions under sections 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code or other applicable law that belong to the Debtors on account of paying or having paid all General Unsecured Claims in full pursuant to an Order of the Bankruptcy Court or the Plan, provided that, for the avoidance of doubt, the foregoing waiver shall not include any of the Contributed Claims.

19. Release of Liens. Upon the entry of the Reorganized Debtors into the Exit Facility and the conversion of an Allowed DIP Loan Claim into obligations under the Exit Facility, or promptly thereafter, each of the Reorganized Debtors and the holders of such Allowed DIP Loan Claims shall execute and deliver, as applicable, any amendments, modifications or other documents reasonably required to amend, restate, modify or otherwise render such financing statements, security instruments, pledges, mortgages, mechanics’ or other statutory liens, lis pendens or similar interests or documents as valid, continuing, perfected and enforceable liens and security interests in all of the assets and properties of the Reorganized Debtors pledged as collateral security for all of the Obligations (as defined in the Exit Facility Credit Agreement) incurred and arising under the Exit Facility Documents.

20. Except as otherwise expressly provided in the Plan or this Confirmation Order, upon the full payment or other satisfaction of an Allowed Other Secured Claim, or promptly thereafter, the holder of such Allowed Other Secured Claim shall deliver to the Debtors or Reorganized Debtors, as applicable, any Collateral or other property of a Debtor held by such holder, together with any termination statements, instruments of satisfaction or releases of all security interests with respect to its Allowed Other Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory liens, lis pendens or similar interests or documents.

21. Exit Facility. In accordance with the terms of the Plan, the Allowed DIP Loan Claims shall be settled, satisfied, released and discharged upon the entry by the Reorganized Debtors into, and the effectiveness of the Exit Facility. All DIP Loans (including any outstanding Letters of Credit), plus all accrued, unpaid interest, fees, costs and expenses, shall be ratified, assumed and converted to obligations under the Exit Facility. The Debtors and the Reorganized Debtors are authorized (with the consent of the Requisite Consenting Creditors and in accordance with the terms of the Exit Facility Documents), without further approval of the Bankruptcy Court and without the need for any further corporate action or action by the Debtors or the Reorganized Debtors, to enter into, execute, negotiate and deliver, or cause to be executed, negotiated and delivered, the Exit Facility Credit Agreement and the other Exit Facility Documents, including all related agreements, documents, instruments, and certificates relating to the Exit Facility, and to perform their obligations thereunder, including the payment of all fees, indemnities and expenses provided for therein. The Exit Facility Documents, any related agreements, and the transactions and fees contemplated thereby (including the Facility Fee, the Commitment Expenses and the Arrangement Fee to be paid at closing to the Commitment Parties (as defined in the Exit Facility Commitment Letter) under the Exit Facility Commitment Letter) are approved in their entirety and, upon the satisfaction of all applicable conditions, the Exit Facility shall be in full force and effect and valid, binding, and enforceable in accordance with its terms. The loans and other extensions of credit contemplated by the Exit Facility Documents and any other documents executed in connection therewith, and the granting of liens and security interests to secure such loans, other extensions of credit, and guarantees are approved and authorized in all respects, including in any and all jurisdictions to the extent such documents are necessary. The Reorganized Debtors are hereby authorized to (a) borrow and grant all liens, security interests and encumbrances under such Exit Facility Documents and use the proceeds of such borrowings for any purpose permitted thereunder, and (b) perform all of their obligations under the Exit Facility Documents, including the payment of all fees, expenses, losses, damages, indemnities and other amounts (including any applicable refinancing premiums and applicable fees) provided under the Exit Facility Documents.

22. As of the Effective Date, without any further action by the Court or the directors, officers, managers, members, or stockholders of the Reorganized Debtors, the liens and security interests granted pursuant to the Exit Facility Documents will constitute (a) valid, binding, perfected and enforceable first-priority liens and security interests in the Exit Facility Priority Collateral and (b) valid, binding, perfected and enforceable third-priority liens and security interests in the Term Loan Collateral, and such liens and security interests will constitute legal, valid and binding obligations of the Reorganized Debtors (and their subsidiaries). The holder(s) of Liens under the Exit Facility Documents, including the Exit Facility Agent, are authorized (i) to file, with the appropriate authorities, agreements, financing statements, mortgages, instruments and other documents (the “Exit Facility Perfection Documents”), (ii) to take possession of or control over, or (iii) to take any other action in order to evidence, validate and perfect such liens or security interests to the extent provided in the Exit Facility Documents, the Intercreditor Agreement and the Plan.

23. Subject in all cases to the terms and provisions of the Exit Facility Documents, the Debtors and the Reorganized Debtors (or their affiliates) are authorized to execute and deliver to the Exit Facility Agent and Exit Facility Lenders any Exit Facility Perfection

Documents, or, to the extent provided in the Exit Facility Documents, obtain all governmental approvals and consents the Exit Facility Agent or Exit Facility Lenders may reasonably request or that are required to establish and perfect such liens and security interests under the provisions of the applicable state, provincial, federal, or other law, including any that would be applicable in the absence of the Plan and this Confirmation Order, and are authorized to cooperate to make all other filings and recordings that otherwise would be reasonably necessary under applicable law to perfect and/or give notice of such liens and security interests to third parties. Whether the Exit Facility Perfection Documents are filed prior to, on or after the Effective Date (i) such Exit Facility Perfection Documents will be valid, binding, enforceable and in full force and effect as of the Effective Date, and (ii) the Liens and security interests granted under or in connection with the Exit Facility Documents will become valid, binding and enforceable obligations of the Reorganized Debtors (and their subsidiaries) as of the Effective Date, and the priorities of such mortgages, pledges, Liens and other security interests shall be as set forth in the Exit Facility Documents, the Intercreditor Agreement and/or the Plan, as applicable. The granting of such liens and security interests, the making of such loans and other extensions of credit, the payment of fees contemplated thereunder, and the execution and consummation of the Exit Facility have been and are being undertaken in good faith, for legitimate business purposes, for reasonably equivalent value, and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer and shall not be otherwise subject to avoidance, recharacterization or subordination (including equitable subordination) for any purpose whatsoever under the Bankruptcy Code or any other applicable non-bankruptcy law.

24. Notwithstanding the entry of this Confirmation Order, from the Confirmation Date through the Effective Date, all of the claims, liens, interests, rights, priorities, protections and remedies afforded to the DIP Agent and DIP Lenders in the Final DIP Order shall remain in full force and effect, and shall constitute, and continue to constitute, the legal, valid, binding and enforceable obligations of the Debtors, which shall not be impaired, prejudiced or modified in any way at any time prior to the Effective Date.

25. DIP Agent and DIP Lenders shall be released from any and all liability, responsibility, and/ or obligation to hold, reserve for, or otherwise fund or ensure the funding of the Carve-Out (as defined in the Final DIP Order) or any other expenses included within the Carve-Out and from any obligation, responsibility or liability to Debtors, any of the Professionals (as defined in the Final DIP Order) or any other third party to pay, fund or otherwise satisfy the fees and expenses of such Professionals.

26. Term Loan Credit Agreement Amendment and Additional Security. The Debtors and the Reorganized Debtors are authorized (with the consent of the Requisite Consenting Creditors), without further approval of the Bankruptcy Court and without the need for any further corporate action or action by the Debtors or the Reorganized Debtors, to enter into, execute, negotiate and deliver, or cause to be executed, negotiated and delivered, the Term Loan Credit Agreement Amendment and any Term Loan Documents executed in connection therewith and to perform their obligations under the foregoing agreements. The Term Loan Credit Agreement Amendment is approved in its entirety and the Term Loan Credit Agreement as amended by the Term Loan Credit Agreement Amendment, the Term Loan Guaranty and/or the other Term Loan Documents shall be in full force and effect and valid, binding, and enforceable in accordance with their terms. The Reorganized Debtors are hereby authorized to perform all of their obligations under the Term Loan Credit Agreement, as amended by the Term Loan Credit Agreement Amendment, the Term Loan Guaranty and/or the other Term Loan

Documents, including the payment of all fees, expenses, losses, damages, indemnities and other amounts (including any applicable refinancing premiums and applicable fees) provided under the Term Loan Guaranty and the other Term Loan Documents, as modified by the Term Loan Credit Agreement Amendment.

27. As of the Effective Date, without any further action by the Court or the directors, officers, managers, members, or stockholders of the Reorganized Debtors, the liens and security interests granted to the Term Loan Agent for the benefit of the Term Loan Lenders pursuant to the Plan, the Term Loan Credit Agreement, the Term Loan Guaranty and/or the other Term Loan Documents will constitute (a) valid, binding, perfected and enforceable first-priority liens and security interests in the Term Loan Collateral and (b) valid, binding, perfected and enforceable second-priority liens and security interests in the Exit Facility Priority Collateral, and such liens and security interests will constitute legal, valid and binding obligations of the Reorganized Debtors. The holder(s) of liens and security interests under the Term Loan Credit Agreement, the Term Loan Guaranty and the other Term Loan Documents are authorized (i) to file, with the appropriate authorities, agreements, financing statements, mortgages, instruments and other documents (the “Term Loan Perfection Documents”), (ii) to take possession of or control over, or (iii) to take any other action in order to evidence, validate and perfect such liens or security interests to the extent provided in the Term Loan Credit Agreement, the Term Loan Guaranty, the other Term Loan Documents, the Intercreditor Agreement and the Plan.

28. The Debtors and the Reorganized Debtors (or their affiliates) are authorized to execute and deliver to the Term Loan Agent any Term Loan Perfection Documents, or, to the extent provided in the Term Loan Credit Agreement, the Term Loan Guaranty or the other Term Loan Documents, obtain all governmental approvals and consents the Term Loan Agent or the

Term Loan Lenders may reasonably request or that are required to establish and perfect such liens and security interests under the provisions of the applicable state, provincial, federal, or other law, including any that would be applicable in the absence of the Plan and this Confirmation Order, and are authorized to cooperate to make all other filings and recordings that otherwise would be reasonably necessary under applicable law to perfect and/or give notice of such liens and security interests to third parties. Whether the Term Loan Perfection Documents are filed prior to, on or after the Effective Date (i) such Term Loan Perfection Documents will be valid, binding, enforceable and in full force and effect as of the Effective Date, and (ii) the liens and security interests granted under or in connection with the Term Loan Guaranty and/or the other Term Loan Documents will be valid, binding and enforceable obligations of the Reorganized Debtors as of the Effective Date, and the priorities of such mortgages, pledges, liens and other security interests shall be as set forth in the Term Loan Guaranty, the other Term Loan Documents, the Intercreditor Agreement and/or the Plan, as applicable. The granting of such liens and security interests and the execution and consummation of the Term Loan Credit Agreement Amendment, the Term Loan Documents and the Term Loan Perfection Documents have been and are being undertaken in good faith, for legitimate business purposes, for reasonably equivalent value, and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer and shall not be otherwise subject to avoidance, recharacterization or subordination (including equitable subordination) for any purpose whatsoever under the Bankruptcy Code or any other applicable non-bankruptcy law.

29. On or before the Effective Date, the Debtors shall have obtained or used commercially reasonable efforts to obtain, the Credit Ratings, which the Reorganized Debtors shall use commercially reasonable efforts to maintain pursuant to the Term Loan Credit Agreement Amendment.

30. Incremental Term Supplement Waiver and Additional Security. The Debtors and the Reorganized Debtors are authorized (with the consent of the Requisite Consenting Creditors), without further approval of the Bankruptcy Court and without the need for any further corporate action or action by the Debtors or the Reorganized Debtors, to enter into, execute, negotiate and deliver, or cause to be executed, negotiated and delivered, the Incremental Term Supplement Waiver and to perform their obligations thereunder. The Incremental Term Supplement Waiver is approved in its entirety and the Incremental Term Supplement, as amended by the Incremental Term Supplement Waiver, and the Incremental Term Loan Guaranty and/or the other Incremental Term Loan Documents shall be in full force and effect and valid, binding, and enforceable in accordance with their terms. The Reorganized Debtors are hereby authorized to perform all of their obligations under the Incremental Term Supplement, as amended by the Incremental Term Supplement Waiver, the Incremental Term Loan Guaranty and/or the other Incremental Term Loan Documents, including the payment of all fees, expenses, losses, damages, indemnities and other amounts (including any applicable refinancing premiums and applicable fees) provided under the Incremental Term Loan Guaranty and the other Incremental Term Loan Documents, as modified by the Incremental Term Supplement Waiver.

31. As of the Effective Date, without any further action by the Court or the directors, officers, managers, members, or stockholders of the Reorganized Debtors, the liens and security interests granted to the Incremental Term Loan Agent for the benefit of the Incremental Term Loan Lenders pursuant to the Plan, the Incremental Term Supplement, the Incremental Term Loan Guaranty and/or the other Incremental Term Loan Documents will constitute (a) valid, binding, perfected and enforceable second-priority liens and security interests in the Term Loan Collateral and (b) valid, binding, perfected and enforceable third-priority liens and security interests in the Exit Facility Priority Collateral, and such liens and security interests will constitute legal, valid and binding obligations of the Reorganized Debtors. The holder(s) of liens and security interests under the Incremental Term Supplement, Incremental Term Loan Guaranty and/or the other Incremental Term Loan Documents are authorized (i) to file, with the appropriate authorities, agreements, financing statements, mortgages, instruments and other documents (the “Incremental Term Loan Perfection Documents”), (ii) to take possession of or control over, or (iii) to take any other action in order to evidence, validate and perfect such liens or security interests to the extent provided in the Incremental Term Supplement, the Incremental Term Loan Guaranty, the other Incremental Term Loan Documents, the Intercreditor Agreement and/or the Plan.

32. The Debtors and the Reorganized Debtors (or their affiliates) are authorized to execute and deliver to the Incremental Term Loan Agent any Incremental Term Loan Perfection Documents, or, to the extent provided in the Incremental Term Supplement, the Incremental Term Loan Guaranty, or the other Incremental Term Loan Documents obtain all governmental approvals and consents the Incremental Term Loan Agent or the Incremental Term Loan Lenders may reasonably request or that are required to establish and perfect such liens and security interests under the provisions of the applicable state, provincial, federal, or other law, including any that would be applicable in the absence of the Plan and this Confirmation Order, and are authorized to cooperate to make all other filings and recordings that otherwise would be reasonably necessary under applicable law to perfect and/or give notice of such liens and security interests to third parties. Whether the Incremental Term Loan Perfection Documents are filed prior to, on or after the Effective Date (i) such Incremental Term Loan Perfection Documents will be valid, binding, enforceable and in full force and effect as of the Effective Date, and (ii) the liens and security interests granted under or in connection with the Incremental Term Supplement, the Incremental Term Loan Guaranty and/or the other Incremental Term Loan Documents will be valid, binding and enforceable obligations of the Reorganized Debtors as of the Effective Date, and the priorities of such mortgages, pledges, liens and other security interests shall be as set forth in the Incremental Term Supplement, the Incremental Term Loan Guaranty, the other Incremental Term Loan Documents, the Intercreditor Agreement and/or the Plan, as applicable. The granting of such liens and security interests and the execution and consummation of the Incremental Term Supplement Waiver and the Incremental Term Loan Perfection Documents have been and are being undertaken in good faith, for legitimate business purposes, for reasonably equivalent value, and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer and shall not be otherwise subject to avoidance, recharacterization or subordination (including equitable subordination) for any purpose whatsoever under the Bankruptcy Code or any other applicable non-bankruptcy law.

33. Term Loan Event of Default Cure and Waiver. On the Effective Date, all defaults or events of default that existed under the Term Loan Credit Agreement (as supplemented by the Incremental Term Supplement), including those arising from or related to (1) defaults or events of default under the Prepetition ABL Credit Agreement, the OpCo Notes Indenture or the HoldCo Notes Indenture that may have existed before the Effective Date or (2) the Debtors’ entry into the Restructuring Support Agreement, commencement of the Chapter 11 Cases and/or implementation of the Restructuring Transactions or any other actions on or before the Effective Date in furtherance of the restructuring contemplated by the Restructuring

Support Agreement or the Plan, are deemed to be cured and/or waived by the Term Agent (on behalf of the Lenders (as defined under the Term Loan Credit Agreement)) and the Lenders (as defined under the Term Loan Credit Agreement).

34. Intercreditor Agreement. On the Effective Date, the Intercreditor Agreement shall be deemed approved, to the extent not approved by the Court previously, and the Reorganized Debtors, the Term Loan Agent and the Incremental Term Loan Agent are authorized to execute and deliver those documents necessary or appropriate to enter into the Intercreditor Agreement, subject to the right of the applicable Restructuring Support Parties, without further notice to or order of the Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications acceptable to the Term Loan Agent, the Incremental Term Loan Agent and the Exit Agent and reasonably acceptable to the Reorganized Debtors, as the foregoing parties may deem to be necessary to consummate the Intercreditor Agreement.

35. Litigation Trust. The Litigation Trust shall be established and funded on the Effective Date and pursuant to the Plan to pursue certain Contributed Claims. On the Effective Date, all Contributed Claims (as defined in the Litigation Trust Agreement) will be absolutely transferred and assigned to the Litigation Trust and the Trustee (as defined in the Litigation Trust Agreement) and the Members (as defined in the Litigation Trust Agreement) are appointed as set forth in the Litigation Trust Agreement. The Litigation Trustee shall not be obligated to pursue any of the Contributed Claims. The Plan and the Litigation Trust Agreement shall govern the management and administration of the Litigation Trust and the respective rights, powers and obligations of the Litigation Trustees and the Litigation Trust Beneficiaries who shall be deemed to have executed the Litigation Trust Agreement as of the Effective Date.

36. New Organizational Documents. The terms of the New Organizational Documents, are approved in all respects. The obligations of the applicable Reorganized Debtors related thereto, will, upon execution, constitute legal, valid, binding, and authorized obligations of each of the Debtors or Reorganized Debtors, as applicable, enforceable in accordance with their terms and not in contravention of any state or federal law. On the Effective Date, without any further action by the Court or the directors, officers, or equity holders of any of the Reorganized Debtors, the New Organizational Documents will be deemed to have been adopted and become effective. In addition, on the Effective Date, without any further action by the Court or the directors, officers or equity holders of any of the Reorganized Debtors, each applicable Reorganized Debtor will be and is authorized to: (a) execute, deliver, file, and record any other contracts, assignments, certificates, instruments, agreements, guaranties, or other documents executed or delivered in connection with the New Organizational Documents; (b) perform all of its obligations under the New Organizational Documents; and (c) take all such other actions as any of the responsible officers of such Reorganized Debtor may determine are necessary, appropriate or desirable in connection with the consummation of the transactions contemplated by the New Organizational Documents. Notwithstanding anything to the contrary in this Confirmation Order or Article XI of the Plan, after the Effective Date, any disputes arising under the New Organizational Documents will be governed by the jurisdictional provisions therein.

37. Organizational Documents of Debtors Other than HoldCo. As of the Effective Date, the organizational documents for the Debtors other than HoldCo shall be restated in their entirety and modified (a) to include a provision prohibiting the issuance of non-voting stock required by section 1123(a)(6) of the Bankruptcy Code, and (b) in a manner consistent with the modifications made to the Amended Charter and Amended By-Laws of HoldCo, and such amended and restated organizational documents are approved in all respects.

38. Treatment of Class 14 HoldCo Interests. On the Effective Date, Existing HoldCo Interests shall be cancelled and discharged and shall be of no further force or effect, whether surrendered for cancellation or otherwise, and holders of Existing HoldCo Interests shall not receive or retain any property under the Plan on account of such Existing HoldCo Interests. Pursuant to Section 4.14 of the Plan, on or as soon as practicable after the Effective Date, holders of Existing HoldCo Interests shall receive, in exchange for the surrender or cancellation of their Existing HoldCo Interests their Pro Rata share of (1) the New B Warrants and (2) the New C Warrants, provided, that any stock-based awards under the Employee Equity Plans that have not vested on or prior to the Effective Date shall be cancelled and discharged upon the Effective Date and the holders of such awards shall not be entitled to any distributions pursuant to Section 4.14(a) of the Plan and provided further, that Existing HoldCo Interests (i) held in the trust of the SSE 401(k) Plan or (ii) granted pursuant to the 2014 Incentive Plan in the form of restricted stock or restricted stock units shall be deemed vested as of the Effective Date.

39. Assumption of Contracts and Leases. On the Effective Date, each Debtor shall be deemed to have assumed and assigned to the Reorganized Debtors each executory contract and unexpired lease to which it is a party pursuant to section 365 of the Bankruptcy Code and in accordance with the terms and conditions of the Plan. Except as otherwise provided in this Confirmation Order, any and all objections or reservations of rights in connection with the assumption or rejection of an executory contract or unexpired lease under the Plan, if any, are overruled on their merits. Sufficient adequate assurance of future performance has been provided for each assumed executory contract or unexpired lease.

40. Indemnification. Any obligations of the Debtors pursuant to their corporate charters, by-laws, limited liability company agreements, memorandum and articles of association or other organizational documents to indemnify current officers, directors, agents or employees with respect to all present and future actions, suits and proceedings against the Debtors or such officers, directors, agents or employees based upon any act or omission for or on behalf of the Debtors shall not be discharged, impaired or otherwise affected by the Plan; provided, that the Reorganized Debtors shall not indemnify directors of the Debtors for any Claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud. All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors under the Plan and shall continue as obligations of the Reorganized Debtors. Any Claim based on the Debtors’ obligations herein shall not be a Disputed Claim or subject to any objection, in either case, by reason of section 502(e)(1)(B) of the Bankruptcy Code.

41. Authorization to Consummate. The Debtors are authorized to consummate the Plan at any time after the entry of this Confirmation Order subject to satisfaction or waiver (by the required parties) of the conditions precedent to Consummation set forth in Article IX of the Plan.

42. Professional Compensation. All requests for payment of Fee Claims for services rendered and reimbursement of expenses incurred prior to the Effective Date must be filed no later than sixty (60) days after the Effective Date. The Court shall determine the Allowed amounts of such Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code and Section 7.2 of the Plan. The Reorganized Debtors shall pay Fee Claims in Cash in the amount the Bankruptcy Court allows. From and after the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Court.

43. Statutory Fees. Notwithstanding anything to the contrary contained in the Plan or this Confirmation Order, on the Effective Date, the Debtors shall pay, in full, in Cash, any fees due and owing to the U.S. Trustee from any of the Debtors at the time of Confirmation. On and after the Effective Date, the Reorganized Debtors shall be responsible for filing required post-confirmation reports and paying quarterly fees due to the U.S. Trustee for each Reorganized Debtor until the entry of a final decree in such Debtor’s Chapter 11 Case or until such Chapter 11 Case is converted or dismissed.

44. Restructuring Expenses. On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay in full in Cash all outstanding Restructuring Expenses not previously paid by an order of the Bankruptcy Court in accordance with the terms of the applicable engagement letters entered into or acknowledged by the Debtors with consent of the Requisite Consenting Creditors or other applicable contractual arrangements. None of the Restructuring Support Parties, the DIP Agent, the Term Loan Agent, the Incremental Term Loan Agent, the OpCo Notes Indenture Trustee and the HoldCo Notes Indenture Trustee or their professionals shall be required to file any application under sections 330 or 331 of the Bankruptcy Code or otherwise with regard to such fees and expenses.

45. Return of Utilities Deposits. On the Effective Date, all deposits to provide utilities with adequate assurance of performance under section 366 of the Bankruptcy Code during these Chapter 11 Cases, including those (i) held by the any utility or (ii) in the escrow account established by the Debtors, shall be promptly released and returned to the Debtors or the Reorganized Debtors, as the case may be.

46. Release, Exculpation, Discharge, and Injunction Provisions. The release, exculpation, discharge, injunction, and related provisions set forth in Article X of the Plan are approved and authorized in their entirety, and such provisions are effective and binding on all Persons and Entities to the extent provided therein.

47. Preservation of Insurance; Authority to Enter into New D&O Insurance Policies. The Debtors’ discharge, exculpation and release, and the exculpation and release in favor of Released Parties, as provided herein and the Plan, shall not diminish or impair the enforceability of any insurance policy that may provide coverage for Claims against the Debtors, the Reorganized Debtors, their current and former directors and officers, or any other Person. All insurance policies to which any Debtor is a party as of the Effective Date shall be deemed to be and treated as executory contracts and shall be assumed by the applicable Debtor or Reorganized Debtor and shall continue in full force and effect thereafter in accordance with their respective terms. For the avoidance of doubt, all of the Debtors’ self-insurance plans, including workers’ compensation plans, shall continue in full force and effect following the Effective Date. The Debtors shall continue paying their workers’ compensation obligations as they become due under its former Own Risk Permit # 20188, including reimbursement payments to Chesapeake on account of Former Chesapeake Employees’ workers’ compensation claims in accordance with their agreement with Chesapeake. In addition, the Debtors or the Reorganized Debtors, as applicable, are authorized to enter into new directors’ and officers’ insurance policies for the benefit of the New Board.

48. Compliance with Tax Requirements. Each holder of an Allowed Claim or Interest that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such distribution. Any party making any distribution under the Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or distributing party for payment of any such tax obligations. The Debtors or Reorganized Debtors as applicable, are authorized to take all actions necessary or appropriate to comply with applicable withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary or appropriate to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. Except as otherwise provided in the Plan, the aggregate consideration paid to holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to the interest, if any, accrued through the Effective Date.

49. Exemption from Transfer Taxes. To the fullest extent permitted by applicable law, the issuance, transfer or exchange of any security or other property hereunder, as well as all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any assumption, assignment or sale by the Debtors of their interests in unexpired leases of nonresidential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code and shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

50. Documents, Mortgages, and Instruments. Each federal, state, commonwealth, local, foreign, or other governmental agency is authorized to accept any and all documents, mortgages, and instruments necessary or appropriate to effectuate, implement, or consummate the Plan, including the Exit Facility, Term Loan Credit Agreement Amendment and Incremental Term Supplement Waiver and other transactions contemplated thereby, and this Confirmation Order.

51. Continued Effect of Stays and Injunction. Unless otherwise provided in the Plan or this Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or any order of the Court that is in existence on the Confirmation Date shall remain in full force and effect until the Effective Date.

52. Claims and Contracts of the United States. Notwithstanding any provision in the Plan, this Confirmation Order or the related Plan documents, nothing discharges or releases the Debtors, the Reorganized Debtors or any non-debtor from any claim, liability or cause of action of the United States or impairs the ability of the United States to pursue any claim, liability or cause of action against any Debtor, Reorganized Debtor or non-debtor, provided, that nothing in the Plan, this Confirmation Order or the related Plan documents shall alter any non-bankruptcy legal or equitable rights or defenses of the Debtors or the Reorganized Debtors with respect to any such claim, liability or cause of action or be construed as an admission as to the existence of any fact or the validity of any claim with respect to or in connection with any such claim, liability or cause of action. Contracts, leases, covenants, operating rights agreements or other interests or agreements with the federal government or involving (1) federal land or minerals or (2) lands or minerals held in trust for federally-recognized Indian tribes or held by such Indian landowners in fee with federal restriction on alienation (collectively, “Federal Interests”) shall be, subject to any applicable legal or equitable rights or defenses of the Debtors or Reorganized Debtors under applicable non-bankruptcy law, paid, treated, determined and administered in the ordinary course of business as if the Debtors’ bankruptcy cases were never filed and the Debtors and Reorganized Debtors shall comply with all applicable non-bankruptcy law. All claims, liabilities, or causes of action of or to the United States, and all legal or equitable rights or defenses of the Debtors or the Reorganized Debtors under applicable non-bankruptcy law with respect thereto, shall survive the bankruptcy case as if the case had not been commenced and be determined in the ordinary course of business, including in the manner and by the administrative or judicial tribunals in which such rights or claims would have been resolved or adjudicated if the bankruptcy case had not been commenced. Without limiting the foregoing, for the avoidance of doubt: (1) the United States shall not be required to file any claims in the Debtors’ bankruptcy cases in order to be paid on account of any claim, liability or cause of action; (2) nothing shall affect or impair the exercise of United States’ police and regulatory powers against the Debtors and/or the Reorganized Debtors and any non-debtor; (3) nothing shall be interpreted to set cure amounts with respect to any Federal Interest or to require the government to novate or otherwise consent to the transfer of any Federal Interest; and (4) nothing shall affect or impair the United States’ rights to assert setoff and recoupment against the Debtors and/or the Reorganized Debtors and such rights are expressly preserved.

53. Texas Comptroller of Public Accounts. Notwithstanding any term in the Plan or this Confirmation Order to the contrary: (i) the setoff rights of the Texas Comptroller of Public Accounts (the “Texas Comptroller”) are preserved under section 553 of the Bankruptcy

Code; (ii) any and all tax liabilities owed by Debtors to the Texas Comptroller, including those resulting from audits, shall be determined, resolved, and paid when due under and in accordance with the laws of the State of Texas, provided that nothing in the Plan or this Confirmation Order shall alter any legal or equitable rights or defenses of the Debtors or the Reorganized Debtors with respect to such tax liabilities or be construed as an admission as to the existence of any fact or the validity of any claim with respect to or in connection with such tax liabilities; (iii) any and all tax credits and refunds that may be owed by the Texas Comptroller to Debtors shall be determined, resolved, and paid when due under and in accordance with the laws of the State of Texas; and (iv) any appeal by Debtors from any decision of any Texas administrative law judge shall be prosecuted in Texas state court as provided by the laws of the State of Texas and, following the occurrence of the Effective Date, the Debtors shall not seek to pursue such matter in bankruptcy court.

54. Amendments to the Plan. Section 1.1 of the Plan is hereby amended by inserting in the definition of “HoldCo” following the word “corporation” and before the period, the text “or any successor corporation”. Section 1.1 of the Plan is hereby amended further by deleting in the definition of “Fee Claim” the word “Confirmation Date” and inserting, in lieu thereof, the text “Effective Date”. Section 1.1 of the Plan is hereby amended by deleting the definition of “Exculpated Parties” and inserting, in lieu thereof, the following: “Exculpated Parties means, collectively, and in each case in their capacities as such: (a) the Debtors; (b) the Reorganized Debtors; and (c) with respect to each of the foregoing entities, such entities’ predecessors, professionals, successors, assigns, subsidiaries, affiliates, current and former officers and directors, managers, employees, subcontractors, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and such entities’ respective heirs, executors, estates, servants and nominees, in each case in their capacity as such.”

55. Nonseverability of Plan Provisions Upon Confirmation. Each provision of the Plan is: (a) valid and enforceable in accordance with its terms; (b) integral to the Plan and may not be deleted or modified without the Debtors’ consent (and subject to such other consents and consultation rights set forth in the Plan) in accordance with the terms set forth in the Plan; and (c) nonseverable and mutually dependent.

56. Post-Confirmation Modifications. Without need for further order or authorization of the Court, the Debtors or the Reorganized Debtors, as applicable, are authorized and empowered to make any non-material changes to any and all documents that are necessary to effectuate the Plan, which changes shall be consistent with the Plan (subject to any applicable consents or consultation rights set forth therein and in the Restructuring Support Agreement). Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan (including any consent rights set forth therein and in the Restructuring Support Agreement), the Debtors and the Reorganized Debtors expressly reserve their respective rights to revoke or withdraw, or to alter, amend, or modify materially the Plan with respect to such Debtor, one or more times after Confirmation, and, to the extent necessary, may initiate proceedings in the Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or this Confirmation Order, in such manner as may be necessary to carry out the purposes and intent of the Plan. Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with Section 12.1 of the Plan.

57. Applicable Nonbankruptcy Law. The provisions of this Confirmation Order, the Plan and related documents, or any amendments or modifications thereto, shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

58. Waiver of Filings. Any requirement under section 521 of the Bankruptcy Code or Bankruptcy Rule 1007 obligating the Debtors to file any list, schedule, or statement with the Court or the Office of the U.S. Trustee is permanently waived as to any such list, schedule, or statement not filed as of the Confirmation Date.

59. Governmental Approvals Not Required. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state, federal, or other governmental authority with respect to the dissemination, implementation, or consummation of the Plan and the Disclosure Statement.

60. Exemption from Registration. To the extent that the Debtor’s Solicitation of the Plan is deemed to constitute an offer of new securities, the Debtor’s Solicitation shall be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to section 4(a)(2) thereof and under any equivalent state securities or “blue sky” law. Specifically, section 4(a)(2) of the Securities Act exempts from registration under the Securities Act all “transactions by an issuer not involving any public offering.” 15 U.S.C. § 77d(a)(2). The Debtor has complied with the applicable requirements of section 4(a)(2) of the Securities Act, including, among other things, the Debtor has not solicited any holder of a OpCo Notes Claims or HoldCo Notes Claims that is not either an “accredited investor” (as defined in Rule 501 of Regulation D, 17 C.F.R. § 230.501(a), under the Securities Act) or a “qualified institutional buyer” (as defined in as defined in Rule 501 of Regulation D, 20 C.F.R. § 144A(a)), and the manner in which the Debtor conducted the Solicitation did not otherwise constitute a general solicitation.

61. The offering of the New HoldCo Common Shares and the Litigation Trust Interests (as defined in the Litigation Trust Agreement, to the extent they constitute securities under the Securities Act) under Article III of the Plan shall be exempt from the registration requirements of section 5 of the Securities Act under section 4(a)(2) of the Securities Act or another available exemption from registration under the Securities Act. The issuance and distribution of the New HoldCo Common Shares, the Litigation Trust Interests (to the extent they constitute securities under the Securities Act) and the New HoldCo Warrants under Article III of the Plan, and the New HoldCo Common Shares issuable upon exercise of the New HoldCo Warrants shall be exempt from the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration of an offer or sale of securities under section 1145(a) of the Bankruptcy Code. Any securities issued under the Management Incentive Plan will be issued pursuant to a registration statement or another available exemption from registration under the Securities Act and other applicable law.

62. The issuance of the New HoldCo Common Shares to the holders of OpCo Notes Claims, issuance of the New HoldCo Common Shares and New A Warrants to the holders of HoldCo Notes Claims and the issuance of the New B Warrants and the New C Warrants to the holders of Existing HoldCo Interests shall be exempt from the requirements of section 16(b) of the Securities and Exchange Act of 1934 (pursuant to Rule 16b-3 promulgated thereunder) with respect to any acquisition of such securities by an officer, director (or a director by deputization for purposes thereof) or beneficial owner of more than 10 percent of the Existing HoldCo Interests as of the Effective Date.

63. Notices of Confirmation and Effective Date. The Reorganized Debtors shall serve notice of entry of this Confirmation Order in accordance with Bankruptcy Rules 2002 and 3020(c) on all holders of Claims and Interests and the Core Notice Parties within ten Business Days after the date of entry of this Confirmation Order. As soon as reasonably practicable after the Effective Date, the Reorganized Debtors shall file notice of the Effective Date and shall serve a copy of the same on the above-referenced parties. The notice of the Effective Date may be included in the Confirmation Order Notice. Notwithstanding the above, no notice of Confirmation or consummation or service of any kind shall be required to be mailed or made upon any Person to whom the Debtors mailed notice of the Confirmation Hearing, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address” or “forwarding order expired,” or similar reason, unless the Debtors have been informed in writing by such Person, or are otherwise aware, of that Person’s new address. The above-referenced notices are adequate under the particular circumstances of these Chapter 11 Cases and no other or further notice is necessary.

64. Failure of Consummation. If the Effective Date does not occur as set forth in Section 9.4 of the Plan or the Plan is revoked or withdrawn prior to the Effective Date as set forth in Section 12.2 of the Plan, then: (a) the Plan will be null and void in all respects; (b) any settlement or compromise embodied in the Plan, assumption of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan will be null and void in all respects; (c) nothing contained in the Plan shall (i) constitute a waiver, release or discharge of any Claims, Interests, or Causes of Action by or against the Debtors, (ii) prejudice in any manner the rights of any Debtor or any other Person, or (iii) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Person and (d) the Debtors and all holders of Claims and Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred.

65. Termination of the Restructuring Support Agreement. On the Effective Date, the Restructuring Support Agreement will terminate in accordance with section 11 thereof.

66. Governing Law. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated in any document, the laws of the State of Delaware, without giving effect to the principles of conflicts of laws shall govern the rights, obligations, construction and implementation of the Plan and any agreements, documents, instruments or contracts executed or entered into in connection with the Plan, unless otherwise specified.

67. References to and Omissions of Plan Provisions. References to articles, sections, and provisions of the Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan. The failure to specifically include or to refer to any particular article, section, or provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such article, section, or provision, it being the intent of the Court that the Plan be confirmed in its entirety, except as expressly modified herein, and incorporated herein by this reference.

68. Headings. Headings utilized herein are for convenience and reference only, and do not constitute a part of the Plan or this Confirmation Order for any other purpose.

69. Effect of Conflict. Unless otherwise specified, this Confirmation Order supersedes any Court order issued prior to the Confirmation Date that may be inconsistent with this Confirmation Order. If there is any inconsistency between the terms of the Plan and the terms of this Confirmation Order, the terms of this Confirmation Order govern and control.

70. Order Effective Immediately. Notwithstanding Bankruptcy Rules 3020(e) or 7062 or otherwise, the stay provided for under Bankruptcy Rule 3020(e) shall be waived and this Confirmation Order shall be effective and enforceable immediately upon entry. The Debtors are authorized to consummate the Plan and the transactions contemplated thereby immediately after entry of this Confirmation Order and upon, or concurrently with, satisfaction of the conditions set forth in the Plan.

71. Final Order. This Confirmation Order is a Final Order and the period within which an appeal must be filed shall commence upon the date of entry hereof.

72. Retention of Jurisdiction. Upon the Effective Date, the Court shall, to the full extent set forth in the Plan, retain jurisdiction over all matters arising out of, and related to, these Chapter 11 Cases, including the matters set forth in Article XI of the Plan and section 1142 of the Bankruptcy Code. Notwithstanding anything to the contrary in this Confirmation Order or the Plan, on and after the Effective Date, the Court’s retention of jurisdiction shall not govern any disputes arising or asserted under or related to the Exit Facility Credit Agreement or the other Exit Facility Documents, the Term Loan Credit Agreement, the Term Loan Guaranty, the other Term Loan Documents, the Incremental Term Supplement, the Incremental Term Loan Guaranty or the other Incremental Term Loan Documents or any liens, rights or remedies related thereto.

Wilmington, Delaware

Dated: July 14, 2016

/s/ Laurie Selber Silverstein
HONORABLE LAURIE SELBER SILVERSTEIN UNITED STATES BANKRUPTCY JUDGE

EXHIBIT A

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

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In re	:	Chapter 11

:

SEVENTY SEVEN FINANCE INC., et al.,[1]	:	Case No. 16–11409 (LSS)

:

Debtors.	:

	:	Jointly Administered

x

AMENDED JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION OF

SEVENTY SEVEN FINANCE INC. AND ITS AFFILIATED DEBTORS

BAKER BOTTS LLP Emanuel C. Grillo Christopher Newcomb 30 Rockefeller Plaza New York, New York 10112 Telephone: (212) 408-2500 Facsimile: (212) 408-2501	MORRIS, NICHOLS, ARSHT & TUNNELL LLP Robert J. Dehney Andrew Remming 1201 North Market Street, 16th Flr. P.O. Box 1347 Wilmington, DE 19899-1347 Telephone: (302) 658-9200 Facsimile: (302) 425-4673
Attorneys for Debtors and Debtors in Possession	Attorneys for Debtors and Debtors in Possession

Dated:	July 8, 2016
Wilmington, Delaware

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are: Seventy Seven Energy Inc. (8422); Seventy Seven Finance Inc. (3836); Seventy Seven Operating LLC (8399); Great Plains Oilfield Rental, L.L.C. (4318); Seventy Seven Land Company LLC (4346); Nomac Drilling, L.L.C. (9548); Performance Technologies, L.L.C. (5813); PTL Prop Solutions, L.L.C. (2147); SSE Leasing LLC (5764); Keystone Rock & Excavation, L.L.C. (8771); Western Wisconsin Sand Company, LLC (4510). The Debtors’ mailing address is 777 NW 63rd Street, Oklahoma City, Oklahoma 73116.

Table of Contents

ARTICLE I.	DEFINITIONS AND INTERPRETATION.	1

1.1	Definitions.	1

1.2	Interpretation; Application of Definitions; Rules of Construction.	19

1.3	Reference to Monetary Figures.	20

1.4	Consent Rights of the Restructuring Support Parties.	20

1.5	Controlling Document.	20

ARTICLE II.	ADMINISTRATIVE EXPENSE CLAIMS, FEE CLAIMS AND PRIORITY TAX CLAIMS.	21

2.1	Treatment of Administrative Expense Claims.	21

2.2	Treatment of DIP Loan Claims	21

2.3	Treatment of Fee Claims.	21

2.4	Treatment of Priority Tax Claims.	22

ARTICLE III.	CLASSIFICATION OF CLAIMS AND INTERESTS.	22

3.1	Classification in General.	22

3.2	Formation of Debtor Groups for Convenience Only.	22

3.3	Summary of Classification of Claims and Interests.	23

3.4	Separate Classification of Other Secured Claims.	23

3.5	Elimination of Vacant Classes.	23

3.6	Voting; Presumptions; Solicitation.	24

3.7	Cramdown.	24

3.8	No Waiver.	24

ARTICLE IV.	TREATMENT OF CLAIMS AND INTERESTS.	24

4.1	Class 1: Other Priority Claims.	24

4.2	Class 2: Other Secured Claims.	25

4.3	Class 3: Term Loan Claims.	25

4.4	Class 4: Incremental Term Loan Claims.	25

4.5	Class 5: OpCo Notes Claims.	26

4.6	Class 6: General Unsecured Claims.	26

4.7	Class 7: Intercompany Claims.	27

4.8	Class 8: Intercompany Interests.	27

4.9	Class 9: Existing OpCo Interests.	27

4.10	Class 10: Term Loan Guaranty Claims.	27

4.11	Class 11: Incremental Term Loan Guaranty Claims.	28

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4.12	Class 12: OpCo Notes Guaranty Claims.	28

4.13	Class 13: HoldCo Notes Claims.	29

4.14	Class 14: Existing HoldCo Interests.	29

4.15	Rights in Respect of Unimpaired Claims.	30

4.16	Treatment of Vacant Classes.	30

ARTICLE V.	MEANS FOR IMPLEMENTATION; POST-EFFECTIVE DATE GOVERNANCE.	30

5.1	Continued Corporate Existence.	30

5.2	Exit Facility	31

5.3	New HoldCo Common Shares and New Warrants.	32

5.4	Exemption from Securities Laws.	33

5.5	Litigation Trust.	34

5.6	Amendments to Existing Debt Documents and Collateral	36

5.7	Cancellation of Certain Existing Agreements.	37

5.8	Release of Liens.	37

5.9	Officers and Boards of Directors.	38

5.10	Management Incentive Plan.	38

5.11	Intercompany Interests.	38

5.12	Restructuring Transactions.	38

5.13	Separability.	38

5.14	Waiver of Avoidance Actions	39

5.15	Settlement of Claims and Controversies.	39

5.16	Restructuring Expenses.	39

ARTICLE VI.	DISTRIBUTIONS.	39

6.1	Distributions Generally.	39

6.2	Plan Funding.	39

6.3	No Postpetition Interest on Claims.	40

6.4	Date of Distributions.	40

6.5	Distribution Record Date.	40

6.6	Disbursing Agent.	40

6.7	Delivery of Distributions.	40

6.8	Unclaimed Property.	41

6.9	Satisfaction of Claims.	41

6.10	Manner of Payment Under Plan.	41

6.11	Fractional Shares and Notes and De Minimis Cash Distributions.	41

6.12	No Distribution in Excess of Amount of Allowed Claim.	42

6.13	Allocation of Distributions Between Principal and Interest.	42

6.14	Setoffs and Recoupments.	42

6.15	Rights and Powers of Disbursing Agent.	42

6.16	Withholding and Reporting Requirements.	43

ARTICLE VII.	PROCEDURES FOR RESOLVING CLAIMS.	43

7.1	Disputed Claims Generally.	43

7.2	Objections to Fee Claims.	44

7.3	Estimation of Claims.	44

7.4	Claim Resolution Procedures Cumulative.	44

7.5	No Distributions Pending Allowance.	44

7.6	Distributions After Allowance.	45

ARTICLE VIII.	EXECUTORY CONTRACTS AND UNEXPIRED LEASES.	45

8.1	Assumption of Executory Contracts and Unexpired Leases.	45

8.2	Determination of Cure Disputes and Deemed Consent.	45

8.3	Survival of the Debtors’ Indemnification Obligations.	46

8.4	Compensation and Benefit Plans.	46

8.5	Insurance Policies.	46

8.6	Reservation of Rights.	47

ARTICLE IX.	CONDITIONS PRECEDENT TO CONFIRMATION AND THE OCCURRENCE OF THE EFFECTIVE DATE.	47

9.1	Conditions Precedent to Confirmation	47

9.2	Conditions Precedent to the Effective Date.	48

9.3	Waiver of Conditions Precedent.	49

9.4	Effect of Failure of a Condition.	50

ARTICLE X.	EFFECT OF CONFIRMATION; INJUNCTIONS, RELEASES AND RELATED PROVISIONS.	50

10.1	Binding Effect.	50

10.2	Vesting of Assets.	50

10.3	Discharge of Claims Against and Interests in the Debtors.	51

10.4	Term of Pre-Confirmation Injunctions and Stays.	51

10.5	Plan Injunction.	51

10.6	Releases.	52

10.7	Exculpation.	54

10.8	Injunction Related to Releases and Exculpation.	54

10.9	Subordinated Claims.	55

10.10	Retention of Causes of Action and Reservation of Rights.	55

10.11	Limitations on Exculpations and Releases.	56

10.12	Ipso Facto and Similar Provisions Ineffective.	56

10.13	Indemnification and Reimbursement Obligations.	56

ARTICLE XI.	RETENTION OF JURISDICTION.	56

11.1	Retention of Jurisdiction.	56

ARTICLE XII.	MISCELLANEOUS PROVISIONS.	58

12.1	Amendments.	58

12.2	Revocation or Withdrawal of Plan.	58

12.3	Exemption from Certain Transfer Taxes.	59

12.4	Payment of Statutory Fees.	59

12.5	Severability.	59

12.6	Governing Law.	60

12.7	Immediate Binding Effect.	60

12.8	Successors and Assigns.	60

12.9	Entire Agreement.	60

12.10	Computing Time.	60

12.11	Exhibits to Plan and Plan Supplement.	60

12.12	Notices.	60

12.13	Reservation of Rights.	62

INTRODUCTION

Each of Seventy Seven Finance Inc., Seventy Seven Energy Inc., Seventy Seven Operating LLC, Great Plains Oilfield Rental, L.L.C., Seventy Seven Land Company LLC, Nomac Drilling, L.L.C., Performance Technologies, L.L.C., PTL Prop Solutions, L.L.C., SSE Leasing LLC, Keystone Rock & Excavation, L.L.C. and Western Wisconsin Sand Company, LLC (each, a “Debtor” and collectively, the “Debtors”) proposes the following joint chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code. Capitalized terms used herein shall have the meanings set forth in Section 1.1 below.

Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims against and Interests in each Debtor pursuant to the Bankruptcy Code. The Debtors seek to consummate the restructuring on the Effective Date of the Plan. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests set forth in Article III shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. The Plan does not contemplate substantive consolidation of any of the Debtors.

Reference is made to the Disclosure Statement accompanying the Plan, including the exhibits thereto, for a discussion of the Debtors’ history, business, results of operations and projections for future operations and risk factors, together with a summary and analysis of the Plan.

THIS PLAN SHOULD BE CONSIDERED ONLY IN CONJUNCTION WITH THE DISCLOSURE STATEMENT AND RELATED MATERIALS TRANSMITTED HEREWITH. THE DISCLOSURE STATEMENT IS INTENDED TO PROVIDE YOU WITH INFORMATION YOU NEED TO MAKE AN INFORMED JUDGMENT WHETHER TO ACCEPT OR REJECT THIS PLAN.

ARTICLE I.	DEFINITIONS AND INTERPRETATION.

1.1 Definitions.

The following terms shall have the respective meanings specified below:

2014 Incentive Plan means the Seventy Seven Energy Inc. Amended and Restated 2014 Incentive Plan, dated June 3, 2015.

Accredited Investor has the meaning ascribed to such term in Rule 501(a) of Regulation D promulgated under the Securities Act.

Administrative Expense Claim means any Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 327, 328, 330, 365, 503(b), 507(a)(2) or 507(b) of the Bankruptcy Code, including, (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Fee Claims; and (c) Restructuring Expenses.

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Allowed means, (a) with respect to any Claim, (i) any Claim arising on or before the Effective Date (A) as to which no objection to allowance, priority or secured status, and no request for estimation or other challenge has been interposed before the later of (1) the Effective Date and (2) sixty (60) days after such claim is asserted, whether though a proof of claim, motion for allowance or otherwise, or (B) as to which all such challenges have been determined by a Final Order to the extent such challenges are determined in favor of the respective holder, (ii) any Claim that is compromised, settled or otherwise resolved pursuant to the authority of the Debtors or Reorganized Debtors in a Final Order of the Bankruptcy Court, (iii) any Claim expressly allowed under this Plan, (iv) any Claim that is listed in the Schedules, if any are filed, as liquidated, non-contingent and undisputed, and (v) any Administrative Expense Claim (A) that was incurred by a Debtor in the ordinary course of business before the Effective Date to the extent due and owing without defense, offset, recoupment or counterclaim of any kind, and (B) that is not otherwise Disputed; and (b) with respect to any Interest, such Interest is reflected as outstanding in the stock transfer ledger or similar register of any of the Debtors on the Distribution Record Date and is not subject to any objection or challenge. No Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes such Debtor or Reorganized Debtor, as applicable.

Amended By-Laws means, with respect to a Reorganized Debtor, such Reorganized Debtor’s amended or amended and restated by-laws (including any articles of association or similar constitutional document, if any, required under the laws of such Reorganized Debtor’s jurisdiction of organization), a substantially final form of which will be contained in the Plan Supplement to the extent they contain material changes to the existing documents.

Amended Charter means, with respect to a Reorganized Debtor, such Reorganized Debtor’s amended or amended and restated certificate of incorporation (including any memorandum of association or similar constitutional document, if any, required under the laws of such Reorganized Debtor’s jurisdiction of organization), a substantially final form of which will be contained in the Plan Supplement, to the extent it contains material changes to the existing documents.

Asset means all of the right, title and interest of a Debtor in and to property of whatever type or nature (including, without limitation, real, personal, mixed, intellectual, tangible and intangible property).

Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to these Chapter 11 Cases.

Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made under section 157 of title 28 of the United States Code or the Bankruptcy Court is determined not to have authority to enter a Final Order on an issue, the unit of such District Court having jurisdiction over the Chapter 11 Cases under section 151 of title 28 of the United States Code.

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Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Chapter 11 Cases, and any Local Rules of the Bankruptcy Court.

Business Day means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

Cash means legal tender of the United States of America.

Cause of Action means any action, claim, cross-claim, third-party claim, cause of action, controversy, demand, right, lien, indemnity, contribution, guarantee, suit, obligation, liability, debt, damage, judgment, account, defense, remedy, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, foreseen or unforeseen, direct or indirect, choate or inchoate, secured or unsecured, assertable directly or derivatively (including, without limitation, under alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law. For the avoidance of doubt, Cause of Action includes: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to sections 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any claims under any state or foreign law, including, without limitation, any fraudulent transfer or similar claims.

Chapter 11 Case means, with respect to a Debtor, such Debtor’s case under chapter 11 of the Bankruptcy Code commenced on June 7, 2016 in the Bankruptcy Court, jointly administered with all other Debtors’ cases under chapter 11 of the Bankruptcy Code, and styled In re Seventy Seven Finance Inc., et al., Ch. 11 Case No. 16-11409 (LSS).

Chesapeake means Chesapeake Energy Corporation and its predecessors, professionals, successors, assigns, subsidiaries, affiliates, current and former officers and directors, principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, and such entities’ respective heirs, executors, estates, servants and nominees, in each case in their capacity as such.

Claim means a “claim,” as defined in section 101(5) of the Bankruptcy Code, against any Debtor.

Class means any group of Claims or Interests classified under this Plan pursuant to section 1122(a) of the Bankruptcy Code.

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Collateral means any Asset of an Estate that is subject to a Lien securing the payment or performance of a Claim, which Lien is not invalid and has not been avoided under the Bankruptcy Code or applicable nonbankruptcy law.

Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

Confirmation Order means the order of the Bankruptcy Court in form and substance reasonably satisfactory to the DIP Agent, the Exit Agent, Requisite Consenting Creditors, the Requisite Consenting Term Loan Lenders and the Requisite Consenting Incremental Term Loan Lenders confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

Consenting HoldCo Noteholders means HoldCo Noteholders holding an amount of HoldCo Notes Claims that is greater than 50% of the total amount of HoldCo Notes Claims that become party to the Restructuring Support Agreement.

Consenting Incremental Term Loan Lenders has the meaning ascribed to such term in the Restructuring Support Agreement.

Consenting OpCo Noteholders has the meaning ascribed to such term in the Restructuring Support Agreement.

Consenting Term Loan Lenders has the meaning ascribed to such term in the Restructuring Support Agreement.

Contributed Claims shall have the meaning set forth in Section 5.5.

Contributing Claimants means the Debtors and their Estates.

Credit Ratings means, collectively, a rating of the Term Loan by (a) Moody’s Investors Service, Inc. and (b) Standard & Poors Ratings Group.

Cure Amount means the payment of Cash or the distribution of other property (as the parties may agree or the Bankruptcy Court may order) as necessary (a) to cure a monetary default by the Debtors in accordance with the terms of an executory contract or unexpired lease of the Debtors and (b) to permit the Debtors to assume such executory contract or unexpired lease under section 365(a) of the Bankruptcy Code.

Cure Dispute shall have the meaning set forth in Section 8.1.

Debtor has the meaning set forth in the introductory paragraph of this Plan.

Debtor in Possession means, with respect to a Debtor, that Debtor in its capacity as a debtor in possession pursuant to sections 1101, 1107(a) and 1108 of the Bankruptcy Code.

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DIP Agent means Wells Fargo Bank, National Association, solely in its capacity as administrative agent for the DIP Facility.

DIP Credit Agreement means that certain Senior Secured Debtor in Possession Credit Agreement, dated as of June 8, 2016 between the Debtors, the lenders party thereto and the DIP Agent (as may be amended, supplemented or modified from time to time, solely in accordance with the terms thereof).

DIP Facility means the senior, secured asset-based revolving loan and letter of credit facility entered into by the Debtors, the DIP Agent and the DIP Lenders on the terms set forth in the DIP Credit Agreement and the DIP Loan Documents, which facility shall have a maximum commitment amount of $100 million.

DIP Lenders means the Persons party to the DIP Credit Agreement as “Lenders” thereunder, and each of their respective successors and permitted assigns.

DIP Loans means the senior secured, super-priority loans, advances and all indebtedness and other obligations of the Debtors, including, without limitation, indemnification and reimbursement obligations in connection with outstanding letters of credit, arising from or under the DIP Credit Agreement, the DIP Loan Documents and the DIP Order, including all “Obligations” as defined in the DIP Credit Agreement and the DIP Order.

DIP Loan Claims means all Claims held by the DIP Agent and the DIP Lenders on account of, arising under, derived from, based upon or relating to the DIP Loans, which includes, without limitation, Claims for all loans, advances, principal amounts outstanding, interest, fees, reimbursement and indemnification obligations, reasonable and documented expenses, costs and other charges of the DIP Agent and the DIP Lenders.

DIP Loan Documents means, collectively, the DIP Credit Agreement, the DIP Order and all other loan and security documents, and other documents and filings, designated as “DIP Loan Documents” in the DIP Credit Agreement, as amended, modified, supplemented or replaced from time to time.

DIP Order means those certain interim and final orders entered by the Bankruptcy Court approving the Debtors’ entry into the DIP Credit Agreement and the DIP Loan Documents and authorizing the extension of the DIP Loans and the other DIP Claims, authorizing the use of prepetition collateral and cash collateral and granting adequate protection, which orders shall be in form and substance reasonably acceptable to (a) the DIP Agent and DIP Lenders; (b) the Debtors; (c) the Requisite Consenting Creditors; (d) the Requisite Consenting Term Loan Lenders solely with respect to the provisions thereof governing or authorizing the provision of adequate protection, the carve-out for professional fees, the commitment amount of the DIP Loans to the extent it exceeds $125,000,000, stipulations and challenge rights related to the Term Loan Claims, the Term Loan Guaranty Claims, Term Loan Collateral and the Term Loan Credit Agreement, and the treatment of cash collateral arising from Term Loan Collateral; and (e) the Requisite Consenting Incremental Term Loan Lenders solely with respect to the foregoing matters in clause (d) and stipulations and challenge rights related to the Incremental Term Loan Claims and Incremental Term Loan Guaranty Claims.

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Disallowed means, with respect to any Claim or Interest, that such Claim or Interest has been determined by a Final Order or specified in a provision of this Plan not to be Allowed.

Disbursing Agent means any Entity in its capacity as a disbursing agent under Section 6.6 hereof (including any Debtor, any Reorganized Debtor, the OpCo Notes Indenture Trustee, the HoldCo Notes Indenture Trustee, Term Loan Agent, Incremental Term Loan Agent, the DIP Agent or Solicitation Agent, as applicable), that acts in such a capacity.

Disclosure Statement means the Disclosure Statement for this Plan, in form and substance reasonably satisfactory to the Debtors, the Requisite Consenting Creditors, the Requisite Consenting Term Loan Lenders and the Requisite Consenting Incremental Term Loan Lenders, it being understood that the Disclosure Statement dated May 9, 2016 is satisfactory to the Debtors, the Requisite Consenting Creditors, the Requisite Consenting Term Loan Lenders and the Requisite Consenting Incremental Term Loan Lenders, as supplemented from time to time, which is prepared and distributed in accordance with sections 1125, 1126(b) or 1145 of the Bankruptcy Code, Bankruptcy Rules 3016 and 3018 or other applicable law.

Disputed means, with respect to a Claim, (a) any Claim, proof of which was timely and properly filed, which is disputed under Section 7.1 of this Plan or as to which the Debtors have interposed and not withdrawn an objection or request for estimation that has not been determined by a Final Order, (b) any Claim, proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of claim was not timely or properly filed, (c) any Claim that is listed in the Schedules, if any are filed, as unliquidated, contingent or disputed, and as to which no request for payment or proof of claim has been filed, or (d) any Claim that is otherwise disputed by any of the Debtors or Reorganized Debtors in accordance with applicable law or contract, which dispute has not been withdrawn, resolved or overruled by a Final Order.

Distribution Record Date means, except with respect to publicly issued securities, the Effective Date.

DTC means the Depository Trust Company, a limited-purpose trust company organized under the New York State Banking Law.

Effective Date means the date which is the first Business Day selected by the Debtors on which (a) all conditions to the effectiveness of this Plan set forth in Section 9.1 hereof have been satisfied or waived in accordance with the terms of this Plan and (b) no stay of the Confirmation Order is in effect.

Employee Equity Plans means the 2014 Incentive Plan, the SSE 401(k) Plan and the SSE Deferred Compensation Plan.

Entity has the meaning set forth in section 101(15) of the Bankruptcy Code.

Estate means the estate of a Debtor created under section 541 of the Bankruptcy Code.

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Exculpated Parties means, collectively, and in each case in their capacities as such: (a) the Debtors; (b) the Debtors’ non-Debtor affiliates; (c) the Restructuring Support Parties; (d) the DIP Agent; (e) the DIP Lenders; (f) the Term Loan Agent, (g) the Incremental Term Loan Agent, (h) the OpCo Notes Indenture Trustee, (i) the HoldCo Notes Indenture Trustee, (j) the Disbursing Agent; and (i) with respect to each of the foregoing entities, such entities’ predecessors, professionals, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, and such entities’ respective heirs, executors, estates, servants and nominees, in each case in their capacity as such.

Existing HoldCo Interests means all Interests in HoldCo immediately prior to the Effective Date, including all options, warrants, ordinary shares and any award under the Existing Incentive Plan of stock-based performance awards, incentive stock options, other options, restricted stock, restricted stock units, phantom stock, stock appreciation rights, dividend equivalents or other stock based awards, whether vested or not, including any Claims arising pursuant to section 510(b) of the Bankruptcy Code.

Existing OpCo Interests means all Interests in OpCo immediately prior to the Effective Date, including all options, warrants and ordinary shares, including any award under the Existing Incentive Plan of stock-based performance awards, incentive stock options, other options, restricted stock, restricted stock units, stock appreciation rights, dividend equivalents or other stock based awards, whether vested or not, including any Claims arising pursuant to section 510(b) of the Bankruptcy Code.

Exit Agent means Wells Fargo Bank, National Association, solely in its capacity as administrative agent for the Exit Facility.

Exit Facility means the new senior secured asset-based revolving loan and letter of credit facility entered into by the Reorganized Debtors, the Exit Agent and the Exit Lenders on the terms set forth in the Exit Facility Commitment Letter, which facility shall have a maximum commitment amount of $100 million.

Exit Facility Collateral shall have the meaning ascribed to the term “Collateral” in the Exit Facility Commitment Letter, which shall, from and after the Effective Date, secure the Exit Facility pursuant to the Exit Facility Documents, and shall include (a) the Exit Facility Priority Collateral, and (b) the Term Loan Collateral.

Exit Facility Commitment Letter means the commitment letter, dated as of April 28, 2016, pursuant to which certain parties have committed to provide revolving loans and issue letters of credit under the Exit Facility, a copy of which is attached as an exhibit to the Disclosure Statement.

Exit Facility Credit Agreement means the credit agreement, to be effective as of the Effective Date, that will govern the Exit Facility, which shall be in form and substance reasonably satisfactory to the Requisite Consenting Creditors, the Exit Agent, the Exit Lenders

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and, with respect to any provisions related to the Exit Facility Collateral and other matters set forth in the Restructuring Support Agreement, the Requisite Consenting Term Loan Lenders, the Requisite Consenting Incremental Term Loan Lenders and the Requisite Consenting Creditors or Requisite Supermajority Consenting Creditors, as applicable, and shall be included in the Plan Supplement; provided, however, that the commitment amount, the interest rate, the maturity date and all financial covenants under such Exit Facility shall be reasonably acceptable to the Requisite Supermajority Consenting Creditors.

Exit Facility Documents means, collectively, the Exit Facility Credit Agreement and all other loan and security documents, and other documents and filings, in each case related to the Exit Facility and as the same may be modified, supplemented or replaced from time to time and which shall be in form and substance reasonably satisfactory to the Requisite Consenting Creditors or Requisite Supermajority Consenting Creditors, as applicable, the Exit Agent, the Exit Lenders and, with respect to Exit Facility Documents related to the Exit Facility Collateral and other matters set forth in the Restructuring Support Agreement, the Requisite Consenting Term Loan Lenders and the Requisite Consenting Incremental Term Loan Lenders.

Exit Facility Priority Collateral means all “Collateral” (as defined in the Prepetition ABL Credit Agreement), on which, on the Effective Date, (i) the Exit Agent, for itself, and for the benefit of the Exit Lenders, shall be granted first priority liens and security interests, (ii) the Term Loan Agent, for itself, and for the benefit of the Term Loan Lenders shall be granted second priority liens and security interests pursuant to the Term Loan Documents (as amended, modified or supplemented as of the Effective Date in accordance with the Plan), and (iii) the Incremental Term Loan Agent, for itself, and for the benefit of the Incremental Term Loan Lenders, shall be granted third priority liens and security interests pursuant to the Incremental Term Loan Documents (as amended, modified or supplemented as of the Effective Date in accordance with the Plan).

Exit Lenders means the lenders party to the Exit Facility Credit Agreement.

Fee Claim means a Claim for professional services rendered or costs incurred on or after the Petition Date through the Confirmation Date by Professional Persons.

Final Order means an order, ruling or judgment entered by the Bankruptcy Court (or other court of competent jurisdiction) that: (a) is in full force and effect; (b) has not been reversed, modified, amended, stayed or revoked; and (c) is no longer subject to review, reversal, vacatur, modification or amendment, whether by appeal, review, reargument or stay, or by writ of certiorari; provided, that the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in such other court of competent jurisdiction) may be filed relating to such order, ruling or judgment shall not cause such order, ruling or judgment not to be a Final Order.

GAAP means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements, opinions or pronouncements by such other entity as have been approved by a significant segment of the U.S. accounting profession, which are in effect from time to time.

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General Unsecured Claim means any Claim, other than an Administrative Expense Claim, a DIP Loan Claim, a Fee Claim, a Priority Tax Claim, an Other Priority Claim, an Other Secured Claim, a Term Loan Claim, an Incremental Term Loan Claim, an OpCo Notes Claim, a HoldCo Notes Claim, a Term Loan Guaranty Claim, an Incremental Term Loan Guaranty Claim, an OpCo Notes Guaranty Claim and an Intercompany Claim.

Governmental Unit has the meaning set forth in section 101(27) of the Bankruptcy Code.

Great Plains means Great Plains Oilfield Rental, L.L.C., an Oklahoma limited liability company.

HoldCo means Seventy Seven Energy Inc., an Oklahoma corporation.

HoldCo Creditor New Common Share Pool means New HoldCo Common Shares equal to 3.25% of all New HoldCo Common Shares issued on the Effective Date.

HoldCo Litigation Proceeds means the proceeds of any claims or causes of action assigned and transferred to the Litigation Trust by HoldCo.

HoldCo Litigation Trust Beneficiaries means, collectively, the holders of the OpCo Notes Guaranty Claims against HoldCo and the holders of the HoldCo Notes Claims, each in their capacity as beneficiaries of the Litigation Trust, and their permitted assignees and transferees in accordance with the Litigation Trust Agreement.

HoldCo Notes means the 6.50% Senior Notes due 2022 issued pursuant to the HoldCo Notes Indenture in the aggregate principal amount of $450 million.

HoldCo Notes Claim means any Claim arising from, or related to, the HoldCo Notes which HoldCo Senior Notes Claims shall be Allowed in the aggregate principal amount of $450 million plus all accrued prepetition interest, fees and other expenses, including any claims arising pursuant to section 510(b) of the Bankruptcy Code.

HoldCo Notes Indenture means that certain Indenture dated June 16, 2014, by and among HoldCo, as issuer, and the HoldCo Notes Indenture Trustee.

HoldCo Notes Indenture Trustee means Wilmington Savings Fund Society, FSB, as successor trustee for the HoldCo Notes.

Impaired means, with respect to a Claim, Interest or a Class of Claims or Interests, “impaired” within the meaning of such term in sections 1123(a)(4) and 1124 of the Bankruptcy Code.

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Incremental Term Loan Agent means Wilmington Trust, N.A. (or any sub-agent), solely in its capacity as successor administrative agent under the Term Loan Credit Agreement acting on behalf of the Incremental Term Loan Lenders.

Incremental Term Loan Claim means any Claim arising under or from the Term Loan Credit Agreement (as supplemented by the Incremental Term Supplement) related to the Incremental Term Loans and the Tranche A Incremental Collateral Documents (as defined in the Incremental Term Supplement), including any unsecured Claim pursuant to section 506 of the Bankruptcy Code, other than an Incremental Term Loan Guaranty Claim, which Incremental Term Loan Claims shall be Allowed in the aggregate amount of $99 million plus all accrued, unpaid interest, fees and any other expenses through and including the Effective Date (including applicable Restructuring Expenses).

Incremental Term Loan Documents means, collectively, the Incremental Term Supplement and all other loan and security documents, and other documents and filings, in each case executed in connection with the Incremental Term Supplement and as the same may be modified, supplemented or replaced from time to time.

Incremental Term Loan Guaranty means that certain Tranche A Incremental Guaranty, dated as of May 13, 2015, by HoldCo, Great Plains, Nomac, PTL, PTL Prop and LandCo, as guarantors.

Incremental Term Loan Guaranty Claim means any Claim against HoldCo, Great Plains, Nomac, PTL, PTL Prop, SSE Leasing and LandCo arising under or related to the Incremental Term Loan Guaranty, which Incremental Term Loan Guaranty Claims shall be Allowed in the aggregate amount of $99 million plus all accrued, unpaid interest, fees and any other expenses, through and including the Effective Date (including applicable restructuring expenses).

Incremental Term Loan Guaranty Waiver means the waiver by the holders of Incremental Term Loan Guaranty Claims against HoldCo of distributions on account of such Incremental Term Loan Guaranty Claims subject to the terms and conditions set forth in Section 4.11(a).

Incremental Term Loan Lenders shall have the meaning ascribed to the term “Tranche A Incremental Term Loan Lenders” in the Incremental Term Supplement.

Incremental Term Loans shall have the meaning ascribed to the term “Tranche A Incremental Term Loans” in the Incremental Term Supplement.

Incremental Term Loan Payment means a payment of Cash in an amount equal to 2.0% of the aggregate amount of the Allowed Incremental Term Loan Claims.

Incremental Term Supplement means that certain Incremental Term Supplement (Tranche A), dated as of May 13, 2015, by and among HoldCo, as parent, OpCo, as borrower, HoldCo, Great Plains, Nomac, PTL, PTL Prop, SSE Leasing and LandCo, as guarantors, the lenders party thereto, the Incremental Term Loan Agent and certain other parties thereto, including all agreements, notes, instruments and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, restated, modified or supplemented from time to time).

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Intercompany Claim means any Claim against a Debtor held by another Debtor.

Intercompany Interest means an Interest other than Existing OpCo Interests or Existing HoldCo Interests in a Debtor held by another Debtor.

Intercreditor Agreement means the intercreditor agreement governing the rights of the Term Loan Agent, the Incremental Term Loan Agent and the Exit Agent with respect to the Exit Facility Collateral and the Term Loan Collateral, which shall be in form and substance reasonably acceptable to the Requisite Consenting Term Loan Lenders, Requisite Consenting Incremental Term Loan Lenders and the Exit Agent.

Interest means any equity security (as defined in section 101(16) of the Bankruptcy Code) of a Debtor, including all ordinary shares, common stock, preferred stock or other instrument evidencing any fixed or contingent ownership interest in any Debtor, whether or not transferable, including any option, warrant or other right, contractual or otherwise, to acquire any such interest in a Debtor, that existed immediately before the Effective Date.

LandCo means Seventy Seven Land Company LLC, an Oklahoma limited liability company.

Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

Litigation Trust means that certain trust established pursuant to the Plan and the Confirmation Order on the Effective Date.

Litigation Trust Agreement means that certain agreement, in form and substance acceptable to the Requisite Consenting Creditors, setting forth the terms and conditions governing the Litigation Trust, the form of which will be included in the Plan Supplement.

Litigation Trust Beneficiaries means the HoldCo Litigation Trust Beneficiaries and the OpCo Litigation Trust Beneficiaries.

Litigation Trust Funding shall have the meaning set forth in Section 5.5.

Litigation Trustee means that trustee appointed under the Litigation Trust Agreement, along with any successor trustees appointed in accordance with the Litigation Trust Agreement, which trustee shall govern the Litigation Trust in accordance with the Litigation Trust Agreement.

Management Incentive Plan means the management incentive plan to be implemented after the Effective Date for certain members of the Reorganized Debtors’ management to provide equity-based compensation in an amount not to exceed 10% of the aggregate amount of the New HoldCo Common Shares.

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New A Warrants means the 5 year warrants to be issued in accordance with the New Warrant Agreement, entitling their holders upon exercise thereof, on a Pro Rata basis, to up to 15% of the New HoldCo Common Shares (subject to dilution by, among other things, any securities issued under the Management Incentive Plan) at a per share price based upon a total equity value of $524 million Reorganized HoldCo and subject to such other terms as are set forth in the New Warrant Agreement and the Restructuring Support Agreement.

New B Warrants means the 5 year warrants to be issued in accordance with the New Warrant Agreement, entitling their holders upon exercise thereof, on a Pro Rata basis, to up to 10% of the New HoldCo Common Shares (subject to dilution by, among other things, any securities issued under the Management Incentive Plan) at a per share price based upon a total equity value of $1.788 billion and subject to such other terms as are set forth in the New Warrant Agreement and the Restructuring Support Agreement.

New C Warrants means the 7 year warrants to be issued in accordance with the New Warrant Agreement, entitling their holders upon exercise thereof, on a Pro Rata basis, to up to 10% of the New HoldCo Common Shares (subject to dilution by, among other things, any securities issued under the Management Incentive Plan) at a per share price based upon a total equity value of $2.5 billion and subject to such other terms as are set forth in the New Warrant Agreement and the Restructuring Support Agreement.

New Board means the initial board of directors of Reorganized HoldCo, the members of which shall be acceptable to the Requisite Supermajority Consenting Creditors.

New HoldCo Common Shares means the shares of common stock, par value $0.01 per share, of Reorganized HoldCo to be issued pursuant to this Plan, which shares shall be subject to dilution by the New HoldCo Common Shares that could be issued upon the exercise of the New Warrants, if any.

New Warrants means the New A Warrants, the New B Warrants and the New C Warrants.

New Warrant Agreement means the warrant agreement that will govern the terms of the New Warrants, which shall be in form and substance acceptable to the Requisite Supermajority Consenting Creditors and consistent with the Restructuring Support Agreement and the form of which shall be included in the Plan Supplement.

Nomac means Nomac Drilling, L.L.C., an Oklahoma limited liability company.

OpCo means Seventy Seven Operating LLC, an Oklahoma limited liability company.

OpCo Litigation Proceeds means the proceeds of any claims or causes of action assigned and transferred to the Litigation Trust by any Debtor other than HoldCo.

OpCo Litigation Trust Beneficiaries means the holders of the OpCo Notes Claims and their permitted assignees and transferees in accordance with the Litigation Trust Agreement.

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OpCo Noteholders means the beneficial holders of OpCo Notes, each such holder on behalf of itself and the funds it represents.

OpCo Notes means the 6.625% Senior Notes due 2019 issued pursuant to the OpCo Senior Notes Indenture in the aggregate principal amount of $650 million.

OpCo Notes Claim means any Claim against OpCo or Seventy Seven Finance, Inc. arising from, or related to, the OpCo Notes other than the OpCo Notes Guaranty Claims, which OpCo Notes Claims shall be allowed in the aggregate amount of $650 million plus all accrued prepetition interest, fees and other expenses, including any Claims arising pursuant to section 510(b) of the Bankruptcy Code.

OpCo Notes Guaranty Claim means any Claim against HoldCo, Nomac, PTL, Great Plains, PTL Prop, LandCo and SSE Leasing arising under or related to the OpCo Notes Indenture, which OpCo Notes Guaranty Claims shall be allowed in the aggregate amount of $650 million plus all accrued prepetition interest, fees and other expenses.

OpCo Notes Guaranty Waiver means the waiver by the holders of OpCo Notes Guaranty Claims against HoldCo of distributions on account of such OpCo Notes Guaranty Claims subject to the terms and conditions set forth in Section 4.12(a).

OpCo Notes Indenture means that certain Indenture dated October 28, 2011, by and among OpCo and Seventy Seven Finance, Inc., as issuers, HoldCo, Nomac, PTL, Great Plains, PTL Prop, LandCo and SSE Leasing, as guarantors and the OpCo Notes Indenture Trustee, as amended from time to time, pursuant to which the OpCo Notes were issued.

OpCo Notes Indenture Trustee means The Bank of New York Mellon Trust Company, N.A., as trustee for the OpCo Notes.

Other Priority Claim means any Claim (other than an Administrative Expense Claim, a DIP Loan Claim or a Priority Tax Claim) that is entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.

Other Secured Claim means any Secured Claim against a Debtor other than a DIP Loan Claim, a Prepetition ABL Claim, a Term Loan Claim, an Incremental Term Loan Claim, a Term Loan Guaranty Claim or an Incremental Term Loan Guaranty Claim.

Person has the meaning set forth in section 101(41) of the Bankruptcy Code.

Petition Date means, with respect to a Debtor, the date on which such Debtor commenced its Chapter 11 Case.

Plan means this joint prepackaged chapter 11 plan, including all appendices, exhibits, schedules and supplements hereto (including, without limitation, any appendices, schedules and supplements to the Plan that are contained in the Plan Supplement), as may be modified from time to time in accordance with the Bankruptcy Code, the terms hereof, and the terms of the Restructuring Support Agreement.

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Plan Distribution means the payment or distribution of consideration to holders of Claims and Interests under this Plan.

Plan Document means any of the documents, other than this Plan, to be executed, delivered, assumed or performed in connection with the occurrence of the Effective Date, including, without limitation, the documents to be included in the Plan Supplement, each of which shall be in form and substance reasonably satisfactory to the Requisite Consenting Creditors or Requisite Supermajority Consenting Creditors, as applicable, and, in certain cases set forth in the Restructuring Support Agreement, the Requisite Consenting Term Loan Lenders and/or the Requisite Consenting Incremental Term Loan Lenders.

Plan Supplement means a supplemental appendix to this Plan in form and substance reasonably satisfactory to (a) the Requisite Consenting Creditors or Requisite Consenting Supermajority Consenting Creditors, as applicable, (b) the Requisite Consenting Term Loan Lenders to the extent applicable, (c) the Requisite Consenting Incremental Term Loan Lenders to the extent applicable and (d) the Debtors, and containing, among other things, the Amended Charters of the applicable Reorganized Debtors, the Amended By-Laws of the applicable Reorganized Debtors, the Litigation Trust Agreement, the Exit Facility Credit Agreement, the Term Loan Credit Agreement Amendment, the Intercreditor Agreement and, to the extent known, the members of the New Board; provided, that, through the Effective Date, the Debtors shall have the right to amend the documents contained in, and the exhibits to, the Plan Supplement in accordance with the terms of this Plan and the Restructuring Support Agreement. The Plan Supplement shall be filed with the Bankruptcy Court no later than thirteen (13) calendar days before the Confirmation Hearing.

PTL means Performance Technologies, L.L.C., an Oklahoma limited liability company.

PTL Prop means PTL Prop Solutions, L.L.C., an Oklahoma limited liability company.

Prepetition ABL Agent means Wells Fargo Bank, National Association, solely in its capacity as administrative agent under the ABL Credit Agreement.

Prepetition ABL Claim means all Claims held by the Prepetition ABL Agent and the Prepetition ABL Lenders on account of, arising under, derived from, based upon or relating to the Prepetition ABL Loans, which have been loaned, advanced or incurred under the Prepetition ABL Credit Agreement and the Prepetition ABL Documents, which include, without limitation, Claims for all loans, advances, principal amounts outstanding, interest, fees, reimbursement and indemnification obligations, including obligations under outstanding letters of credit, reasonable and documented expenses, costs and other charges of the Prepetition ABL Agent and the Prepetition ABL Lenders (which shall in no event be deemed to have been paid, discharged and satisfied in full until such time as the challenge period set forth in the DIP Order shall have expired without the assertion of a challenge).

Prepetition ABL Credit Agreement means that certain Credit Agreement, dated as of June 25, 2014, by and among Great Plains, PTL and Nomac, as borrowers, HoldCo, OpCo, PTL Prop and LandCo, as guarantors, the lenders party thereto, the ABL Agent and certain other parties thereto (as amended, restated, modified or supplemented from time to time).

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Prepetition ABL Documents means, collectively, the Prepetition ABL Credit Agreement and all other loan and security documents, and other documents and filings, including all agreements, notes, instruments and any other documents delivered pursuant thereto or in connection therewith designated as “Loan Documents” in the Prepetition ABL Credit Agreement (in each case, as amended, modified, supplemented or replaced from time to time).

Prepetition ABL Lenders means the lenders party to the Prepetition ABL Credit Agreement.

Priority Tax Claim means any Claim of a Governmental Unit of the kind entitled to priority in payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code.

Pro Rata means the proportion that an Allowed Claim or Interest in a particular Class bears to the aggregate amount of Allowed Claims or Interests in that Class.

Professional Person means any Person retained by order of the Bankruptcy Court in connection with these Chapter 11 Cases pursuant to sections 327, 328, 330, 503(b) or 1103 of the Bankruptcy Code, excluding any ordinary course professional retained pursuant to an order of the Bankruptcy Court.

Qualified Institutional Buyer has the meaning ascribed to such term in 230 CFR 144A(a).

Reinstated or Reinstatement means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the holder of such Claim in accordance with section 1124 of the Bankruptcy Code, or (b) if applicable under section 1124 of the Bankruptcy Code: (i) curing all prepetition and postpetition defaults other than defaults relating to the insolvency or financial condition of the applicable Debtor or its status as a debtor under the Bankruptcy Code; (ii) reinstating the maturity date of the Claim; (iii) compensating the holder of such Claim for damages incurred as a result of its reasonable reliance on a contractual provision or such applicable law allowing the Claim’s acceleration; and (iv) not otherwise altering the legal, equitable or contractual rights to which the Claim entitles the holder thereof.

Released Parties means, collectively, and in each case in their capacities as such: (a) the Debtors; (b) the Debtors’ non-Debtor affiliates; (c) the Restructuring Support Parties; (d) the DIP Agent; (e) the DIP Lenders; (f) the Prepetition ABL Agent; (g) the Prepetition ABL Lenders; (h) the Term Loan Agent; (i) the Incremental Term Loan Agent; (j) Bank of America, N.A., in its capacity as former administrative agent under the Term Loan Credit Agreement on behalf of the Term Loan Lenders and the Incremental Term Loan Lenders; (k) the OpCo Notes Indenture Trustee; (l) the HoldCo Notes Indenture Trustee; (m) the Disbursing Agent; (n) each of the syndication agents, documentation agents, lead arrangers and lead bookrunners named in the DIP Credit Agreement; and (o) with respect to each of the foregoing entities, such entities’ predecessors, professionals, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors,

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attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, and such entities’ respective heirs, executors, estates, servants and nominees, in each case in their capacity as such.

Reorganized Debtors means the Debtors, as reorganized as of the Effective Date in accordance with this Plan.

Reorganized HoldCo means HoldCo, as reorganized on the Effective Date in accordance with this Plan and redomiciled so as to be a Delaware corporation as of the Effective Date.

Reorganized OpCo means OpCo, as reorganized on the Effective Date in accordance with this Plan.

Requisite Consenting Creditors has the meaning ascribed to such term in the Restructuring Support Agreement.

Requisite Consenting Incremental Term Loan Lenders has the meaning ascribed to such term in the Restructuring Support Agreement.

Requisite Consenting Term Loan Lenders has the meaning ascribed to such term in the Restructuring Support Agreement.

Requisite Supermajority Consenting Creditors has the meaning ascribed to such term in the Restructuring Support Agreement.

Restructuring means the financial restructuring of the Debtors, the principal terms of which are set forth in this Plan and the Plan Supplement.

Restructuring Expenses means (a) the reasonable and documented fees and expenses incurred by the Restructuring Support Parties in connection with the Restructuring, as provided in the Restructuring Support Agreement, including the reasonable fees and expenses of (i) Weil, Gotshal & Manges LLP, as counsel to the Consenting OpCo Noteholders, (ii) Richards, Layton & Finger, PA, as Delaware counsel to the Consenting OpCo Noteholders, (iii) Moelis & Company, as advisors to the Consenting OpCo Noteholders, (iv) Latham & Watkins LLP, as counsel to the Consenting Incremental Term Loan Lenders, (v) local counsel for the Consenting Incremental Term Loan Lenders, (vi) Jones Day, as counsel to the Term Loan Agent and Consenting Term Loan Lenders, (vii) Centerview Partners LLC, as advisors to the Consenting Term Loan Lenders, (viii) Pachulski Stang Ziehl & Jones LLP, as Delaware counsel to Term Loan Agent and Consenting Term Loan Lenders; (ix) Schulte Roth & Zabel LLP, as counsel to the Consenting HoldCo Noteholders; (x) local counsel for the Consenting HoldCo Noteholders; (xi) Houlihan Lokey Capital, Inc., as advisors to the Consenting HoldCo Noteholders; and in the case of (i)-(xi), payable without the requirement for the filing of retention applications, fee applications or any other applications in the Chapter 11 Cases in accordance with any applicable engagement letter; and (b) the reasonable and documented fees and expenses of the DIP Agent, the Term Loan Agent, the OpCo Notes Indenture Trustee and the HoldCo Notes Indenture Trustee, as required under the DIP Credit Agreement, the Term Loan Credit Agreement, the OpCo Notes Indenture and the HoldCo Notes Indenture, respectively.

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Restructuring Support Agreement means that certain Amended and Restated Restructuring Support Agreement (including all exhibits thereto), dated as of May 3, 2016, by and among the Debtors and the Restructuring Support Parties, as may be amended, restated or otherwise modified in accordance with its terms.

Restructuring Support Parties has the meaning ascribed to such term in the Restructuring Support Agreement.

Restructuring Transactions means one or more transactions pursuant to section 1123(a)(5)(D) of the Bankruptcy Code to occur on the Effective Date or as soon as reasonably practicable thereafter, that may be necessary or appropriate to effect any transaction described in, approved by, contemplated by or necessary to effectuate the Plan, including (a) the consummation of the transactions provided for under or contemplated by the Restructuring Support Agreement; (b) the execution and delivery of appropriate agreements or other documents containing terms that are consistent with or reasonably necessary to implement the terms of this Plan and the Restructuring Support Agreement and that satisfy the requirements of applicable law; (c) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any property, right, liability, duty or obligation on terms consistent with the terms of the Plan and the Restructuring Support Agreement; (d) the execution and delivery of the Exit Facility Credit Agreement, Exit Facility Documents, the Term Loan Credit Agreement Amendment, the Intercreditor Agreement and any documents, agreements or filings related to the Exit Facility Collateral and the Term Loan Collateral; and (e) all other actions that the Debtors or Reorganized Debtors, as applicable, determine are necessary or appropriate and that are not inconsistent with the Plan.

Schedules means, the schedules of assets and liabilities, statements of financial affairs, lists of holders of Claims and Interests and all amendments or supplements thereto filed by the Debtors with the Bankruptcy Court to the extent such filing shall not be waived pursuant to an order of the Bankruptcy Court.

Secured Claim means a Claim to the extent (a) secured by a valid, perfected and enforceable Lien on property of a Debtor’s Estate, the amount of which is equal to or less than the value of such property (i) as set forth in this Plan, (ii) as agreed to by the holder of such Claim and the Debtors, or (iii) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code or (b) subject to any setoff right of the holder of such Claim under section 553 of the Bankruptcy Code.

Securities Act means the Securities Act of 1933, as amended.

Security means any “security” as such term is defined in section 101(49) of the Bankruptcy Code.

Solicitation Agent means Prime Clerk LLC.

Spin-Off means the series of transactions by which HoldCo was formed and, together with the other Debtors, became separated from Chesapeake Energy Corporation and its affiliates.

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SSE Leasing means SSE Leasing LLC, an Oklahoma limited liability company.

SSE 401(k) Plan means the Seventy Seven Energy Inc. Retirement and Savings Plan (the 401(k) Plan), dated June 30, 2014, as amended from time to time.

SSE Deferred Compensation Plan means that certain Seventy Seven Energy Inc. Deferred Compensation Plan, dated June 20, 2014, as amended from time to time.

Tax Code means the Internal Revenue Code of 1986, as amended from time to time.

Term Loan Agent means Wilmington Trust, N.A. (or any sub-agent), solely in its capacity as successor administrative agent acting on behalf of the Term Loan Lenders or the Lenders (as defined in the Term Loan Credit Agreement), as circumstances require, under the Term Loan Credit Agreement.

Term Loan Claim means any Claim arising under the Term Loan Credit Agreement, related to the Term Loans and the Collateral Documents (as defined in the Term Loan Credit Agreement), including any unsecured Claim pursuant to section 506 of the Bankruptcy Code other than a Term Loan Guaranty Claim, which Term Loan Claims shall be Allowed in the aggregate amount of $393 million plus all accrued, unpaid prepetition interest, fees and other expenses through and including the Effective Date (including applicable Restructuring Expenses).

Term Loan Collateral shall have the meaning ascribed to the term “Collateral” in the Term Loan Credit Agreement, which, before the Effective Date secures the Term Loans on a first-priority basis pursuant to the Term Loan Documents and the Incremental Term Loans on a second-priority basis pursuant to the Incremental Term Loan Documents, and from and after the Effective Date, shall secure the Term Loans on a first-priority basis pursuant to the Term Loan Documents (as amended, modified or supplemented in accordance with the Plan), the Incremental Term Loans on a second-priority basis pursuant to the Incremental Term Loan Documents (as amended, modified or supplemented in accordance with the Plan), and the Exit Facility on a third-priority basis.

Term Loan Credit Agreement means that certain $400 Million Term Loan Credit Agreement, dated as of June 25, 2014, by and among HoldCo, as parent, OpCo, as borrower, HoldCo, Great Plains, Nomac, PTL, PTL Prop, SSE Leasing and LandCo, as guarantors, the lenders party thereto, the Term Loan Agent and certain other parties thereto, including all agreements, notes, instruments and any other documents delivered pursuant thereto or in connection therewith (in each case, as supplemented by the Incremental Term Supplement, after the Effective Date, as amended by the Term Loan Credit Agreement Amendment and as otherwise amended, restated, modified or supplemented from time to time).

Term Loan Credit Agreement Amendment means an amendment to the Term Loan Credit Agreement that incorporates the Term Loan Modifications.

Term Loan Documents means, collectively, the Loan Documents (as defined in the Term Loan Credit Agreement) and all other loan and security documents, and other documents and filings, other than the Incremental Term Loan Documents, in each case, as the same may be modified, supplemented or replaced from time to time.

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Term Loan Guaranty means that certain Guaranty, dated as of June 25, 2014, between HoldCo, Great Plains, Nomac, PTL, PTL Prop, SSE Leasing and LandCo, as guarantors, and the Term Loan Agent, which Term Loan Guaranty Claims shall be Allowed in the aggregate amount of $393 million plus all accrued, unpaid prepetition interest, fees and other expenses.

Term Loan Guaranty Claim means any Claim against HoldCo, Great Plains, Nomac, PTL, PTL Prop, SSE Leasing and LandCo arising under or related to the Term Loan Guaranty, which Term Loan Guaranty Claims shall be Allowed in the aggregate amount of $393 million plus all accrued, unpaid prepetition interest, fees and other expenses through and including the Effective Date (including applicable Restructuring Expenses).

Term Loan Lenders means the Lenders (as defined in the Term Loan Credit Agreement) who hold Term Loans.

Term Loan Modifications means the following amendments to the Term Loan Credit Agreement, which shall be incorporated in the Term Loan Credit Agreement Amendment: (a) the term “Maturity Date” shall be amended by replacing “June 25, 2021” with “June 25, 2020”; (b) a new sentence shall be added to section 7.04 as follows: “Notwithstanding anything to the contrary herein, Parent and the Restricted Subsidiaries shall not transfer any property or assets in excess of $50 million in the aggregate to any Subsidiary or Subsidiaries that are not Loan Parties.”; (c) a new sentence shall be added to section 6.12 as follows: “Notwithstanding anything to the contrary in any Loan Document, Parent will not form, acquire or permit to exist any Subsidiary that is a CFC or any other Foreign Subsidiary.”; and (d) an affirmative covenant shall be added to Article VI requiring the Debtors to use commercially reasonable efforts to maintain the Credit Ratings at all times.

Term Loan Payment means a payment of Cash in an amount equal to 2.0% of the aggregate amount of the Allowed Term Loan Claims.

Term Loans shall have the meaning ascribed to such term in the Term Loan Credit Agreement.

Unimpaired means, with respect to a Claim, Interest or Class of Claims or Interests, not “impaired” within the meaning of such term in sections 1123(a)(4) and 1124 of the Bankruptcy Code.

U.S. Trustee means the United States Trustee for Region 3.

1.2 Interpretation; Application of Definitions; Rules of Construction.

Unless otherwise specified, all section or exhibit references in this Plan are to the respective section in or exhibit to this Plan, as the same may be amended, waived or modified from time to time. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause

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contained therein and have the same meaning as “in this Plan,” “of this Plan,” “to this Plan,” and “under this Plan,” respectively. The words “includes” and “including” are not limiting. The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or plural, shall include both the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that the reference document shall be substantially in that form or substantially on those terms and conditions; (c) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (d) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

1.3 Reference to Monetary Figures.

All references in this Plan to monetary figures shall refer to the legal tender of the United States of America unless otherwise expressly provided.

1.4 Consent Rights of the Restructuring Support Parties.

Notwithstanding anything herein to the contrary, any and all consent rights of the respective Restructuring Support Parties set forth in the Restructuring Support Agreement with respect to the form and substance of this Plan, the other Plan Documents and any other Definitive Documentation (as defined in the Restructuring Support Agreement), including any amendments, restatements, supplements or other modifications to such documents, and any consents, waivers or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Section 1.1 hereof) and fully enforceable as if stated in full herein.

1.5 Controlling Document.

In the event of an inconsistency between this Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control unless otherwise specified in such Plan Supplement document. In the event of an inconsistency between this Plan and any other instrument or document created or executed pursuant to this Plan, or between this Plan and the Disclosure Statement, this Plan shall control. The provisions of this Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effectuate the purposes of each; provided, that if there is determined to be any inconsistency between any provision of this Plan and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern, and any such provisions of the Confirmation Order shall be deemed a modification of this Plan.

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ARTICLE II.	ADMINISTRATIVE EXPENSE CLAIMS, FEE CLAIMS AND PRIORITY TAX CLAIMS.

2.1 Treatment of Administrative Expense Claims.

Except to the extent that a holder of an Allowed Administrative Expense Claim and the Debtor (with the consent of the Requisite Consenting Creditors) agree to different treatment, on the Effective Date or as soon thereafter as is reasonably practicable, the holder of such Allowed Administrative Expense Claim other than a Fee Claim, a DIP Loan Claim or Administrative Expense Claims comprising Restructuring Expenses shall receive, on account of such Allowed Claim, Cash in an amount equal to the Allowed amount of such Claim; provided, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing or other documents establishing, such liabilities.

2.2 Treatment of DIP Loan Claims

On the Effective Date, in full and complete settlement, satisfaction, release and discharge of the DIP Loan Claims, the Allowed DIP Loan Claims as of the Effective Date will be (i) subject to the satisfaction or waiver of all conditions precedent to effectiveness herein, paid pursuant to, or ratified, assumed and converted to obligations under, the Exit Facility in an aggregate principal amount equal to the aggregate principal amount of the DIP Loans plus all accrued, unpaid interest, fees, costs and expenses outstanding as of the Effective Date, or (ii) be paid in full in Cash. Upon the conversion of the Allowed DIP Loan Claims to obligations under the Exit Facility, all Liens and security interests granted pursuant to the DIP Loan Documents shall remain in place and shall be amended and restated to constitute Liens and security interests securing the Exit Facility. Upon the payment in full of all Allowed DIP Loan Claims, all Liens and security interests granted pursuant to the DIP Loan Documents shall be deemed automatically terminated without any further action required and shall be of no further force or effect, except with respect to the continuing obligations under the DIP Credit Agreement and the DIP Loan Documents, including, without limitation, the collateralization of all obligations in respect of undrawn letters of credit, cash management services or hedge products, indemnification obligations that expressly survive termination of the DIP Loan Documents, including, without limitation, amounts arising from non-payment of any checks or any bookkeeping, accounting or other similar items. To the extent not previously paid, on the Effective Date, the Debtors will pay all of the fees and expenses of the DIP Agent and the DIP Lenders, including without limitation, the fees and expenses of their counsel, in accordance with the terms of the DIP Credit Agreement and the DIP Order. For the avoidance of doubt, all Prepetition ABL Claims were paid upon the Debtors’ entry into the DIP Facility.

2.3 Treatment of Fee Claims.

All Professional Persons seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 327, 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4),

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503(b)(5), 503(b)(6) or 1103 of the Bankruptcy Code shall (a) file, on or before the date that is sixty (60) days after the Effective Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (b) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court in accordance with the order(s) relating to or allowing any such Fee Claim. The Debtors are authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval. For the avoidance of doubt, this Section of the Plan shall not be applicable to any Restructuring Expenses, which shall be paid pursuant to Section 5.12 of the Plan.

2.4 Treatment of Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim and the Debtor (with the consent of the Requisite Consenting Creditors) agree to a different treatment, on the Effective Date or as soon thereafter as is reasonably practicable, the holder of such Allowed Priority Tax Claim shall receive, on account of such Allowed Claim, Cash in an amount equal to the Allowed amount of such Claim (i) on the Effective Date, or (ii) in deferred payments over a period of not longer than five (5) years; provided, that Allowed Priority Tax Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing or other documents establishing, such liabilities, including this Plan.

ARTICLE III.	CLASSIFICATION OF CLAIMS AND INTERESTS.

3.1 Classification in General.

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation and distribution under this Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been satisfied, released or otherwise settled prior to the Effective Date.

3.2 Formation of Debtor Groups for Convenience Only.

This Plan groups the Debtors together solely for the purpose of describing treatment under this Plan, confirmation of this Plan and making Plan Distributions in respect of Claims against and Interests in the Debtors under this Plan. Such groupings shall not affect any Debtor’s status as a separate legal Entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger of consolidation of any legal Entities, or cause the transfer of any assets, and, except as otherwise provided by or permitted under this Plan, all Debtors shall continue to exist as separate legal Entities.

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3.3 Summary of Classification of Claims and Interests.

The following table designates the Classes of Claims against and Interests in the Debtors and specifies which Classes are: (a) Impaired and Unimpaired under this Plan; (b) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code, and (c) deemed to accept or reject this Plan:

Class	Type of Claim or Interest	Impairment	Entitled to Vote

Class 1	Other Priority Claims	Unimpaired	No (Deemed to accept)

Class 2	Other Secured Claims	Unimpaired	No (Deemed to accept)

Class 3	Term Loan Claims	Impaired	Yes

Class 4	Incremental Term Loan Claims	Impaired	Yes

Class 5	OpCo Notes Claims	Impaired	Yes

Class 6	General Unsecured Claims	Unimpaired	No (Deemed to accept)

Class 7	Intercompany Claims	Unimpaired	No (Deemed to accept)

Class 8	Intercompany Interests	Unimpaired	No (Deemed to accept)

Class 9	Existing OpCo Interests	Unimpaired	No (Deemed to accept)

Class 10	Term Loan Guaranty Claims	Impaired	Yes

Class 11	Incremental Term Loan Guaranty Claims	Impaired	Yes

Class 12	OpCo Notes Guaranty Claims	Impaired	Yes

Class 13	HoldCo Notes Claims	Impaired	Yes

Class 14	Existing HoldCo Interests	Impaired	No (Deemed to reject)

3.4 Separate Classification of Other Secured Claims.

Although all Other Secured Claims have been placed in one Class for purposes of nomenclature within this Plan, each Other Secured Claim, to the extent secured by a Lien on Collateral different from the Collateral securing another Other Secured Claim, shall be treated as being in a separate sub-Class for the purposes of receiving Plan Distributions.

3.5 Elimination of Vacant Classes.

Any Class that, as of the commencement of the Confirmation Hearing, does not have at least one holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from this Plan for purposes of voting to accept or reject this Plan, and disregarded for purposes of determining whether this Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to such Class.

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3.6 Voting; Presumptions; Solicitation.

(a) Acceptance by Certain Impaired Classes. Only holders of Allowed Claims in Classes 3, 4, 5, 10, 11, 12 and 13 are entitled to vote to accept or reject this Plan. An Impaired Class of Claims shall have accepted this Plan if (i) the holders of at least two-thirds (2/3) in amount of the Allowed Claims actually voting in such Class have voted to accept this Plan and (ii) the holders of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept this Plan. Holders of Claims in Classes 4, 5, 11, 12 and 13 will receive ballots containing detailed voting instructions.

(b) Deemed Acceptance by Unimpaired Classes. Holders of Claims and Interests in Classes 1, 2, 6, 7, 8 and 9 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Accordingly, such holders are not entitled to vote to accept or reject this Plan.

(c) Deemed Rejection by Impaired Classes. Holders of Interests in Class 14 are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Accordingly, such holders are not entitled to vote to accept or reject this Plan.

3.7 Cramdown.

If any Class of Claims entitled to vote on this Plan does not vote to accept this Plan, the Debtors may (a) seek confirmation of this Plan under section 1129(b) of the Bankruptcy Code or (b) amend or modify this Plan in accordance with the terms hereof and the Bankruptcy Code.

3.8 No Waiver.

Nothing contained in this Plan shall be construed to waive a Debtor’s or other Person’s right to object on any basis to any Claim.

ARTICLE IV.	TREATMENT OF CLAIMS AND INTERESTS.

4.1 Class 1: Other Priority Claims.

(a) Treatment: The legal, equitable and contractual rights of the holders of Allowed Other Priority Claims are unaltered by this Plan. Except to the extent that a holder of an Allowed Other Priority Claim, the Debtors and the Requisite Consenting Creditors agree to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Other Priority Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Other Priority Claim shall receive, in full satisfaction of and in exchange for such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim or (ii) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

(b) Impairment and Voting: Allowed Other Priority Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Other Priority Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Other Priority Claims.

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4.2 Class 2: Other Secured Claims.

(a) Treatment: The legal, equitable and contractual rights of the holders of Allowed Other Secured Claims are unaltered by this Plan. Except to the extent that a holder of an Allowed Other Secured Claim, the Debtor and the Requisite Consenting Creditors agree to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Other Secured Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Other Secured Claim shall receive, in full satisfaction of and in exchange for such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim, (ii) Reinstatement or such other treatment sufficient to render such holder’s Allowed Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code, or (iii) return of the applicable Collateral in satisfaction of the Allowed amount of such Other Secured Claim.

(b) Impairment and Voting: Allowed Other Secured Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Other Secured Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Other Secured Claims.

4.3 Class 3: Term Loan Claims.

(a) Treatment: The Term Loan Claims shall be allowed in the amount of $393 million plus all accrued, unpaid interest, fees and any other expenses through and including the Effective Date (including applicable Restructuring Expenses). On the Effective Date, (i) each holder of an Allowed Term Loan Claim shall, in full satisfaction of and in exchange for such Allowed Term Loan Claim, (A) receive its Pro Rata share of the Term Loan Payment; and (B) continue to hold its Pro Rata share of Term Loans under the Term Loan Credit Agreement (as amended by the Term Loan Credit Agreement Amendment), which Term Loans shall be secured by a valid, perfected and enforceable first-priority lien on and security interest in the Term Loan Collateral and a valid, perfected and enforceable second-priority lien on and security interest in the Exit Facility Priority Collateral, and (ii) the Debtors shall have used commercially reasonable efforts to obtain the Credit Ratings. For the avoidance of doubt and notwithstanding anything to the contrary herein, the terms of the Term Loan Credit Agreement shall control in the event of any inconsistency between any provision of this Plan or the Confirmation Order and the Term Loan Credit Agreement.

(b) Impairment and Voting: Allowed Term Loan Claims are Impaired. Holders of Allowed Term Loan Claims are entitled to vote on this Plan.

4.4 Class 4: Incremental Term Loan Claims.

(a) Treatment: On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed Incremental Term Loan Claim shall, in full satisfaction of and in exchange for such Allowed Incremental Term Loan Claim (a) receive its Pro Rata share of: (i)

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the Incremental Term Loan Payment, and (ii) $15 million in Cash, by which the remaining amount of the Incremental Term Loan Claims shall be reduced; provided that the Incremental Term Loan Lenders shall waive the right to any prepayment premium that may be payable in respect of the Incremental Term Loans pursuant to the Incremental Term Supplement in connection with such payment; (b) have the remaining Incremental Term Loan Claims Allowed at $84 million in principal plus all accrued, unpaid interest, fees and any other expenses through and including the Effective Date (including applicable Restructuring Expenses) and secured by a valid, perfected and enforceable second-priority lien on and security interest in the Term Loan Collateral and a valid, perfected and enforceable third-priority lien on and security interest in the Exit Facility Priority Collateral; and (c) have its remaining Allowed Incremental Term Loan Claims Reinstated and its legal, equitable and contractual rights under the Incremental Term Supplement unaltered by this Plan except that the Incremental Term Supplement shall be amended to remove the obligation of the Reorganized Debtors to pay any prepayment premium or penalty on any future payment in respect of the Incremental Term Supplement for a period of 18 months after the Effective Date.

(b) Impairment and Voting: Allowed Incremental Term Loan Claims are Impaired. Holders of Allowed Incremental Term Loan Claims are entitled to vote on this Plan.

4.5 Class 5: OpCo Notes Claims.

(a) Treatment: On the Effective Date, or as soon as practicable thereafter, all of the OpCo Notes shall be cancelled and discharged and each holder of an Allowed OpCo Notes Claim shall receive, in satisfaction of and in exchange for such Allowed OpCo Notes Claim, its Pro Rata share of (i) a number of New HoldCo Common Shares which shall in the aggregate comprise 96.75% of the total New HoldCo Common Shares issued on the Effective Date, and (ii) the OpCo Litigation Proceeds.

(b) Impairment and Voting: Allowed OpCo Notes Claims are Impaired. Holders of Allowed OpCo Notes Claims are entitled to vote on this Plan.

4.6 Class 6: General Unsecured Claims.

(a) Treatment: The legal, equitable and contractual rights of the holders of General Unsecured Claims are unaltered by this Plan. Except to the extent that a holder of a General Unsecured Claim, the Debtors and the Requisite Consenting Creditors agree to different treatment, on and after the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced.

(b) Impairment and Voting: Allowed General Unsecured Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed General Unsecured Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed General Unsecured Claims.

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4.7 Class 7: Intercompany Claims.

(a) Treatment: On or after the Effective Date, all Intercompany Claims shall be paid, adjusted, continued, settled, reinstated, discharged or eliminated, in each case to the extent determined to be appropriate by the Debtors or Reorganized Debtors, as applicable, in their sole discretion.

(b) Impairment and Voting: All Allowed Intercompany Claims are either Unimpaired or are deemed Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Intercompany Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Intercompany Claims.

4.8 Class 8: Intercompany Interests.

(a) Treatment: Intercompany Interests are Unimpaired. On the Effective Date, all Intercompany Interests shall be treated as set forth in Section 5.11 hereof.

(b) Impairment and Voting: Allowed Intercompany Interests are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Intercompany Interests are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Intercompany Interests.

4.9 Class 9: Existing OpCo Interests.

(a) Treatment: Existing OpCo Interests are Unimpaired. On the Effective Date, the Existing OpCo Interests shall remain outstanding and shall be held by Reorganized HoldCo.

(b) Impairment and Voting: Allowed Existing OpCo Interests are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Intercompany Interests are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Intercompany Interests.

4.10 Class 10: Term Loan Guaranty Claims.

(a) Treatment: On the Effective Date, holders of Term Loan Guaranty Claims shall on account of their Allowed Term Loan Guaranty Claims receive the treatment set forth in Section 4.3(a) for Allowed Term Loan Claims (without duplication of any amount distributed pursuant to Section 4.3(a)), and the Term Loan Guaranty shall be in full force and effect.

(b) Impairment and Voting: Allowed Term Loan Guaranty Claims are Impaired. Holders of Allowed Term Loan Guaranty Claims are entitled to vote on this Plan.

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4.11 Class 11: Incremental Term Loan Guaranty Claims.

(a) Treatment of Incremental Term Loan Guaranty Claims Against HoldCo: On the Effective Date, each holder of an Allowed Incremental Term Loan Guaranty Claim shall be entitled to receive, without duplication of any amounts distributed pursuant to Section 4.4(a), on account of its Allowed Incremental Term Loan Guaranty Claim against HoldCo, its Pro Rata share of the HoldCo Creditor New Common Share Pool; provided that the holders of the Incremental Term Loan Guaranty Claims shall agree to waive the right to receive any such shares from the New HoldCo Common Share Pool on account of such Incremental Term Loan Guaranty Claims against HoldCo and such shares shall be distributed (i) if holders of at least two-thirds in amount and one-half in number of the Allowed HoldCo Notes Claims (that exercise their right to timely vote on the Plan) vote to accept the Plan, to holders of Allowed HoldCo Notes Claims as set forth in Section 4.13(a) or (ii) if holders of at least two-thirds in amount and one-half in number of the Allowed HoldCo Notes Claims (that exercise their right to timely vote on the Plan) do not vote to accept the Plan, to holders of Allowed HoldCo Notes Claims and Allowed OpCo Notes Claims; but, for the avoidance of doubt, such waiver shall not affect the status and validity of the guaranties (by HoldCo and the other Debtors) arising under or related to the Incremental Term Loan Guaranty or any liens arising under or related to the Incremental Term Supplement, which guaranties and liens shall remain in place in accordance with their original terms and conditions.

(b) Treatment of Incremental Term Loan Guaranty Claims Against Other Guarantors: On the Effective Date, holders of Incremental Term Loan Guaranty Claims shall on account of their Allowed Incremental Term Loan Guaranty Claims against Great Plains, Nomac, PTL, PTL Prop, SSE Leasing and LandCo receive the treatment set forth in Section 4.4(a) for Allowed Incremental Term Loan Claims.

(c) Impairment and Voting: Allowed Incremental Term Loan Guaranty Claims are Impaired. Holders of Allowed Incremental Term Loan Guaranty Claims are entitled to vote on this Plan.

4.12 Class 12: OpCo Notes Guaranty Claims.

(a) Treatment of Claims Against HoldCo: On the Effective Date, each holder of OpCo Notes Guaranty Claims shall be entitled receive on account of its Allowed OpCo Notes Guaranty Claims against HoldCo its Pro Rata share of (i) after giving effect to the Incremental Term Loan Guaranty Waiver, the HoldCo Creditor New Common Share Pool, and the number of which, for the avoidance of doubt, shall in the aggregate comprise 1.92% of the total number of New HoldCo Common Shares issued on the Effective Date, provided that the OpCo Noteholders agree to waive the right to receive any such shares from the New HoldCo Common Share Pool on account of such OpCo Notes Guaranty Claims against HoldCo and such shares shall be distributed to holders of Allowed HoldCo Notes Claims as set forth in Section 4.13(a)(i) if and only if the holders of at least two-thirds in amount and one-half in number of the Allowed HoldCo Notes Claims that timely vote on the Plan vote in favor of the Plan, and (ii) the HoldCo Litigation Proceeds.

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(b) Treatment of Claims Against Other Guarantors: On the Effective Date, each holder of an OpCo Notes Guaranty Claim shall on account of its Allowed OpCo Notes Guaranty Claims against Great Plains, Nomac, PTL, PTL Prop, SSE Leasing and LandCo receive the treatment set forth in Section 4.5(a) for Allowed OpCo Notes Claims.

(c) Impairment and Voting: Allowed OpCo Notes Guaranty Claims are Impaired. Holders of Allowed OpCo Notes Guaranty Claims are entitled to vote on this Plan.

4.13 Class 13: HoldCo Notes Claims.

(a) Treatment: On the Effective Date, or as soon as practicable thereafter, all HoldCo Notes shall be cancelled and discharged and each holder of an Allowed HoldCo Notes Claim shall receive, in full satisfaction of and in exchange for such Allowed HoldCo Notes Claim, its Pro Rata share of either (i) or (ii) as follows:

(i) if holders of at least two-thirds in amount and one-half in number of the Allowed HoldCo Notes Claims (that exercise their right to timely vote on the Plan) vote to accept the Plan, (A) after giving effect to the Incremental Term Loan Guaranty Waiver and the OpCo Notes Guaranty Waiver, all of the shares in the HoldCo Creditor New Common Share Pool, (B) the New A Warrants and (C) the HoldCo Litigation Proceeds; or

(ii) if holders of at least two-thirds in amount and one-half in number of the Allowed HoldCo Notes Claims (that exercise their right to timely vote on the Plan) do not vote to accept the Plan (or no HoldCo Noteholders vote at all), (A) after giving effect to the Incremental Term Loan Guaranty Waiver, the shares of the HoldCo Creditor New Common Share Pool that are not allocated to holders of Allowed OpCo Notes Guaranty Claims pursuant to Section 4.12(a), the number of which, for the avoidance of doubt, shall in the aggregate comprise 1.33% of the total number of New HoldCo Common Shares issued on the Effective Date, and (B) the HoldCo Litigation Proceeds.

(b) Impairment and Voting: Allowed OpCo Notes Claims are Impaired. Holders of Allowed HoldCo Senior Notes Claims are entitled to vote on this Plan.

4.14 Class 14: Existing HoldCo Interests.

(a) Treatment: On the Effective Date, Existing HoldCo Interests shall be cancelled and discharged and shall be of no further force or effect, whether surrendered for cancellation or otherwise, and holders of Existing HoldCo Interests shall not receive or retain any property under the Plan on account of such Existing HoldCo Interests. Notwithstanding the foregoing, on or as soon as practicable after the Effective Date, if holders of at least two-thirds in amount and one-half in number of the Claims in Classes 3, 4, 5, 10, 11, 12 and 13 vote to accept the Plan, holders of Existing HoldCo Interests shall receive, in exchange for the surrender or cancellation of their Existing HoldCo Interests and for the releases by such holders of the Released Parties, their Pro Rata share of (i) the New B Warrants and (ii) the New C Warrants, provided, that any stock-based awards under the Employee Equity Plans that have not vested pursuant to the terms and conditions of such award on or prior to the Effective Date shall be

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cancelled and discharged upon the Effective Date and the holders of such awards shall not be entitled to any distribution pursuant to Section 4.14(a). Notwithstanding the foregoing, Existing HoldCo Interests (i) held in the trust of the SSE 401(k) Plan or (ii) granted pursuant to the 2014 Incentive Plan in the form of restricted stock or restricted stock units shall be deemed vested as of the Effective Date.

(b) Impairment and Voting: Allowed Existing HoldCo Interests are Impaired. Holders of Allowed Existing HoldCo Interests are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Allowed Existing HoldCo Interests are not entitled to vote on the Plan.

4.15 Rights in Respect of Unimpaired Claims.

Until an Allowed Claim in Class 1, 2, 6 or 7 that arises prior to the Effective Date has been (x) paid in full in accordance with applicable law, or on terms agreed to between the holder of such Claim and the Debtor (or Reorganized Debtor) or in accordance with the terms and conditions of the particular transaction giving rise to such Claim, or (y) resolved pursuant to the disputed claims procedures set forth in Section 7.1 of the Plan or the cure dispute procedures set forth in Section 8.2 of the Plan: (a) the provisions of Sections 5.15, 6.3, 6.8, 8.2(a)(ii), 10.3, 10.6 and 10.8 of the Plan shall not apply or take effect with respect to such Claim, (b) such Claim shall not be deemed settled, satisfied, resolved, released, discharged, or enjoined by any provision of the Plan, and (c) the applicable Reorganized Debtor shall remain liable for such Claims. For the avoidance of doubt, upon the satisfaction of subpart (x) or (y) of the foregoing sentence, subparts (a)-(c) of the foregoing sentence shall no longer apply under the Plan. Except as otherwise provided in this Plan, nothing under this Plan shall affect the rights of the Reorganized Debtors in respect of any Unimpaired Claim, including, without limitation, all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claim.

4.16 Treatment of Vacant Classes.

Any Claim or Interest in a Class that is considered vacant under Section 3.5 of this Plan shall receive no Plan Distribution.

ARTICLE V.	MEANS FOR IMPLEMENTATION; POST-EFFECTIVE DATE GOVERNANCE.

5.1 Continued Corporate Existence.

Except as otherwise provided in this Plan, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and, with respect to Reorganized HoldCo, pursuant to the Amended Charter and the Amended By-Laws. On or after the Effective Date, each Reorganized Debtor may, in its sole discretion, take such action as permitted by applicable law and such Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate, including, without limitation, causing: (i) a Reorganized Debtor to be merged into another Reorganized Debtor or an affiliate of a Reorganized Debtor; (ii) a Reorganized Debtor to be dissolved; (iii) the legal name of a Reorganized Debtor to be changed; or (iv) the closure of a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter.

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On the Effective Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by or necessary or appropriate to effectuate this Plan, including, without limitation: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of this Plan and the Plan Documents and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of this Plan and having other terms to which the applicable parties agree; (iii) the filing of appropriate certificates of incorporation and memoranda and articles of association and amendments thereto, reincorporation, merger, consolidation, conversion or dissolution pursuant to applicable law; (iv) Restructuring Transactions; and (v) all other actions that the applicable Entities determine to be necessary or appropriate, including, without limitation, making filings or recordings that may be required by applicable law.

5.2 Exit Facility

On or before the Effective Date, the Debtors shall be authorized, without the need for any further corporate action or without any further action by the Debtors or the Reorganized Debtors, as applicable, to enter into the Exit Facility Credit Agreement, the Exit Facility Documents and any ancillary documents necessary or appropriate to satisfy the conditions to effectiveness of the Exit Facility. The proceeds of the Exit Facility shall be used to (i) repay the DIP Loan Claims, (ii) provide additional liquidity for working capital and general corporate purposes, (iii) pay Fee Claims and Restructuring Expenses, and (iv) fund Plan Distributions and any other amounts arising from the administration of the Chapter 11 Cases.

On the Effective Date, (a) upon the execution and delivery of the Exit Facility Agreement and the Exit Facility Documents (and the satisfaction of each of the conditions set forth in the Exit Facility Documents), and upon the granting of liens in accordance with the Exit Facility Credit Agreement, the obligations arising thereunder shall be valid, binding, effective and enforceable in accordance with their terms and the Exit Agent for the benefit of the Exit Lenders shall have a valid, binding, perfected and enforceable first-priority lien on and security interest in the Exit Facility Priority Collateral and a valid, binding, perfected and enforceable third-priority lien and security interest in the Term Loan Collateral and shall have valid, binding and enforceable related guarantee and collateral documentation; and (b) upon the granting of guarantees, mortgages, pledges, liens and other security interests in accordance with the Exit Facility Credit Agreement, the guarantees, mortgages, pledges, liens and other security interests granted to secure the obligations arising under the Exit Facility Credit Agreement shall be granted in good faith as an inducement to the lenders thereunder to extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such liens and security interests shall be as set forth in the Exit Facility Credit Agreement, related guarantee and collateral documentation and the Intercreditor Agreement.

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5.3 New HoldCo Common Shares and New Warrants.

(a) Issuance of Securities. On the Effective Date, the Reorganized Debtors are authorized to issue or cause to be issued all Plan-related securities and documents, including without limitation the New HoldCo Common Shares and the New Warrants, for distribution in accordance with the terms of this Plan and any corporate resolutions, without the need for any further corporate or shareholder action. Shares of New HoldCo Common Shares shall be authorized under the Amended Charter, and the New HoldCo Common Shares shall be issued on the Effective Date and distributed as soon as practicable thereafter in accordance with the Plan.

(b) Contribution and Distribution of New HoldCo Common Shares. On the Effective Date, as set forth in Section 4.14(a), the Existing HoldCo Interests shall be canceled. The Existing OpCo Interests held by HoldCo shall remain outstanding and Reorganized HoldCo shall issue the New HoldCo Common Shares and (a) distribute 100.00% of the New HoldCo Common Shares minus the New HoldCo Common Shares in the HoldCo Creditor New Common Share Pool to Reorganized OpCo for distribution to the OpCo Noteholders in satisfaction of their OpCo Notes Claims against OpCo and their OpCo Notes Guaranty Claims against Nomac, PTL, Great Plains, PTL Prop, LandCo and SSE Leasing as set forth in Section 4.13(a), and (b) as consideration negotiated by HoldCo in connection with the Restructuring, distribute the HoldCo Creditor New Common Share Pool to holders of Allowed OpCo Notes Guaranty Claims and Allowed HoldCo Notes Claims as set forth in Sections 4.11(a), 4.12(a) and 4.13(a)(i) and (ii).

(c) Issuance of New HoldCo Common Shares. The number of New HoldCo Common Shares to be distributed on the Effective Date, as set forth in this Plan, and the number of New HoldCo Common Shares issuable upon exercise of the New Warrants and under the Management Incentive Plan, are subject to adjustment by the Debtors (with the consent of the Requisite Supermajority Consenting Creditors) in a manner that does not alter the respective percentages of the outstanding New HoldCo Common Shares allocated to any Class or Claim holder, except for immaterial changes resulting from the treatment of fractional shares; provided, that the New HoldCo Common Shares issued on the Effective Date shall be subject to dilution by any securities issued under the Management Incentive Plan and any New HoldCo Common Stock issued upon the exercise of the New Warrants, if any. Notwithstanding the foregoing, nothing contained herein shall (i) prior to the issuance of the New Warrants, affect the ability of the Debtors or Reorganized Debtors to set the strike price of each New Warrant at a price that corresponds with the total equity value for each such New Warrant, or (ii) following the issuance of the New Warrants, affect the adjustment of the strike price of the New Warrants as set forth in Section 5.3(e). All of the New HoldCo Common Shares, issuable in accordance with the Plan, when so issued, shall be duly authorized, validly issued, fully paid and non-assessable. The issuance, with the consent of the Requisite Supermajority Consenting Creditors, of the New HoldCo Common Shares, the New Warrants, the Management Incentive Plan Securities by Reorganized HoldCo, the issuance of shares pursuant to the exercise of New Warrants and any securities issued under the Management Incentive Plan and the distribution of New HoldCo Common Shares by OpCo and HoldCo, as applicable, is authorized without the need for any further corporate action and without any further action by any holder of a Claim or Interest.

Except as provided below, the New HoldCo Common Shares distributed under the Plan will be issued in book-entry form through the direct registry system of the transfer agent

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and/or via a mandatory exchange through DTC, as applicable. The ownership interest of each holder of such New HoldCo Common Shares, and transfers of ownership interests therein, will be recorded on the records of the transfer agent and the direct and indirect participants in DTC.

(d) Reporting and Listing Status of New HoldCo Common Shares. As of the Effective Date, Reorganized HoldCo anticipate being a reporting company under the Securities Exchange Act of 1934, as amended. As of May 9, 2016, Existing HoldCo Interests were listed for trading on The New York Stock Exchange (“NYSE”). To the extent the New HoldCo Common Shares meet applicable listing requirements immediately after issuance, Reorganized HoldCo will use commercially reasonable efforts to cause the listing of the New HoldCo Common Shares on NYSE or another stock exchange on or as soon as reasonably practicable after the Effective Date.

(e) Issuance of New Warrants and Protections. The New Warrants will be issued pursuant to the terms of the New Warrant Agreement. Each New Warrant will be exercisable for one (1) share of New HoldCo Common Shares. The New Warrant Agreement shall contain provisions for the adjustment of the exercise price and shares of New HoldCo Common Shares issuable upon exercise following certain organic dilutive events such as splits, combinations, stock dividends or other similar organic dilutive events involving the New HoldCo Common Shares. There shall be no anti-dilution adjustment for the New Warrants upon the post-Effective Date issuance of New HoldCo Common Shares at a value below the exercise price for the New Warrants. The New Warrants, as of the Effective Date, shall be subject to dilution by any securities issued under the Management Incentive Plan.

(f) Form of Warrants. Except as provided below, all New Warrants distributed under the Plan will be issued in book-entry form through the direct registry system of the warrant agent and/or via a mandatory exchange through DTC, as applicable. The warrant agent will be the transfer agent for the New HoldCo Common Shares. The ownership interest of each holder of such New Warrants, and transfers of ownership interests therein, will be recorded on the records of the warrant agent and the direct and indirect participants in DTC. Holders of HoldCo Notes Claims and Existing HoldCo Interests that hold such Claims and Interests in DTC will receive their New Warrants by deposit to the account of a direct or indirect participant in DTC in which such Claims and Interests are held. Holders that do not hold their HoldCo Notes Claims and Existing HoldCo Interests in DTC may designate a direct or indirect participant in DTC with whom such holder has an account into which such New Warrants may be deposited. Beneficial owners of the New Warrants will be required to follow the procedures that DTC or its direct or indirect participants or the warrant agent for the New Warrants, as applicable, may establish for exercising their rights in respect of the New Warrants, including exercise and transfer thereof. New HoldCo Common Shares issuable upon exercise of such New Warrants will be issued in book-entry form and held through DTC or the warrant agent for the New Warrants, as applicable.

5.4 Exemption from Securities Laws.

The offering of the New HoldCo Common Shares under Article III of the Plan shall be exempt from the registration requirements of section 5 of the Securities Act under section 4(a)(2) of the Securities Act or another available exemption from registration under the

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Securities Act. The issuance and distribution of the New HoldCo Common Shares and the New HoldCo Warrants under Article III of the Plan, and the New HoldCo Common Shares issuable upon exercise of the New HoldCo Warrants shall be exempt from the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration of an offer or sale of securities under section 1145(a) of the Bankruptcy Code. Any securities issued under the Management Incentive Plan will be issued pursuant to a registration statement or another available exemption from registration under the Securities Act and other applicable law. To the extent securities were offered prior to the filing of the Plan, such securities were offered in reliance on the exemption provided by section 4(a)(2) of the Securities Act.

These securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

5.5 Litigation Trust.

The Litigation Trust shall be established pursuant to this Plan and become effective for the benefit of the Litigation Trust Beneficiaries on the Effective Date. The Plan and the Litigation Trust Agreement shall govern the management and administration of the Litigation Trust and the respective rights, powers and obligations of the Litigation Trustee and the Litigation Trust Beneficiaries. The Litigation Trust Agreement will be binding on all Litigation Trust Beneficiaries who shall be deemed to have executed the Litigation Trust Agreement as of the Effective Date.

On the Effective Date, each of the Debtors shall absolutely transfer and assign to the Litigation Trust all Causes of Action held by any of the Debtors related in any way to the Debtors, their predecessors or their respective affiliates solely with respect to (a) all claims and Causes of Action against any party based on, arising out of or relating to the Spin-Off, including without limitation any claims or Causes of Action for unlawful dividend, fraudulent conveyance or avoidance claims under state or federal law, including the Bankruptcy Code and (b) all claims and Causes of Action based on, arising out of or related to the issuance of any Security of the Debtors in connection with the Spin-Off (collectively, the “Contributed Claims”).

For the avoidance of doubt, (a) the Contributed Claims shall not adversely affect the rights of any of the Contributing Claimants or Released Parties to receive the distributions, if any, to which they are entitled under this Plan and the Confirmation Order, and (b) the Contributed Claims shall not include any Causes of Action against any of the Released Parties. For the avoidance of doubt, in the exercise of their reasonable discretion and in accordance with the Litigation Trust Agreement, the Litigation Trustee shall not be obligated to pursue all Contributed Claims. In accordance with section 1123(b) of the Bankruptcy Code, with respect to the Contributed Claims, which are assigned and contributed to the Litigation Trust under this Plan, the Litigation Trust shall retain and may enforce all of the Debtors’ rights to commence and pursue, as appropriate, any and all such Contributed Claims, whether arising before or after the Petition Date, and the Litigation Trust’s rights to commence, prosecute or settle such

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Contributed Claims shall be preserved notwithstanding the occurrence of the Effective Date. The Litigation Trustee may pursue such Contributed Claims, as appropriate, in accordance with the Litigation Trust Agreement. Among other things, the Litigation Trust Agreement shall provide that (i) each OpCo Litigation Trust Beneficiary and each HoldCo Litigation Trust Beneficiary shall receive Pro Rata interests in the Litigation Trust according to the amount of their Allowed OpCo Notes Claims, Allowed OpCo Notes Guaranty Claims and Allowed HoldCo Notes Claims and (ii) the Litigation Trustee shall not pursue any Contributed Claims unless a majority of interests in the Litigation Trust votes to direct the Litigation Trustee to pursue such Contributed Claims. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement or the Disclosure Statement to any Contribute Claims against them as any indication that the Litigation Trustee will not pursue any and all available Contributed Claims against such Entity. The Litigation Trust expressly reserves all rights to prosecute any and all such Contributed Claims against any Entity, except as otherwise expressly provided in the Plan. For the avoidance of doubt, notwithstanding any provision in the Plan, the Plan Supplement, the Litigation Trust Agreement or the Confirmation Order to the contrary, nothing in the Plan, the Plan Supplement, the Litigation Trust Agreement or the Confirmation Order shall in any way affect any rights, claims (including Cure Amounts), Causes of Action, defenses, or counterclaims Chesapeake may have with respect to any Contributed Claims or any other claims pursued against Chesapeake by the Reorganized Debtors or the Litigation Trustee, and all rights of Chesapeake to assert any claims (including Cure Amounts), Causes of Action or counter claims, or to enforce any remedies against the Debtors, the Reorganized Debtors, the Litigation Trustee or any other party arising from or related to Chesapeake’s business dealings with the Debtors, the Contributed Claims, the Spin-Off or any other agreements or arrangements between the parties shall be fully preserved.

Net proceeds from the Litigation Trust (after deduction for all costs and expenses of the Litigation Trust) shall be distributed as follows: (1) each of the OpCo Litigation Trust Beneficiaries shall receive its Pro Rata share of any OpCo Litigation Proceeds and (2) each of the HoldCo Litigation Trust Beneficiaries shall receive its Pro Rata share of any HoldCo Litigation Proceeds. The Litigation Trust shall initially be funded with $50,000, subject to adjustment and credits as set forth below, on and as a condition precedent to the Effective Date, from the Reorganized Debtors, minus amounts actually paid by the Debtors or Reorganized Debtors on or prior to the Effective Date to proposed counsel to the Litigation Trust for fees and expenses incurred (the “Litigation Trust Funding”).

The Litigation Trust shall be structured to qualify as a “liquidating trust” within the meaning of Treasury Regulations Section 301.7701-4(d) and in compliance with Revenue Procedure 94-45, 1994-2 C.B. 684, and, thus, as a “grantor trust” within the meaning of Sections 671 through 679 of the Tax Code to the holders of Allowed OpCo Notes Claims, Allowed OpCo Notes Guaranty Claims and Allowed HoldCo Notes Claims, consistent with the terms of the Plan. Accordingly, holders of Allowed OpCo Notes Claims, Allowed OpCo Notes Guaranty Claims and Allowed HoldCo Notes Claims shall be treated for U.S. federal income tax purposes, (i) as direct recipients of an undivided interest in the assets transferred to the Litigation Trust and as having immediately contributed such assets to the Litigation Trust, and (ii) thereafter, as the grantors and deemed owners of the Litigation Trust and thus, the direct owners of an undivided interest in the assets held by the Litigation Trust. All parties (including the Litigation Trustee and holders of Claims) shall report consistent with the valuation of the assets transferred to the

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Litigation Trust as established by Debtors, Reorganized Debtors, or their designee. The Litigation Trustee shall be responsible for filing information on behalf of the Litigation Trust as grantor trust pursuant to Treasury Regulation Section 1.671-4(a).

5.6 Amendments to Existing Debt Documents and Collateral

On the Effective Date, the Debtors shall (1) execute an amendment to the Term Loan Credit Agreement incorporating (A) the Term Loan Modifications, consistent with Section 4.3(a), and (B) modifications to the Incremental Term Supplement set forth in Section 4.4(a); (2) use commercially reasonable efforts to obtain the Credit Ratings; (3) grant (A)(i) a valid, perfected and enforceable second-priority lien on and security interest in all of the Exit Facility Priority Collateral in favor of the Term Loan Agent for the benefit of the Term Loan Lenders, which lien and security interest shall be junior in priority to first-priority lien on and security interest in all of the Exit Facility Priority Collateral in favor of the Exit Agent for the benefit of the Exit Lenders and senior in priority to the third-priority lien on and security interest in all of the Exit Facility Priority Collateral in favor of the Incremental Term Loan Agent for the benefit of Incremental Term Loan Lenders, and (ii) a valid, perfected and enforceable third-priority lien on and security interest in all of the Exit Facility Priority Collateral in favor of the Incremental Term Loan Agent for the benefit of the Incremental Term Loan Lenders, which lien and security interest shall be junior in priority to the first-priority lien on and security interest in all of the Exit Facility Priority Collateral in favor of the Exit Agent for the benefit of the Exit Lenders and the second-priority lien on and security interest in all of the Exit Facility Priority Collateral in favor of the Term Loan Agent for the benefit of the Term Loan Lenders; and (B) a valid, perfected and enforceable third-priority lien on and security interest in all of the Term Loan Collateral in favor of the Exit Agent for the benefit of the Exit Lenders, which lien and security interest shall be junior in priority to the valid, perfected and enforceable first-priority lien on and security interest in all of the Term Loan Collateral in favor of the Term Loan Agent for the benefit of the Term Loan Lenders and the valid, perfected and enforceable second-priority lien on and security interest in all of the Term Loan Collateral in favor of the Incremental Term Loan Agent for the benefit of the Incremental Term Loan Lenders; and (4) be deemed to have reaffirmed and ratified the Term Loan Guaranty, Incremental Term Loan Guaranty, the Term Loan Documents and the Incremental Term Loan Documents, each of which shall be in full force and effect.

On the Effective Date, the Term Loan Agent, the Incremental Term Loan Agent and Exit Agent shall enter into the Intercreditor Agreement. All documentation related to any grant of liens or security interests in the Exit Facility Collateral or Term Loan Collateral or with respect to the Exit Facility Collateral or Term Loan Collateral securing the Exit Facility, the Term Loans or the Incremental Term Loans shall be in form and substance reasonably acceptable to the Exit Agent, the Requisite Consenting Incremental Term Loan Lenders and the Requisite Consenting Term Loan Lenders.

On the Effective Date, (a) upon the execution and delivery of the Term Loan Credit Agreement Amendment and any related Definitive Documentation, and upon the granting of the lien and security interests in accordance with this Section 5.6, the obligations arising under the Term Loan Credit Agreement and the Incremental Term Supplement and under the Term Loan Guaranty and the Incremental Term Loan Guaranty shall be valid, binding, effective and enforceable in accordance with their terms, and (i) the Term Loan Agent for the benefit of the

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Term Loan Lenders shall have a valid, binding, perfected and enforceable first-priority lien on and security interest in the Term Loan Collateral and a valid, binding, perfected and enforceable second-priority lien and security interest in the Exit Facility Priority Collateral and valid, binding, and enforceable guarantee and collateral documentation, and (ii) the Incremental Term Loan Agent for the benefit of the Incremental Term Loan Lenders shall have a valid, binding, perfected and enforceable second-priority lien on and security interest in the Term Loan Collateral and a valid, binding, perfected and enforceable third-priority lien and security interest in the Exit Facility Priority Collateral and valid, binding, and enforceable guarantee and collateral documentation; and (b) upon the granting of guarantees, mortgages, pledges, liens and other security interests in accordance with the Plan, the guarantees, mortgages, pledges, liens and other security interests granted to secure the Term Loans and Incremental Term Loans, respectively, shall be granted in good faith, shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer and shall not otherwise be subject to avoidance, and the priorities of such liens and security interests shall be as set forth in the Term Loan Credit Agreement (as amended by the Term Loan Credit Agreement Amendment), related guarantee and collateral documentation and the Intercreditor Agreement.

5.7 Cancellation of Certain Existing Agreements.

Except for the purpose of evidencing a right to a Plan Distribution, the OpCo Notes, the HoldCo Notes, the OpCo Notes Indenture and the HoldCo Notes Indenture shall be deemed cancelled on the Effective Date; provided however that the OpCo Notes Indenture and the HoldCo Notes Indenture shall continue in effect for the purpose of permitting the OpCo Notes Indenture Trustee and the HoldCo Notes Indenture Trustee, as applicable, to (a) make distributions under this Plan as provided herein and perform such other necessary functions with respect hereto, (b) seek compensation and/or reimbursement of fees and expenses in accordance with the terms of this Plan and (c) maintain and assert any rights or exercise any charging liens for reasonable fees, costs and expenses thereunder, including, without limitation the right to seek indemnification.

5.8 Release of Liens.

Upon the entry of the Reorganized Debtors into the Exit Facility and the conversion of an Allowed DIP Loan Claim into obligations under the Exit Facility, or promptly thereafter, the holder of such Allowed DIP Loan Claim shall deliver to the Reorganized Debtors, as applicable, any amendments or other documents with respect to the collateral securing the Allowed DIP Loan Claim that may be reasonably required to render such financing statements, mortgages, mechanics’ or other statutory liens, lis pendens or similar interests or documents applicable to the obligations under the Exit Facility.

Except as otherwise expressly provided in this Plan, upon the full payment or other satisfaction of an Allowed Other Secured Claim, or, to the extent not converted to obligations under the Exit Facility, an Allowed DIP Loan Claim, or promptly thereafter, the holder of such Allowed Other Secured Claim or Allowed DIP Loan Claim, subject to the terms and conditions of the DIP Loan Documents, including, without limitation, the collateralization of any continuing obligations, shall deliver to the Debtors or Reorganized Debtors, as applicable, any Collateral or other property of a Debtor held by such holder, together with any termination

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statements, instruments of satisfaction or releases of all security interests with respect to its Allowed Other Secured Claim or Allowed DIP Loan Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory liens, lis pendens or similar interests or documents.

5.9 Officers and Boards of Directors.

The composition of each board of directors of a Reorganized Debtor, including the New Board, shall be acceptable to the Requisite Supermajority Consenting Creditors and disclosed, to the extent known, in the Plan Supplement or prior to the Confirmation Hearing. The Consenting HoldCo Noteholders shall be entitled to appoint a non-voting observer who will be entitled to attend all meetings of the New Board and shall be consulted with respect to the appointment of any initial, independent members of the New Board.

Except to the extent that a member of the board of directors of a Debtor continues to serve as a director of the applicable Reorganized Debtor on the Effective Date, the members of the board of directors of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date, and each such member will be deemed to have resigned or shall otherwise cease to be a director of the applicable Debtor on the Effective Date. Commencing on the Effective Date, each of the directors of each of the Reorganized Debtors shall serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

5.10 Management Incentive Plan.

The Management Incentive Plan shall be implemented by the New Board.

5.11 Intercompany Interests.

On the Effective Date and without the need for any further corporate action or approval of any board of directors, management or shareholders of any Debtor or Reorganized Debtor, as applicable, all Intercompany Interests shall be unaffected by the Plan and continue in place following the Effective Date.

5.12 Restructuring Transactions.

On the Effective Date or as soon as reasonably practicable thereafter, the Debtors or Reorganized Debtors, as applicable, may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transactions under and in connection with this Plan.

5.13 Separability.

Notwithstanding the combination of separate plans of reorganization for the Debtors set forth in this Plan for purposes of economy and efficiency, this Plan constitutes a separate chapter 11 plan for each Debtor. Accordingly, if the Bankruptcy Court does not confirm this Plan with respect to one or more Debtors, it may still confirm this Plan with respect to any other Debtor that satisfies the confirmation requirements of section 1129 of the Bankruptcy Code.

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5.14 Waiver of Avoidance Actions

To the extent not already otherwise waived pursuant to another order of the Bankruptcy Court, effective as of the Effective Date, the Debtors shall be deemed to have waived the right to prosecute, and to have settled and released for fair value, any avoidance or recovery actions under sections 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code or other applicable law that belong to the Debtors on account of paying or having paid all General Unsecured Claims in full pursuant to an Order of the Bankruptcy Court or this Plan. For the avoidance of doubt, the foregoing waiver shall not include any of the Contributed Claims.

5.15 Settlement of Claims and Controversies.

Pursuant to section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the Plan Distributions and other benefits provided under this Plan, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims and controversies relating to the rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest or any Plan Distribution on account thereof. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that all such compromises or settlements are: (i) in the best interest of the Debtors, the Estates, the Reorganized Debtors and their respective property and stakeholders, and (ii) fair, equitable and reasonable.

5.16 Restructuring Expenses.

On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay in full in Cash all outstanding Restructuring Expenses not previously paid by an order of the Bankruptcy Court in accordance with the terms of the applicable engagement letters entered into or acknowledged by the Debtors with consent of the Requisite Consenting Creditors or other applicable contractual arrangements.

ARTICLE VI.	DISTRIBUTIONS.

6.1 Distributions Generally.

The Disbursing Agent shall make all Plan Distributions to the appropriate holders of Allowed Claims in accordance with the terms of this Plan.

6.2 Plan Funding.

Plan Distributions of Cash shall be funded from the Debtors’ and the Reorganized Debtors’ Cash on hand as of the applicable date of such Plan Distribution and from proceeds from the Exit Facility.

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6.3 No Postpetition Interest on Claims.

Except as otherwise specifically provided for in this Plan, the Confirmation Order or another order of the Bankruptcy Court or required by the Bankruptcy Code, postpetition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on such Claim on or after the Petition Date.

6.4 Date of Distributions.

Unless otherwise provided in this Plan, any distributions and deliveries to be made under this Plan shall be made on the Effective Date or as soon thereafter as is practicable.

6.5 Distribution Record Date.

As of the close of business on the Distribution Record Date, the various lists of holders of Claims in each Class, as maintained by the Debtors or their agents, shall be deemed closed, and there shall be no further changes in the record holders of any Claims after the Distribution Record Date. Neither the Debtors nor the Disbursing Agent shall have any obligation to recognize any transfer of a Claim occurring after the close of business on the Distribution Record Date. In addition, with respect to payment of any Cure Amounts or disputes over any Cure Amounts, neither the Debtors nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease, even if such non-Debtor party has sold, assigned or otherwise transferred its Claim for a Cure Amount.

6.6 Disbursing Agent.

All distributions under this Plan shall be made by the Disbursing Agent on and after the Effective Date as provided herein. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties. The Reorganized Debtors shall use all commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of holders of Claims, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records. The Reorganized Debtors shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in Section 6.16 of this Plan.

6.7 Delivery of Distributions.

(a) The Disbursing Agent will issue or cause to be issued, the applicable consideration under this Plan and, subject to Bankruptcy Rule 9010, will make all distributions to any holder of an Allowed Claim as and when required by this Plan at: (i) the address of such holder on the books and records of the Debtors or their agents, or (ii) at the address in any written notice of address change delivered to the Debtors or the Disbursing Agent, including any addresses included on any transfers of Claim filed pursuant to Bankruptcy Rule 3001. In the event that any distribution to any holder is returned as undeliverable, no distribution or payment to such holder shall be made unless and until the Disbursing Agent has been notified of the then- current address of such holder, at which time or as soon thereafter as reasonably practicable such distribution shall be made to such holder without interest.

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(b) With respect to the New HoldCo Common Shares to be distributed to holders of Allowed OpCo Notes Claims, Allowed OpCo Notes Guaranty Claims and Allowed HoldCo Notes Claims, all the New HoldCo Common Shares shall, to the extent such shares are permitted to be held through DTC, be issued in the name of such holder or its nominee(s) in accordance with DTC’s procedures. To the extent that the New HoldCo Common Shares are not eligible for distribution in accordance with DTC’s customary practices, Reorganized HoldCo shall take reasonable actions to cause distributions of the New HoldCo Common Shares to holders of Allowed OpCo Notes Claims, Allowed OpCo Notes Guaranty Claims and Allowed HoldCo Notes Claims, including by delivery of one or more certificates representing such shares or by means of book-entry registration on the books of the transfer agent for shares of the New HoldCo Common Shares.

6.8 Unclaimed Property.

Six (6) months from the later of: (a) the Effective Date and (b) the date that is ten (10) Business Days after the date a Claim is first Allowed, all distributions payable on account of such Claim shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and shall revert to the Reorganized Debtors or their successors or assigns, and all claims of any other Entity (including the holder of a Claim in the same Class) to such distribution shall be discharged and forever barred. The Reorganized Debtors and the Disbursing Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records and the Bankruptcy Court’s filings.

6.9 Satisfaction of Claims.

Unless otherwise provided herein, any distributions and deliveries to be made on account of Allowed Claims under this Plan shall be in complete and final satisfaction, settlement and discharge of and exchange for such Allowed Claims.

6.10 Manner of Payment Under Plan.

Except as specifically provided herein, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made under this Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

6.11 Fractional Shares and Notes and De Minimis Cash Distributions.

No fractional New HoldCo Common Shares shall be distributed. When any distribution would otherwise result in the issuance of a number of New HoldCo Common Shares that is not a whole number, the New HoldCo Common Shares subject to such distribution shall be rounded to the next higher or lower whole number as follows: (a) fractions greater than 1/2 shall be rounded to the next higher whole number, and (b) fractions equal to or less than 1/2 shall be rounded to the next lower whole number. The total number of New HoldCo Common Shares to be distributed on account of Allowed OpCo Notes Claims, Allowed OpCo Notes Guaranty

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Claims and Allowed HoldCo Notes Claims will be adjusted as necessary to account for the rounding provided for herein. No consideration will be provided in lieu of fractional shares that are rounded down. Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) share of New HoldCo Common Shares or $50.00 in Cash. Fractional New HoldCo Common Shares that are not distributed in accordance with this section shall be returned to, and ownership thereof shall vest in, Reorganized HoldCo.

6.12 No Distribution in Excess of Amount of Allowed Claim.

Notwithstanding anything to the contrary in this Plan, no holder of an Allowed Claim shall receive, on account of such Allowed Claim, Plan Distributions in excess of the Allowed amount of such Claim plus any postpetition interest on such Claim, to the extent such interest is permitted by Section 6.3 of this Plan and applicable provisions of the Bankruptcy Code.

6.13 Allocation of Distributions Between Principal and Interest.

Except as otherwise provided in this Plan and subject to Section 6.3 of this Plan, to the extent that any Allowed Secured Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated first to the principal amount (as determined for federal income tax purposes) of the Claim and then to accrued but unpaid interest.

6.14 Setoffs and Recoupments.

Each Reorganized Debtor, or such entity’s designee as instructed by such Reorganized Debtor, may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, offset or recoup against any Allowed Claim and the distributions to be made pursuant to this Plan on account of such Allowed Claim any and all claims, rights and Causes of Action that a Reorganized Debtor or its successors may hold against the holder of such Allowed Claim, other than a holder that is a Released Party, after the Effective Date; provided, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or release by a Reorganized Debtor or its successor of any claims, rights or Causes of Action that a Reorganized Debtor or it successor or assign may possess against such holder.

6.15 Rights and Powers of Disbursing Agent.

(a) Powers of Disbursing Agent. The Disbursing Agent shall be empowered to: (i) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under this Plan; (ii) make all applicable distributions or payments provided for under this Plan; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers (A) as may be vested in the Disbursing Agent by order of the Bankruptcy Court (including any order issued after the Effective Date) or pursuant to this Plan or (B) as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of this Plan.

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(b) Expenses Incurred on or After the Effective Date. Except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent or the Litigation Trustee on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement Claims (including, without limitation, for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent or the Litigation Trustee shall be paid in Cash by the Reorganized Debtors.

6.16 Withholding and Reporting Requirements.

(a) In connection with this Plan and all instruments issued in connection therewith and distributed thereunder, the Reorganized Debtors and the Disbursing Agent shall comply with all applicable withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions under this Plan shall be subject to any such withholding or reporting requirements. In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax. Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of this Plan.

(b) Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any Governmental Unit, including income, withholding and other tax obligations, on account of such distribution. The Reorganized Debtors and the Disbursing Agent have the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to any issuing or disbursing party for payment of any such tax obligations.

(c) The Reorganized Debtors and the Disbursing Agent may require, as a condition to receipt of a distribution, that the holder of an Allowed Claim provide any information necessary to allow the distributing party to comply with any such withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority. If the Reorganized Debtors or the Disbursing Agent make such a request and the holder fails to comply before the date that is 180 days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

ARTICLE VII.	PROCEDURES FOR RESOLVING CLAIMS.

7.1 Disputed Claims Generally.

(a) Filing Proofs of Claim. Holders of Claims need not file proofs of claim with the Bankruptcy Court. In the event that a holder of a Claim elects to file a proof of claim with the Bankruptcy Court, such holder shall be deemed to have consented to the jurisdiction of the Bankruptcy Court for all purposes with respect to the determination, liquidation, allowance or disallowance of such Claim.

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(b) Disputed Claims. If the Debtors dispute any Claim as to which no proof of claim has been filed, such dispute shall be determined, resolved or adjudicated, as the case may be, in a manner as if the Chapter 11 Cases had not been commenced. Notwithstanding section 502(a) of the Bankruptcy Code, and considering the Unimpaired treatment of all holders of General Unsecured Claims under this Plan, all proofs of claim filed on account of General Unsecured Claims shall be deemed Disputed without further action by the Debtors. Upon the Effective Date, all proofs of claim filed against the Debtors on account of General Unsecured Claims (including those filed after the Effective Date), shall be deemed withdrawn. The deemed withdrawal of all proofs of claim filed on account of General Unsecured Claims is without prejudice to such claimant’s right to assert such Claim in any forum as if the Chapter 11 Cases had not been commenced.

7.2 Objections to Fee Claims.

Any objections to Fee Claims shall be served and filed (a) no later than twenty-one (21) days after the filing of the final applications for compensation or reimbursement or (b) such later date as ordered by the Bankruptcy Court upon a motion of the Reorganized Debtors.

7.3 Estimation of Claims.

The Reorganized Debtors may at any time request that the Bankruptcy Court estimate any contingent, unliquidated or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtors had previously objected to or otherwise disputed such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim.

7.4 Claim Resolution Procedures Cumulative.

All of the objection, estimation and resolution procedures in this Plan are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently settled, compromised, withdrawn or resolved in accordance with this Plan by any mechanism approved by the Bankruptcy Court.

7.5 No Distributions Pending Allowance.

If an objection, motion to estimate or other challenge to a Claim is filed, no payment or distribution provided under this Plan shall be made on account of such Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.

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7.6 Distributions After Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions, if any, shall be made to the holder of such Allowed Claim in accordance with the provisions of this Plan. As soon as practicable after the date on which the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under this Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required by the Bankruptcy Code or the Plan.

ARTICLE VIII.	EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

8.1 Assumption of Executory Contracts and Unexpired Leases.

(a) As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Amount, all executory contracts and unexpired leases to which the Debtors are party shall be deemed assumed except for an executory contract or unexpired lease that (i) has previously been assumed or rejected pursuant to a final order of the Bankruptcy Court, (ii) is specifically designated as a contract or lease to be rejected on a schedule of contracts and leases filed and served prior to commencement of the Confirmation Hearing, (iii) is the subject of a separate (A) assumption motion filed by the Debtors or (B) rejection motion filed by the Debtors under section 365 of the Bankruptcy Code before the Confirmation Date, or (iv) is the subject of a pending objection regarding assumption, cure, “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) or other issues related to assumption of the contract or lease (a “Cure Dispute”). The Debtors reserve the right to reject any executory contract or unexpired lease pursuant to this Plan.

(b) Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions provided for in this Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to this Plan shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.

8.2 Determination of Cure Disputes and Deemed Consent.

(a) (i) Any monetary amounts by which any executory contract or unexpired lease to be assumed hereunder is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors or Reorganized Debtors, as applicable, upon assumption thereof. Following the Petition Date, the Debtors shall have served a notice on parties to executory contracts and unexpired leases to be assumed reflecting the Debtors’ intent to assume the contract or lease in connection with this Plan and setting forth the proposed Cure Amount (if any).

(ii) If a counterparty to any executory contract or unexpired lease that the Debtors or Reorganized Debtors intend to assume does not receive such a notice, the proposed Cure Amount for such executory contract or unexpired lease shall be deemed to be zero dollars ($0).

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(b) If there is a dispute regarding (i) any Cure Amount, (ii) the ability of the Debtors to provide adequate assurance of future performance (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, such dispute shall be heard by the Bankruptcy Court prior to such assumption being effective. Any counterparty to an executory contract or unexpired lease that fails to timely object to the notice of the proposed assumption and assignment of such executory contract or unexpired lease or the relevant Cure Amount within ten (10) days of the filing thereof (or such longer period set forth in the notice), shall be deemed to have assented to such assumption and/or the Cure Amount and shall be forever barred, estopped and enjoined from challenging the validity of such assumption or the amount of such Cure Amount thereafter.

8.3 Survival of the Debtors’ Indemnification Obligations.

Any obligations of the Debtors pursuant to their corporate charters, by-laws, limited liability company agreements, memorandum and articles of association or other organizational documents to indemnify current officers, directors, agents or employees with respect to all present and future actions, suits and proceedings against the Debtors or such officers, directors, agents or employees based upon any act or omission for or on behalf of the Debtors shall not be discharged, impaired or otherwise affected by this Plan; provided, that the Reorganized Debtors shall not indemnify directors of the Debtors for any Claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud. All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors under this Plan and shall continue as obligations of the Reorganized Debtors. Any Claim based on the Debtors’ obligations herein shall not be a Disputed Claim or subject to any objection, in either case, by reason of section 502(e)(1)(B) of the Bankruptcy Code.

8.4 Compensation and Benefit Plans.

Unless otherwise provided in this Plan, all employment and severance policies, and all compensation and benefits plans, policies and programs of the Debtors applicable to their respective employees, retirees and non-employee directors, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans and life and accidental death and dismemberment insurance plans, are deemed to be, and shall be treated as, executory contracts under this Plan and, on the Effective Date, will be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code. For the avoidance of doubt, any awards granted under the Management Incentive Plan will be governed by such plan and will not be subject to any provisions of the foregoing assumed plans, programs or arrangements.

8.5 Insurance Policies.

All insurance policies to which any Debtor is a party as of the Effective Date shall be deemed to be and treated as executory contracts and shall be assumed by the applicable Debtor or Reorganized Debtor and shall continue in full force and effect thereafter in accordance

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with their respective terms. For the avoidance of doubt, all of the Debtors’ self-insurance plans, including workers’ compensation plans, shall continue in full force and effect following the Effective Date.

8.6 Reservation of Rights.

(a) Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule or other annex to this Plan or in the Plan Supplement, nor anything contained in this Plan, will constitute an admission by the Debtors that any such contract or lease is or is not an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors or their respective affiliates has any liability thereunder.

(b) Except as otherwise provided in this Plan, nothing shall waive, excuse, limit, diminish or otherwise alter any of the defenses, claims, Causes of Action or other rights of the Debtors or the Reorganized Debtors under any executory or non-executory contract or unexpired or expired lease.

(c) Nothing in this Plan will increase, augment or add to any of the duties, obligations, responsibilities or liabilities of the Debtors or the Reorganized Debtors, as applicable, under any executory or non-executory contract or unexpired or expired lease.

(d) If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of its assumption under this Plan, the Debtors or Reorganized Debtors, as applicable, shall have sixty (60) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

ARTICLE IX.	CONDITIONS PRECEDENT TO CONFIRMATION AND THE OCCURRENCE OF THE EFFECTIVE DATE.

9.1 Conditions Precedent to Confirmation

Entry of the Confirmation Order shall not occur unless all of the following conditions precedent have been satisfied or duly waived in accordance with Section 9.3.

(a) the Bankruptcy Court shall have entered an order in form and substance reasonably acceptable to the Requisite Consenting Creditors, the Requisite Consenting Term Loan Lenders and the Requisite Consenting Incremental Term Loan Lenders, the DIP Agent and the Debtors approving the Disclosure Statement as containing “adequate information” within the meaning of section 1125 of the Bankruptcy Code, it being understood that the Disclosure Statement dated May 9, 2016 is acceptable to all such parties;

(b) the Confirmation Order shall be in form and substance reasonably acceptable to the Requisite Consenting Creditors, the Requisite Consenting Term Loan Lenders and the Requisite Consenting Incremental Term Loan Lenders, the DIP Agent and the Exit Agent;

(c) the Plan and all documents contained in the Plan Supplement, including any exhibits, schedules, amendments, modifications or supplements thereto and all other

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Definitive Documentation shall have been negotiated, executed, delivered and filed with the Bankruptcy Court in substantially final form and in form and substance reasonably acceptable to (i) the Exit Agent to the extent applicable, (ii) the Requisite Consenting Creditors or Requisite Consenting Supermajority Consenting Creditors, as applicable, (iii) the Requisite Consenting Term Loan Lenders to the extent applicable, (iv) the Requisite Consenting Incremental Term Loan Lenders to the extent applicable and (v) the Debtors and otherwise consistent with the terms and conditions described in the Restructuring Support Agreement, it being understood that the Plan dated May 9, 2016 is acceptable to all such parties; and

(d) the Restructuring Support Agreement shall have been approved pursuant to an order of the Bankruptcy Court, shall not have been terminated and shall be in full force and effect.

9.2 Conditions Precedent to the Effective Date.

The Effective Date shall not occur unless all of the following conditions precedent have been satisfied or duly waived in accordance with section 9.3:

(a) the Plan Documents are reasonably satisfactory in all respects to (i) the Exit Agent to the extent applicable, (ii) the Requisite Consenting Creditors or Requisite Consenting Supermajority Consenting Creditors, as applicable, (iii) the Requisite Consenting Term Loan Lenders to the extent applicable, (iv) the Requisite Consenting Incremental Term Loan Lenders to the extent applicable and (v) the Debtors;

(b) the Bankruptcy Court has entered the Confirmation Order, which order shall not be subject to a stay of execution;

(c) all Restructuring Expenses payable under the Restructuring Support Agreement and the Plan shall have been paid in full in Cash by the Debtors before or on the Effective Date without any further notice to or action, order or approval of the Bankruptcy Court in accordance with Section 5.12 of this Plan;

(d) the Term Loan Credit Agreement Amendment and all Definitive Documentation related or giving effect to or affecting the Term Loan Credit Agreement, the Term Loan Documents, the Term Loans, the Term Loan Collateral, the Exit Facility Collateral, the Intercreditor Agreement, the treatment of the Term Loan Claims or Term Loan Guaranty Claims or any rights or benefits provided to the Term Loan Agent, any of the Term Loan Lenders or any of the Consenting Term Loan Lenders shall be in form and substance reasonably acceptable to the Requisite Consenting Term Loan Lenders, the Term Loan Agent (solely as it pertains to matters affecting the Term Loan Agent) and the Debtors

(e) the modifications set forth in Sections 4.4 and 5.6 incorporated into the Term Loan Credit Agreement and all Definitive Documentation related or giving effect to or affecting the Incremental Term Loan Documents, the Incremental Term Loans, the Term Loan Credit Agreement, the Term Loan Collateral, the Exit Facility Collateral, the Intercreditor Agreement, the treatment of the Incremental Term Loan Claims or Incremental Term Loan Guaranty Claims or any rights or benefits provided to the Incremental Term Loan Agent, any of the Incremental Term Loan Lenders or any of the Consenting Incremental Term Loan Lenders

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shall be in form and substance reasonably acceptable to the Requisite Consenting Incremental Term Loan Lenders, the Incremental Term Loan Agent (solely as it pertains to matters affecting the Incremental Term Loan Agent) and the Debtors;

(f) all governmental and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions provided for in this Plan have been obtained, are not subject to unfulfilled conditions, and are in full force and effect, and all applicable waiting periods have expired without any action having been taken by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on such transactions;

(g) if applicable, the Amended Charter of Reorganized HoldCo shall have been filed with the appropriate governmental authority;

(h) the Litigation Trustee shall have been appointed and the Restructuring Support Parties and the Litigation Trustee shall have executed and delivered the Litigation Trust Agreement;

(i) the Litigation Trust shall have been established and the Litigation Trust Funding shall have been funded to the Litigation Trust; and

(j) on or simultaneously with the occurrence of the Effective Date, the Debtors shall have closed on the Exit Facility (on terms and conditions acceptable to the Exit Agent and the Exit Lenders); provided, however, that, subject to Section 4(c) and 4(d) of the Restructuring Support Agreement, the commitment amount, the interest rate, the maturity date, and all financial covenants in the Exit Facility shall be reasonably acceptable to the Requisite Supermajority Consenting Creditors; provided, further, that the Exit Facility Documents related to the collateral securing the Exit Facility shall be in form and substance reasonably acceptable to the Requisite Consenting Term Loan Lenders, the Requisite Consenting Incremental Term Loan Lenders and the Requisite Supermajority Consenting Creditors.

9.3 Waiver of Conditions Precedent.

(a) Each of the conditions precedent to entry of the Confirmation Order or the occurrence of the Effective Date may be waived in writing by the Debtors subject to the written consent of the Requisite Consenting Creditors, provided, however that (i) the condition set forth in Section 9.2(c) may not be waived without the consent of the Restructuring Support Party which retained the professional adversely affected by such waiver, (ii) the condition set forth in Section 9.2(d) may not be waived without the consent of the Requisite Consenting Term Loan Lenders, and (iii) the condition set forth in Section 9.2(e) may not be waived without the consent of the Requisite Consenting Incremental Term Loan Lenders. If any such condition precedent is waived pursuant to this section and the Confirmation Order is entered and/or the Effective Date occurs, each party agreeing to waive such condition precedent shall be estopped from withdrawing such waiver after the Effective Date or otherwise challenging the occurrence of the Effective Date on the basis that such condition was not satisfied. If this Plan is confirmed for fewer than all of the Debtors as provided for in Section 5.13 of this Plan, only the conditions applicable to the Debtor or Debtors for which this Plan is confirmed must be satisfied or waived for the Effective Date to occur.

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(b) The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.

9.4 Effect of Failure of a Condition.

If the conditions listed in Section 9.2 are not satisfied or waived in accordance with Section 9.3 on or before the first Business Day that is more than sixty (60) days after the date on which the Confirmation Order is entered or by such later date as agreed to by the Requisite Consenting Creditors and the Debtors (and, anytime after 90 days after the date on which the Confirmation Order is entered, the Requisite Consenting Term Loan Lenders and the Requisite Consenting Incremental Term Loan Lenders) and as set forth by the Debtors in a notice filed with the Bankruptcy Court prior to the expiration of such period, this Plan shall be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (b) prejudice in any manner the rights of any Entity, or (c) constitute an admission, acknowledgement, offer or undertaking by the Debtors, any of the Restructuring Support Parties or any other Entity.

ARTICLE X.	EFFECT OF CONFIRMATION; INJUNCTIONS, RELEASES AND RELATED PROVISIONS.

10.1 Binding Effect.

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, and subject to the occurrence of the Effective Date, on and after the entry of the Confirmation Order, the provisions of this Plan shall bind every holder of a Claim against or Interest in any Debtor and inure to the benefit of and be binding on such holder’s respective successors and assigns, regardless of whether the Claim or Interest of such holder is Impaired under this Plan and whether such holder has accepted this Plan.

10.2 Vesting of Assets.

Except as otherwise provided in this Plan, on and after the Effective Date, all Assets of the Estates, including all claims, rights and Causes of Action and any property acquired by the Debtors under or in connection with this Plan, shall vest in each respective Reorganized Debtor free and clear of all Claims, Liens, charges, other encumbrances and Interests. Subject to the terms of this Plan, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and prosecute, compromise or settle any Claims (including any Administrative Expense Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by this Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professionals’ fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

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10.3 Discharge of Claims Against and Interests in the Debtors.

Upon the Effective Date and in consideration of the distributions to be made under this Plan, except as otherwise provided in this Plan or in the Confirmation Order, each holder (as well as any trustee or agent on behalf of such holder) of a Claim or Interest and any affiliate of such holder shall be deemed to have forever waived, released and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code and the Plan, of and from any and all Claims, Interests, rights and liabilities that arose prior to the Effective Date. Except as otherwise provided in this Plan, upon the Effective Date, all such holders of Claims and Interests and their affiliates shall be forever precluded and enjoined, pursuant to sections 105, 524 and 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in any Debtor or any Reorganized Debtor. For the avoidance of doubt, notwithstanding anything contained herein, the legal, equitable and contractual rights of the holders of General Unsecured Claims shall remain unaltered by this Plan and shall not be discharged pursuant to this paragraph or otherwise.

10.4 Term of Pre-Confirmation Injunctions and Stays.

Unless otherwise provided in this Plan, all injunctions and stays arising under or entered during the Chapter 11 Cases, whether under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the date of entry of the Confirmation Order, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

10.5 Plan Injunction.

(a) Except as otherwise provided in this Plan or in the Confirmation Order, as of the entry of the Confirmation Order but subject to the occurrence of the Effective Date, all Entities who have held, hold or may hold Claims or Interests are, with respect to any such Claim or Interest, permanently enjoined after the entry of the Confirmation Order from: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting, directly or indirectly, a Debtor, a Reorganized Debtor or an Estate or the property of any of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Entities mentioned in this subsection (i) or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree or order against a Debtor, a Reorganized Debtor or an Estate or its property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Entities mentioned in this subsection (ii) or any property of any such transferee or successor; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against a Debtor, a Reorganized Debtor or an Estate or any of its property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Entities mentioned in this subsection (iii) or any property of any such transferee or successor; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of this Plan to the fullest

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extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan; provided, that nothing contained herein shall preclude such Entities who have held, hold or may hold Claims against or Interests in a Debtor or an Estate from exercising their rights, or obtaining benefits, pursuant to and consistent with the terms of this Plan and the Plan Documents. For the avoidance of doubt, notwithstanding anything contained herein, the legal, equitable and contractual rights of the holders of General Unsecured Claims shall remain unaltered by this Plan and such parties shall not be enjoined from taking any direct or indirect action described in this paragraph.

(b) By accepting distributions pursuant to this Plan, each holder of an Allowed Claim or Allowed Interest, other than holders of General Unsecured Claims, will be deemed to have affirmatively and specifically consented to be bound by this Plan, including, without limitation, the injunctions set forth in this section.

10.6 Releases.

(a) Releases by the Debtors. As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce this Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in this Plan or in the Confirmation Order, the Released Parties (other than the Debtors and the Reorganized Debtors) are deemed forever released and discharged by the Debtors, the Reorganized Debtors and the Estates from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity or otherwise, that the Debtors, the Reorganized Debtors or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the Disclosure Statement, the Restructuring Support Agreement, the Prepetition ABL Credit Agreement, the Term Loan Credit Agreement, the Term Loan Credit Agreement Amendment, the Incremental Term Supplement, the DIP Facility, the Exit Facility and this Plan and related agreements, instruments and other documents (including the Plan Documents), and the negotiation, formulation or preparation thereof, the solicitation of votes with respect to this Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud, gross negligence or willful misconduct; provided, that for the avoidance of doubt, notwithstanding anything contained herein, the legal, equitable and contractual rights of the holders of General Unsecured Claims shall remain unaltered by this Plan.

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(b) Releases by Holders of Claims and Interests. As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce this Plan, the Plan Documents, the Exit Facility Credit Agreement, the Term Loan Credit Agreement, the Term Loan Credit Agreement Amendment and the Incremental Term Supplement, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in this Plan or in the Confirmation Order, pursuant to section 1141(d) of the Bankruptcy Code, the Released Parties are deemed forever released and discharged by (i) the holders of all Claims or Interests who vote to accept this Plan, (ii) the holders of Claims or Interests that are Unimpaired under this Plan, (iii) the holders of Claims or Interests whose vote to accept or reject this Plan is solicited but who do not vote either to accept or to reject this Plan, (iv) the holders of Claims or Interests who vote to reject this Plan but do not opt out of granting the releases set forth herein, (v) holders of Claims that are not Accredited Investors or Qualified Institutional Buyers that do not opt out of granting the releases set forth herein, and (vi) the DIP Agent, solely in its capacity as DIP Agent, from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity or otherwise, that such holders or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the Disclosure Statement, the Restructuring Support Agreement, the Prepetition ABL Credit Agreement, the Term Loan Credit Agreement, the Term Loan Credit Agreement Amendment, the Incremental Term Supplement, the DIP Facility, the Exit Facility and this Plan and related agreements, instruments and other documents (including the Plan Documents), and the negotiation, formulation or preparation thereof, the solicitation of votes with respect to this Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud, gross negligence or willful misconduct; provided that for the avoidance of doubt, notwithstanding anything contained herein, the legal, equitable and contractual rights of the holders of General Unsecured Claims shall remain unaltered by this Plan.

(c) Limitation on Releases and Exculpation. Notwithstanding anything to the contrary in this Plan, nothing in this Article X of this Plan shall waive or release any of the Contributed Claims. For the avoidance of doubt, notwithstanding any provision in the

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Plan, the Plan Supplement, the Litigation Trust Agreement or the Confirmation Order to the contrary, nothing in the Plan, the Plan Supplement, the Litigation Trust Agreement or the Confirmation Order shall in any way affect any rights, claims (including Cure Amounts), Causes of Action, defenses, or counterclaims Chesapeake may have with respect to any Contributed Claims or any other claims pursued against Chesapeake by the Reorganized Debtors or the Litigation Trustee, and all rights of Chesapeake to assert any claims (including Cure Amounts), Causes of Action or counter claims, or to enforce any remedies against the Debtors, the Reorganized Debtors, the Litigation Trustee or any other party arising from or related to Chesapeake’s business dealings with the Debtors, the Contributed Claims, the Spin-Off or any other agreements or arrangements between the parties shall be fully preserved.

(d) Special Provisions for Governmental Units. Notwithstanding any language to the contrary contained in this Plan, no provision of this Plan shall (i) preclude any Governmental Unit from enforcing its police or regulatory powers or (ii) release any non-debtor from liability in connection with any legal or equitable action or claim brought by any Governmental Unit.

10.7 Exculpation.

To the extent permitted by applicable law, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any claim, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, loss and liability for any claim in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of the Disclosure Statement, the Restructuring Support Agreement, the Restructuring Transactions, this Plan or the solicitation of votes for, or confirmation of, this Plan; the funding of this Plan; the occurrence of the Effective Date; the administration of this Plan or the property to be distributed under this Plan; the issuance of securities under or in connection with this Plan; or the transactions in furtherance of any of the foregoing; except for willful misconduct or gross negligence. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Exculpated Parties from liability.

10.8 Injunction Related to Releases and Exculpation.

Except for the rights that remain in effect from and after the Effective Date to enforce this Plan, the Plan Documents, the DIP Loan Documents, the Term Loan Credit Agreement, the Term Loan Guaranty, Incremental Term Supplement and the Incremental Term Loan Guaranty, the Confirmation Order shall permanently enjoin the commencement or prosecution by any Entity, whether directly, derivatively or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses or liabilities released pursuant to this Plan, including, without limitation, the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action and liabilities released or exculpated in this Plan.

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For the avoidance of doubt, the Contributed Claims will not be released or discharged under the Plan or the Confirmation Order, but will be preserved in accordance with the Plan and may be pursued and litigated by the Litigation Trustee on behalf of the Litigation Trust. No person or entity may rely on the absence of a specific reference in the Plan, the Confirmation Order, the Litigation Trust Agreement or the Disclosure Statement to any Contributed Claims against such person or entity as any indication that the Litigation Trust will not pursue any and all available Contributed Claims against such person or entity. Unless any Contributed Claims against a person or entity are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan, the Confirmation Order or a bankruptcy court order, all Contributed Claims are expressly reserved by and for the Litigation Trust, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches will apply to such Contributed Claims upon, after, or as a consequence of the Confirmation Order. Nothing contained in the Plan, the Confirmation Order, the Litigation Trust Agreement or the Disclosure Statement will be deemed to be a waiver, release or relinquishment of any Contributed Claims which the Contributing Claimants had immediately prior to the Effective Date. The Litigation Trustee, on behalf of the Litigation Trust, shall have, retain, reserve and be entitled to assert all Contributed Claims fully as if the Contributed Claims had not been transferred to the Litigation Trust in accordance with the Plan, the Confirmation Order and the Litigation Trust Agreement.

10.9 Subordinated Claims.

The allowance, classification and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments thereof under this Plan take into account and conform to the relative priority and rights of the Claims and Interest in each Class in connection with any contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, sections 510(a), (b) or (c) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to reclassify any Allowed Claim or Allowed Interest in accordance with any contractual, legal or equitable subordination relating thereto.

10.10 Retention of Causes of Action and Reservation of Rights.

Subject to Sections 10.6, 10.7 and 10.8 of this Plan, nothing contained in this Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims, Causes of Action, rights of setoff or recoupment or other legal or equitable defenses that the Debtors had immediately before the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law. Subject to Sections 10.6, 10.7 and 10.8 of this Plan, the Reorganized Debtors shall have, retain, reserve and be entitled to assert all such claims, Causes of Action, rights of setoff or recoupment and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

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10.11 Limitations on Exculpations and Releases.

Notwithstanding anything contained herein to the contrary, the releases and exculpation contained herein do not release any obligations of any party arising under this Plan or any document, instrument or agreement (including those set forth in the Exit Facility Credit Agreement, the Term Loan Credit Agreement, the Term Loan Credit Agreement Amendment, the Incremental Term Supplement, the Intercreditor Agreement, the New Warrant Agreement and the other documents in the Plan Supplement) executed to implement the Plan.

10.12 Ipso Facto and Similar Provisions Ineffective.

Any term of any policy, contract or other obligation applicable to a Debtor shall be void and of no further force or effect with respect to any Debtor to the extent that such policy, contract or other obligation is conditioned on, creates an obligation of the Debtor as a result of, or gives rise to a right of any Entity based on any of the following: (a) the insolvency or financial condition of a Debtor; (b) the commencement of the Chapter 11 Cases; (c) the confirmation or consummation of this Plan, including any change of control that will occur as a result of such consummation; or (d) the Restructuring.

10.13 Indemnification and Reimbursement Obligations.

For purposes of this Plan, (a) the obligations of the Debtors to indemnify and reimburse their current and former directors or officers shall be assumed by the Reorganized Debtors and (b) indemnification obligations of the Debtors arising from services as officers and directors during the period from and after the Petition Date shall be Administrative Expense Claims.

ARTICLE XI.	RETENTION OF JURISDICTION.

11.1 Retention of Jurisdiction.

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain jurisdiction, pursuant to 28 U.S.C. §§ 157 and 1334, over all matters arising in or related to the Chapter 11 Cases for, among other things, the following purposes:

(a) to hear and determine applications for the assumption of executory contracts or unexpired leases and Cure Disputes resulting therefrom;

(b) to determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the entry of the Confirmation Order;

(c) to hear and resolve any disputes arising from or related to (i) any orders of the Bankruptcy Court granting relief under Bankruptcy Rule 2004 or (ii) any protective orders entered by the Bankruptcy Court in connection with the foregoing;

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(d) to ensure that distributions to holders of Allowed Claims and Interests are accomplished as provided in this Plan and the Confirmation Order;

(e) to consider Claims or the allowance, classification, priority, compromise, estimation or payment of any Claim, including any Administrative Expense Claim;

(f) to enter, implement or enforce such orders as may be appropriate in the event that the Confirmation Order is for any reason stayed, reversed, revoked, modified or vacated;

(g) to issue and enforce injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation or enforcement of this Plan, the Confirmation Order or any other order of the Bankruptcy Court;

(h) to hear and determine any application to modify this Plan in accordance with section 1127 of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistency in this Plan, the Disclosure Statement or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(i) to hear and determine all Fee Claims;

(j) to resolve disputes concerning any reserves with respect to Disputed Claims or the administration thereof;

(k) to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of this Plan, the Confirmation Order, any transactions or payments in furtherance of either, or any agreement, instrument or other document governing or related to any of the foregoing;

(l) to take any action and issue such orders, including any such action or orders as may be necessary after entry of the Confirmation Order or the occurrence of the Effective Date, as may be necessary to construe, enforce, implement, execute and consummate this Plan, including any release, exculpation or injunction provisions set forth in this Plan, or to maintain the integrity of this Plan following the occurrence of the Effective Date;

(m) to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(n) to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

(o) to hear and determine any other matters related to the Chapter 11 Cases and not inconsistent with the Bankruptcy Code or title 28 of the United States Code;

(p) to resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with

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the Chapter 11 Cases, any bar date established in the Chapter 11 Cases or any deadline for responding or objecting to a Cure Amount, in each case, for the purpose for determining whether a Claim or Interest is discharged hereunder or for any other purpose;

(q) to recover all Assets of the Debtors and property of the Estates, wherever located;

(r) resolve any cases, controversies, suits, disputes or Causes of Action that may arise in connection with consummation of the Plan, including interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan, including obligations of the Litigation Trust and the Litigation Trustee; and

(s) to enter a final decree closing each of the Chapter 11 Cases;

provided that, on and after the Effective Date, the Bankruptcy Court shall not retain jurisdiction over any matters arising out of or related to the Exit Facility Credit Agreement, the New Warrant Agreement, the Term Loan Credit Agreement, the Term Loan Guaranty, the Incremental Term Supplement or the Incremental Term Loan Guaranty.

ARTICLE XII.	MISCELLANEOUS PROVISIONS.

12.1 Amendments.

(a) Plan Modifications. This Plan may be amended, modified or supplemented by the Debtors, subject to the consent rights set forth in the Restructuring Support Agreement, in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court. In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims or Allowed Interests pursuant to this Plan, the Debtors, subject to the consent rights set forth in the Restructuring Support Agreement, may remedy any defect or omission or reconcile any inconsistencies in this Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes of effects of this Plan, and any holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted this Plan as amended, modified or supplemented.

(b) Certain Technical Amendments. Prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to this Plan without further order or approval of the Bankruptcy Court, subject to the consent rights set forth in the Restructuring Support Agreement; provided, that such technical adjustments and modifications do not adversely affect the treatment of holders of Claims or Interests under this Plan.

12.2 Revocation or Withdrawal of Plan.

Subject to the terms of the Restructuring Support Agreement, the Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date as to any or all of the Debtors. If, with respect to a Debtor, this Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date as to such Debtor does

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not occur on the Effective Date, then, with respect to such Debtor: (a) this Plan shall be null and void in all respects; (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption of executory contracts or unexpired leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void; and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Entity; (ii) prejudice in any manner the rights of such Debtor or any other Person or entity; or (iii) constitute an admission of any sort by any Debtor or any other Person or entity.

12.3 Exemption from Certain Transfer Taxes.

To the fullest extent permitted by applicable law, the issuance, transfer or exchange of any security or other property hereunder, as well as all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any assumption, assignment or sale by the Debtors of their interests in unexpired leases of nonresidential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code and shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

12.4 Payment of Statutory Fees.

All fees payable under section 1930 of chapter 123 of title 28 of the United States Code shall be paid on the Effective Date, or as soon as practicable thereafter, by the Debtors or Reorganized Debtors. Quarterly fees owed to the U.S. Trustee shall be paid when due in accordance with applicable law and the Debtors and Reorganized Debtors shall continue to file reports to show the calculation of such fees for the Debtors’ Estates until the Chapter 11 Cases are closed under section 350 of the Bankruptcy Code. Each and every one of the Debtors shall remain obligated to pay quarterly fees to the U.S. Trustee until the earliest of that particular Debtor’s case is closed, dismissed or converted to a case under Chapter 7 of the Bankruptcy Code.

12.5 Severability.

Subject to Section 5.10 of this Plan, if, prior to the entry of the Confirmation Order, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation by the Bankruptcy Court, the remainder of the terms and provisions of this Plan shall remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with this Section, is valid and enforceable pursuant to its terms.

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12.6 Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable or to the extent that a Plan Document provides otherwise, the rights, duties and obligations arising under this Plan and the Plan Documents shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

12.7 Immediate Binding Effect.

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062 or otherwise, upon the occurrence of the Effective Date, the terms of this Plan and the Plan Documents shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, the holders of Claims and Interests, the Released Parties, the Exculpated Parties and each of their respective successors and assigns.

12.8 Successors and Assigns.

The rights, benefits and obligations of any Entity named or referred to in this Plan shall be binding on and shall inure to the benefit of any heir, executor, administrator, successor or permitted assign, if any, of each such Entity.

12.9 Entire Agreement.

On the Effective Date, this Plan, the Plan Supplement and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into this Plan.

12.10 Computing Time.

In computing any period of time prescribed or allowed by this Plan, unless otherwise set forth in this Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

12.11 Exhibits to Plan and Plan Supplement.

All exhibits, schedules, supplements and appendices to this Plan (including the Plan Supplement and the documents incorporated therein) are incorporated into and are a part of this Plan as if set forth in full herein.

12.12 Notices.

All notices, requests and demands to or upon the Debtors or Reorganized Debtors, as applicable, shall be in writing (including by email transmission) and, unless otherwise provided herein, shall be deemed to have been duly given or made only when actually delivered, addressed as follows:

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(a)	If to the Debtors or Reorganized Debtors:

SEVENTY SEVEN ENERGY INC. et al.

777 NW 63rd Street

Oklahoma City, OK 73116

Attn: David Treadwell, Esq.

Telephone:    (405) 608-7704

Email:    dtreadwell@77nrg.com

– and –

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

1201 North Market Street, 16th Flr.

P.O. Box 1347

Wilmington, DE 19899-1347

Facsimile:    (302) 425-4673

Attn:    Robert J. Dehney

Telephone:    (302) 658-9200

Email:    rdehney@mnat.com

– and –

BAKER BOTTS LLP

30 Rockefeller Plaza

New York, New York 10112

Attn:    Emanuel C. Grillo, Esq.

Telephone:    (212) 408-2500

Email:    emanuel.grillo@bakerbotts.com

(b)	If to the Consenting OpCo Noteholders:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn:    Matt Barr, Esq.

Attn:    David N. Griffiths

Telephone:    (212) 310-8010

Email:    matt.barr@weil.com

              david.griffiths@weil.com

(c)	If to the Consenting Incremental Term Loan Lenders:

Latham & Watkins

Attn:    Mark A. Broude

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885 Third Avenue

New York, NY 10022-4834

Tel:    (212) 906-1384

Email:    mark.broude@lw.com

(d)	If to the Consenting Term Loan Lenders:

Jones Day

Attn: Scott J. Greenberg

Attn: Michael J. Cohen

250 Vesey Street

New York, NY 10281

Tel:    (212) 326-3939

Email:    sgreenberg@jonesday.com

            mcohen@jonesday.com

(d)	If to the Consenting HoldCo Noteholders:

Schulte Roth & Zabel LLP

Attn: Adam Harris

919 Third Avenue

New York, NY 10022

Tel:    (212) 756-2000

Email:    adam.harris@srz.com

After the occurrence of the Effective Date, the Reorganized Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entities must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the occurrence of the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities that have filed such renewed requests.

12.13 Reservation of Rights.

Except as otherwise provided herein, this Plan shall be of no force or effect unless the Bankruptcy Court enters the Confirmation Order. None of the filing of this Plan, any statement or provision of this Plan, or the taking of any action by the Debtors with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to any Claims or Interests prior to the Effective Date.

Dated:	July 8, 2016
Oklahoma City, Oklahoma

SEVENTY SEVEN FINANCE INC. ON

BEHALF OF ITSELF AND ITS AFFILIATE

DEBTORS

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By:	/s/ Cary Baetz
Name:	Cary Baetz
Title:	Chief Financial Officer and Treasurer

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